UNITED STATES

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The Goldman Sachs Group, Inc. Annual Meeting of Shareholders Proxy Statement 2022

THE GOLDMAN SACHS GROUP, INC.—NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS

The Goldman Sachs Group, Inc.

200 West Street, New York, New York 10282

Notice of 2022 Annual Meeting of Shareholders

ITEMS OF BUSINESS

∎  Item 1. Election to our Board of Directors of the 13 director nominees named in the attached Proxy Statement as further described herein

∎  Item 2. An advisory vote to approve executive compensation (Say on Pay)

∎  Item 3. Ratification of the appointment of PwC as our independent registered public accounting firm for 2022

∎  Items 4–7. Consideration of certain shareholder proposals, if properly presented by each shareholder proponent

∎  Transaction of such other business as may properly come before our 2022 Annual Meeting of Shareholders

TIME	8:30 a.m., New York time
DATE	Thursday, April 28, 2022
PLACE	Goldman Sachs offices located at: 200 West Street New York, New York 10282
Attendees will be required to provide proof of vaccination and follow COVID-19 safety protocols. For more information, see Frequently Asked Questions.

RECORD DATE February 28, 2022

The close of business on the record date is when it is determined which of our shareholders are entitled to vote at our 2022 Annual Meeting of Shareholders, or any adjournments or postponements thereof

Your vote is important to us. Please exercise your shareholder right to vote.

By Order of the Board of Directors,

Beverly O’Toole

Assistant Secretary

March 18, 2022

Important Notice Regarding the Availability of Proxy Materials for our Annual Meeting to be held on April 28, 2022. Our Proxy Statement, 2021 Annual Report to Shareholders and other materials are available on our website at www.gs.com/proxymaterials. By March 18, 2022, we will have sent to certain of our shareholders a Notice of Internet Availability of Proxy Materials (Notice). The Notice includes instructions on how to access our Proxy Statement and 2021 Annual Report to Shareholders and vote online. Shareholders who do not receive the Notice will continue to receive either a paper or an electronic copy of our proxy materials, which will be sent on or about March 22, 2022. For more information, see Frequently Asked Questions.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS

This Proxy Statement includes forward-looking statements. These statements are not historical facts, but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. Forward-looking statements include statements about our business, expense savings initiatives, interest expense savings, funding optimization and durability of earnings as well as the effectiveness of our management of our human capital, including our aspirational diversity goals, and may relate to, among other things, our future plans and results, including our target ROE, ROTE, efficiency ratio and CET1 ratio, and how they can be achieved, and goals relating to our sustainability initiatives. It is possible that the firm’s actual results, including the incremental revenues and savings, enhanced funding optimization and increase in durability of earnings, if any, from such initiatives, and financial condition may differ, possibly materially, from the anticipated results, financial condition and incremental revenues and savings, enhanced funding optimization or increased durability in earnings indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in Goldman Sachs’ Annual Report on Form 10-K for the year ended December 31, 2021. Statements about Goldman Sachs’ business, savings and other initiatives are subject to the risk that our businesses may be unable to generate additional incremental revenues or reduce expenses consistent with current expectations.

References to our website or other links to our publications or other information are provided for the convenience of our shareholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	i

LETTER FROM OUR CHAIRMAN AND CEO

Letter from our Chairman and CEO	March 18, 2022

Goldman Sachs

Fellow Shareholders:

I am pleased to invite you to attend the 2022 Annual Meeting of Shareholders of The Goldman Sachs Group, Inc., which will be held on Thursday, April 28, 2022 at 8:30 a.m., New York time, at our offices in New York, New York. Enclosed you will find a notice setting forth the items we expect to address during the meeting, a letter from our Lead Director, our Proxy Statement, a form of proxy and a copy of our 2021 Annual Report to Shareholders. Your vote is important to us: even if you do not plan to attend the meeting, we hope your votes will be represented.

Included in the Annual Report is our 2021 letter to shareholders, in which we discuss how our people came together to help the firm deliver exceptional results. We review the progress we’ve made on our strategy, lay out our updated financial targets, and explain how our people navigated a dynamic market environment to achieve a record year.

I would like to personally thank you for your continued support of Goldman Sachs as we continue to invest together in the future of this firm. We look forward to engaging with our shareholders at our Annual Meeting.

David Solomon

Chairman and Chief Executive Officer

OUR CORE VALUES

Partnership	Integrity

Client Service	Excellence

Our Core Values have endured for over 150 years, driven by a spirit of partnership

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS ii

LETTER FROM OUR LEAD DIRECTOR

Letter from our Lead Director	March 18, 2022

Goldman Sachs

To my fellow shareholders,

With our 2022 Annual Meeting approaching, I always appreciate this opportunity to reflect upon the last year and share with you my observations.

2021 was another active year for Goldman Sachs. The firm delivered record financial performance, announced two strategic acquisitions, added two new independent directors and began to bring our people back together in person. In carrying out its work, our Board met actively throughout 2021, with 78 Board and committee meetings, and for me, as Lead Director, an additional 55 meetings, calls and engagements with the firm and our people, our shareholders, regulators and other stakeholders, including meetings with shareholders representing over 25% of our shares outstanding.

The firm’s performance in 2021 was extraordinary, with records set across a variety of firmwide and divisional metrics. As a Board, we view these results as a testament to management’s ability to set out a clear strategic direction and execute on it to deliver for our shareholders, supported by the dedication and quality of our people across all levels of the organization, and creating strong momentum for the future. It would be easy in a year such as this to focus solely on these record financial results, but to do so would not be fulfilling our fundamental role as a Board as stewards of our shareholders’ interests. We have also focused on how these results were achieved— as it is through furtherance of our culture and core values, sound risk management and execution of our people strategy that we will create enduring success for our clients and our communities, and long-term sustainable value for our shareholders.

This ethos remained at the core of the work of our Board and its committees in 2021 as we engaged with David Solomon, John Waldron and the broader senior management team on the key drivers and risks relating to the execution of our strategy on a firmwide, divisional and regional level. This included regular updates on the firm’s execution priorities and organizational health, review and approval of the firm’s strategic acquisitions, the tracking of key performance indicators, and a focus on how management is driving continued progress, addressing the inevitable obstacles and planning for the next phase of the firm’s growth strategy.

Strategy, and the execution thereof, will remain top of mind for our Board in the coming year, and as David communicated during his February 2022 strategic update, the firm remains committed to its strategy to operate with a growth mindset, strengthen our businesses over the medium and long term, and produce consistent, durable returns. We believe that the firm is well-positioned to execute on its goals, and as a Board, we will continue to hold management accountable for doing so.

While driving long-term shareholder value remains a top focus, that does not diminish the importance we place on driving value for our other stakeholders as well. Sustainability – which the firm defines through its commitments to advance climate transition and inclusive growth – remained top of mind for us during 2021. Sustainability is not a buzz word for our Board or the firm, but rather encapsulates all that we do for our clients, our communities and ultimately, you, as our shareholders. Whether it be the launch of One Million Black Women, the issuance of the firm’s first sustainability bond, the announcement of a net zero commitment and interim decarbonization targets, or the next phase of corporate engagement programs such as 10,000 Small Businesses, sustainability considerations continue to be central to our Board and committee oversight and discussions.

We also continued to engage with management as the firm makes the necessary investments for continued growth. Importantly, this includes investing not only in our businesses and technology, but in the firm’s people. To this end, we continued our focus on the firm’s people strategy with respect to immediate tasks such as supporting our people through the ongoing pandemic and developing an appropriate return to office strategy. We are also maintaining our focus on fundamental considerations and priorities such as our continued progress around diversity, inclusion and equity, the development of the firm’s “next generation” of leaders and the firm’s broader people strategy goals around attracting and retaining talent, sustaining our culture and broadening our impact. Success in each of these areas, including the strength, depth and diversity of our leadership bench, will be paramount to our long-term success.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	iii

LETTER FROM OUR LEAD DIRECTOR

In this regard, the highly competitive market for talent was also a key focus during 2021. An important responsibility for our Compensation Committee and Board is putting in place an executive compensation program that appropriately reflects the firm’s pay for performance culture and provides rigorous alignment across our senior leadership team with long-term shareholder value creation. This past year we took two key actions in furtherance of this responsibility. First, we expanded the use of performance-based equity compensation for members of our Management Committee, so that our annual incentive structure is aligned across our most senior leaders. Second, we granted one-time Shareholder Value Creation Awards to David, John and the members of our Management Committee. These awards, which have a five-year performance period and rigorous TSR-based thresholds, are designed to respond to the competitive pressures we face to retain our top talent and ensure continuity in our senior leadership over the next phase of the firm’s growth strategy while also further aligning pay outcomes with long-term shareholder value creation. More information about our 2021 annual compensation decisions as well as the Shareholder Value Creations Awards is included in this Proxy Statement.

In addition, I cannot mention the firm’s leadership team without thanking Stephen Scherr for his outstanding service over his nearly three-decade long career with the firm. Our Board had the opportunity to engage with Stephen for almost a decade, as chief strategy officer, head of the then Consumer & Commercial Banking Division and most recently as Chief Financial Officer. Stephen exemplifies the firm’s core values and made lasting contributions to the firm, not the least of which includes his focus on ensuring a smooth and successful transition to Denis Coleman as Chief Financial Officer. Denis embodies the next generation of the firm’s leadership, and we look forward to working with him in his new role.

As I emphasize to you each year, we continue our regular reviews of our Board composition, as well as our governance processes, to help ensure that our Board has an appropriate and diverse mix and balance of skills and experiences, strong independent leadership, and sound governance processes so that we can effectively carry out our responsibilities, including those described above and elsewhere in this Proxy Statement. To this end, during 2021, we welcomed two new directors to our Board, reviewed our leadership structure, enhanced our annual Board evaluation process and reviewed our various governance policies and practices.

We were pleased to add Jessica Uhl, who recently announced her retirement as CFO of Shell plc, who was elected by shareholders at our 2021 annual meeting and joined our Board in July 2021, and Kimberley Harris, Executive Vice President of Comcast Corporation and Executive Vice President and General Counsel of NBCUniversal, who was appointed to our Board in May 2021. Jessica and Kim have already made strong contributions to our Board and its committees, and we look forward to their continued insights.

Lastly, as part of our Board succession planning, and taking into account feedback received in connection with our Board evaluation process, we have asked Mark Winkelman, who recently turned 75, to stand for re-election at our 2022 Annual Meeting for one additional term. Mark has been an exceptional Chair of our Risk Committee, and we have benefited immensely from his judgment, counsel and depth of expertise.

On behalf of our Board, I am grateful for your ongoing support of our Board and the firm. We value your investment and our ongoing engagement, which informs our work. I look forward to continuing our dialogue in the year to come.

Adebayo Ogunlesi

Lead Director

iv	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—2022 ANNUAL MEETING INFORMATION

Executive Summary

This summary highlights information from our Proxy Statement for the 2022 Annual Meeting. You should read the entire Proxy Statement carefully before voting. Please refer to our glossary in Frequently Asked Questions on page  92 for definitions of some of the terms and acronyms we use.

2022 Annual Meeting Information

DATE, TIME AND PLACE	8:30 a.m., New York time Thursday, April 28, 2022	Goldman Sachs offices located at: 200 West Street New York, New York

RECORD DATE	February 28, 2022

ADMISSION

Photo identification, proof of vaccination and proof of ownership as of the record date are required to attend the Annual Meeting. Attendees will also be required to follow COVID-19 safety protocols, as described in Frequently Asked Questions.

WEBCAST	Our Annual Meeting will also be available through an audio webcast, which will be accessible to the public at www.gs.com/proxymaterials.

For additional information about our Annual Meeting, see Frequently Asked Questions.

Matters to be Voted on at our 2022 Annual Meeting

	BOARD RECOMMENDATION	PAGE

Item 1. Election of Directors	FOR each director	9

Other Management Proposals

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR	67

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022	FOR	72

Shareholder Proposals

Item 4. Shareholder Proposal Regarding Charitable Giving Reporting Requests that we list on our website the recipients of corporate charitable contributions of $5,000 or more, as well as any material limitations or restrictions placed on such contributions	AGAINST	75

Item 5. Shareholder Proposal Regarding a Policy for an Independent Chair Requests that the Board adopt a policy to require that the chairman of the Board be an independent director	AGAINST	77

Item 6. Shareholder Proposal Regarding a Policy to Ensure Lending and Underwriting do not Contribute to New Fossil Fuel Development Requests that the Board adopt a policy committing to proactive measures to ensure that the firm’s lending and underwriting activities do not contribute to new fossil fuel development	AGAINST	79

Item 7. Shareholder Proposal Regarding Special Shareholder Meeting Thresholds Requests that the Board amend the company’s organizational documents to lower the ownership threshold for shareholders to call a special meeting from 25% to 10%	AGAINST	81

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	1

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Strategy and Performance Highlights

We encourage you to read the following Strategy and Performance Highlights as background to this Proxy Statement.

Our firm delivered extraordinary performance in 2021, a testament to the strength of our client franchise, the dedication of our people and strong progress across our strategic goals.

2021 Performance—Financial Highlights

Net Revenues $59.3 billion Record full-year net revenues		EPS $59.45 Record full-year EPS

ROE 23.0% Highest since 2007	ROTE(a) 24.3% Highest since 2009	Pre-Tax Earnings $27.0 billion Record full-year pre-tax earnings	BVPS Growth 20.4% Year-over-Year (YoY)

Standardized CET1 Capital Ratio 14.2%	Efficiency Ratio 53.8%	1-Year TSR 47.6%	Dividend Yield 60% increase in the quarterly dividend to $2.00 per share

(a)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures

Key Business Highlights and Delivering on Strategic Objectives

INVESTMENT BANKING	GLOBAL MARKETS
Record Net Revenues: $14.9 billion	Net Revenues: $22.1 billion

#1 M&A, #1 Equity and Equity-related(a); #3 Debt Underwriting Wallet Share(b)	Highest net revenues in 12 years

∎  Ranked #1 for 2021 in worldwide announced and completed mergers and acquisitions, equity and equity-related offerings, common stock offerings and initial public offerings

∎  $54 billion in Transaction Banking deposits as of 2021 year-end

∎  ~350 basis points of wallet share gain since 2019(d)

∎ Delivered 15.3% ROE in 2021 ∎ Top 3 position with 72 of the top 100 clients(c) ∎ ~250 basis points of wallet share gain since 2019(d)

ASSET MANAGEMENT	CONSUMER & WEALTH MANAGEMENT
Record Net Revenues: $14.9 billion	Record Net Revenues: $7.5 billion
Record long-term net inflows ($130 billion); Record $2.5 trillion in firmwide assets under supervision (AUS); Record firmwide management and other fees

∎  Significant progress in disposition of on-balance sheet equity investments (approximately $12 billion in net dispositions since 2019 year-end)

∎  Continued growth in third-party alternatives: $107 billion raised since 2019 across corporate equity, private equity, real estate and multi-asset

∎  Announced acquisition of NN Investment Partners (NNIP)

∎  Total client assets over $1 trillion as of 2021 year-end(e)

∎  Reached 10+ million customers and $110 billion of deposits in Consumer Banking as of 2021 year-end

∎  Announced acquisition of GreenSky, Inc. (GreenSky)

(a)	Dealogic – January 1, 2021 through December 31, 2021
(b)	Data based on reported revenues. Total wallet includes GS, MS, JPM, BAC, C, UBS, CS, BARC
(c)

Sources: Top 100 client list and rankings compiled by GS through Client Ranking/Scorecard/Feedback and/or Coalition Greenwich 1H21 Institutional Client Analytics ranking (data as of first half of 2021)

(d)

2021 wallet share vs. 2019 wallet share. Data based on reported revenues for Advisory, Equity underwriting and Debt underwriting for Investment Banking and for FICC and Equities for Global Markets. Total wallet includes GS, JPM, C, MS, BAC, UBS, BARC, CS, DB

(e)	Total client assets includes AUS, brokerage assets and consumer deposits

2	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—STRATEGY AND PERFORMANCE HIGHLIGHTS

Strong Progress Against Our Goals

STRATEGIC DIRECTION GROW AND STRENGTHEN EXISTING BUSINESSES DIVERSIFY OUR PRODUCTS AND SERVICES OPERATE MORE EFFICIENTLY JANUARY 2020 INVESTOR DAY TARGETS 2021 PROGRESS Profitability >13% ROE >14% ROTE 23.0% ROE 24.3% ROTE(a) Efficiency & Expenses ~60% efficiency ratio $1.3bn efficiency plan 53.8% efficiency ratio ~$1.0bn expense efficiencies(b) Capital 13-13.5% CET1 ratio 14.2% CET1 ratio

(a)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures

(b)	Annual run-rate expense efficiencies achieved from 2019 year-end to 2021 year-end

Driving Continued Value For Our Shareholders

UPDATED MEDIUM-TERM(a) FIRMWIDE TARGETS ROE 14-16% ROTE 15-17% Efficiency Ratio ~60% 2024 BUSINESS TARGETS ASSET MANAGEMENT & WEALTH MANAGEMENT TRANSACTION BANKING CONSUMER 2020-2024 Organic Traditional Long-Term Net Inflows(b) 2020-2024 Gross Alternatives Fundraising Firmwide Management & Other Fees Alternatives Management Fees of which: Revenues Revenues $350bn $225bn >$10bn >$2bn ~$750mm >$4bn

(a)	Medium-term refers to an approximately three-year time horizon

(b)	Traditional AUS represents fixed income and equity assets

Clients are at the center of our firm	Well-positioned to execute given our unique competitive advantages

Operating with a growth mindset	Track record of driving returns and unlocking shareholder value

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	3

EXECUTIVE SUMMARY—COMPENSATION HIGHLIGHTS

Compensation Highlights (see Compensation Matters, beginning on page 35)

Highlights of our compensation program, including our Compensation Committee’s 2021 annual compensation decisions for our NEOs, are described below. It is important that you review our CD&A and compensation-related tables in this Proxy Statement for a complete understanding of our compensation program and 2021 annual compensation decisions.

Compensation reflects our pay-for-performance culture and incentivizes long-term shareholder alignment without undue emphasis on shorter-term shareholder results

2021 ANNUAL COMPENSATION (IN MILLIONS)

OUR NEOS	TOTAL ANNUAL COMPENSATION** ($)	YEAR-END EQUITY-BASED AWARDS ($)	Equity amount at grant; PSUs subject to ongoing performance metrics (absolute & relative ROE)
David Solomon, Chairman and CEO	35.00	23.10 (100% PSUs)
John Waldron, President and COO	33.00	18.69 (100% PSUs)
Stephen Scherr, CFO (Retired)*	28.00	15.69 (100% RSUs)
Philip Berlinski, Global Treasurer	17.50	9.84 (100% PSUs) (New)
Kathryn Ruemmler, CLO and General Counsel	17.50	9.6 (100% PSUs) (New)

*	Mr. Scherr retired as our CFO on December 31, 2021 and received his year-end equity-based awards in RSUs in light of his retirement.

**	Salary plus annual variable compensation consisting of cash and year-end equity-based awards.

2021 ANNUAL COMPENSATION REFLECTS
Strong financial performance and continued, strong progress across our strategic goals	Strong individual performance

Extraordinary financial performance, with records across a variety of firmwide and divisional metrics

Clear financial momentum and strength of our franchise

Continued affirmation of our strategic direction and continued, strong progress on our long-term growth strategy

Exemplary leadership and tone at the top Oversight of the execution of our strategic plan Commitment to our People Strategy, including advancing our culture, diversity and talent development

2021 ANNUAL MEETING FEEDBACK

STAKEHOLDER FEEDBACK AND ~90% SHAREHOLDER SUPPORT FOR SAY ON PAY REFLECTS:

CONTINUED SUPPORT FOR	Improved alignment between January 2020 Investor Day key performance indicators (KPIs) and Performance Assessment Framework
Increase in allocation of NEO PSU awards (further increased for 2021 to provide 100% PSUs to Management Committee)
Changes to PSU Peer group
1MDB compensation reductions

4	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—COMPENSATION HIGHLIGHTS

SHAREHOLDER VALUE CREATION AWARDS

∎

As previously announced, the non-employee members of our Board, upon the recommendation of our independent Compensation Committee, granted Shareholder Value Creation (SVC) Awards to Messrs. Solomon and Waldron in October 2021 and more broadly to members of our Management Committee, including Mr. Berlinski and Ms. Ruemmler, in January 2022.

∎	SVC Awards address three key objectives and align the incentive structure across our most senior leaders.

Align compensation with rigorous performance thresholds that drive long-term shareholder value creation

»  Even at maximum payout, awards represent ~55 basis points of the total shareholder value that would be created by achieving the TSR goals

Ensure leadership continuity over the next 5+ years in the next phase of our growth strategy

»  The Board believes that senior management’s leadership and vision will continue to be critical in driving the firm’s progress

Enhance retention in response to the increasing competition for talent in the current environment

»  Recent experience shows significant opportunities for our senior leadership in less traditional sectors of the financial industry

1 2 3

∎	These awards are designed to directly tie longer-term pay outcomes to shareholder value creation in a balanced manner that does not encourage imprudent risk taking.

100% performance-based stock award	5-year performance period with rigorous absolute and relative TSR thresholds	Relative TSR peer group consists of U.S. Peers only

∎

Our Lead Director and Compensation Committee Chair engaged with shareholders representing approximately 19% of Common Stock outstanding to discuss and solicit feedback regarding the rigorous award terms.

∎

SVC Awards are not part of 2021 annual compensation and will not be awarded on a regularly recurring basis. For more information, see Compensation Matters—Compensation Discussion and Analysis—Shareholder Value Creation Awards—A More Detailed Look.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	5

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

KEY FACTS ABOUT OUR BOARD

Corporate Governance Highlights (see Corporate Governance, beginning on page 8)

KEY FACTS ABOUT OUR BOARD

We strive to maintain a well-rounded and diverse Board that balances financial industry expertise with independence, and the institutional knowledge of longer-tenured directors with the fresh perspectives brought by newer directors. Our directors bring to our Board a variety of skills and experiences developed across a broad range of industries, both in established and growth markets and in each of the public, private and not-for-profit sectors.

KEY BOARD STATISTICS

	DIRECTOR NOMINEES	INDEPENDENCE OF NOMINEES	2021 MEETINGS

Board	13	11 of 13	22(a)

Audit	5	All	18

Compensation	5	All	10

Governance	11	All	8

Public Responsibilities	4	All	5

Risk	7	6	15

(a) Includes three meetings of the Board’s 1MDB Remediation Special Committee as well as two meetings of special transaction-related committees created by the Board in connection with the Board’s discussion and approval of the firm’s acquisitions of NNIP and GreenSky.

FREQUENT ENGAGEMENT THROUGHOUT 2021
78 Total Board and Committee Meetings	24 Director Sessions without Management Present	Over 180 Engagements by Lead Director and Committee Chairs with Others Outside of Formal Board Meetings

DIVERSITY OF NOMINEES ENHANCES BOARD PERFORMANCE

38%	7.3 Years	64	62%	23%
NEW NOMINEES IN THE LAST 5 YEARS	MEDIAN TENURE	MEDIAN AGE	NOMINEES WHO ARE DIVERSE BY RACE, GENDER OR SEXUAL ORIENTATION	NOMINEES WHO ARE NON-U.S. OR DUAL CITIZENS

EMPOWERED LEAD DIRECTOR WITH EXPANSIVE LIST OF ENUMERATED DUTIES

Key Pillars of Lead Director Role

SETS AND APPROVES AGENDA FOR BOARD MEETINGS AND LEADS EXECUTIVE SESSIONS	FOCUSES ON BOARD EFFECTIVENESS, COMPOSITION AND CONDUCTING EVALUATIONS	ACTS AS PRIMARY BOARD CONTACT FOR SHAREHOLDER ENGAGEMENT AND ENGAGES WITH REGULATORS	SERVES AS LIAISON BETWEEN INDEPENDENT DIRECTORS AND CHAIRMAN/ MANAGEMENT

For more information on our Board’s leadership structure, see page 22.

6	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

EXECUTIVE SUMMARY—CORPORATE GOVERNANCE HIGHLIGHTS

DIRECTOR NOMINEES

DIRECTOR NOMINEES

NAME/AGE/DIRECTOR SINCE	OCCUPATION/ CAREER HIGHLIGHTS	QUALIFICATIONS/KEY EXPERIENCE	EEO-1 DATA(a)

David Solomon, 60 Chairman & CEO October 2018	Chairman & CEO The Goldman Sachs Group, Inc.	∎ Engaged and motivating leader; embodies firm culture ∎ Strategic thinker; deep business and industry expertise ∎ Primary face of our firm	White (M)

Adebayo Ogunlesi, 68* Independent Lead Director; Chair, Governance October 2012	Chairman & Managing Partner Global Infrastructure Partners	∎ Strong leader; financial services industry (globally) ∎ International business and global capital markets ∎ Corporate governance	Black (M)

Michele Burns, 64* Chair, Compensation October 2011	Retired (Chairman & CEO, Mercer LLC; CFO of each of Marsh & McLennan, Mirant Corp. & Delta Air Lines, Inc.)	∎ Leadership, compensation, governance and risk expertise ∎ Human capital management and strategic consulting ∎ Accounting and the review and preparation of financial statements	White (F)

Drew Faust, 74* July 2018	Professor, Harvard University (Retired, President, Harvard University)	∎ Human capital and diversity ∎ Leadership and governance ∎ Operations and sustainability	White (F)

Mark Flaherty, 62* December 2014	Retired (Vice Chairman, Wellington Management Company)	∎ Investment management ∎ Perspective on institutional investors’ approach to company performance and corporate governance ∎ Risk expertise	White (M)

Kimberley Harris, 51* May 2021	EVP and General Counsel, NBCUniversal; EVP Comcast Corporation	∎ Cross-disciplinary legal experience ∎ Government and regulatory affairs ∎ Public policy and reputational risk management	Multiracial: Black, White (F)

Ellen Kullman, 66* Chair, Public Responsibilities December 2016	President & CEO, Carbon, Inc. (Retired, Chairman & CEO, E.I. du Pont de Nemours and Company)	∎ Leadership and strategy ∎ Corporate governance and compensation ∎ Focus on reputational risk and sustainability/ESG matters	White (F)

Lakshmi Mittal, 71* June 2008	Executive Chairman ArcelorMittal	∎ Leadership, business development and operations ∎ International business and growth markets ∎ Corporate governance and international governance	Asian (M)

Peter Oppenheimer, 59* Chair, Audit March 2014	Retired (Senior Vice President and CFO, Apple, Inc.)	∎ Capital and risk management ∎ Review and preparation of financial statements ∎ Oversight of technology and technology risks	White (M)

Jan Tighe, 59* December 2018	Retired (Vice Admiral, United States Navy)	∎ Technology and technology risk ∎ Strategic planning and operations ∎ Leadership and governance	White (F)

Jessica Uhl, 54* July 2021	CFO, Shell plc (retiring March 31, 2022)	∎ Financial management and the review and preparation of financial statements ∎ Complex risk management ∎ Leadership, operations and sustainability	White (F)

David Viniar, 66** January 2013	Retired (CFO, The Goldman Sachs Group, Inc.)

∎  Financial services industry, in particular risk management and regulatory affairs

∎   Insight into our firm’s financial reporting, controls and risk management

∎  Capital management processes and assessments

White (M)

Mark Winkelman, 75* Chair, Risk December 2014	Private investor	∎ Firm knowledge; deep risk expertise ∎ Audit and financial expertise, corporate governance and leadership ∎ Financial services industry	White (M)

*	Independent; ** Non-Employee

(a)	Equal Employment Opportunity (EEO-1) categories, as self-identified.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	7

CORPORATE GOVERNANCE—CORPORATE GOVERNANCE BEST PRACTICES

Corporate Governance

Corporate Governance Best Practices

∎	Independent Lead Director with expansive duties, including setting Board agendas

∎	Regular executive sessions of independent and non-employee directors

∎	CEO evaluation process conducted by our Lead Director with our Governance Committee

∎	Independent director focus on executive succession planning

∎	Comprehensive process for Board refreshment, including a focus on diversity and on succession for Board leadership positions

∎	Annual Board and Committee evaluations, which incorporate feedback on individual director performance (enhanced in 2021)

∎	Candid, one-on-one discussions between our Lead Director and each non-employee director supplementing formal evaluations

∎	Active, year-round shareholder engagement process, whereby we, including our Lead Director, meet and speak with our shareholders and other key stakeholders

∎	Board and Committee oversight of sustainability and other environmental, social and governance matters

∎	Directors may contact any employee of our firm directly, and our Board and its Committees may engage independent advisors at their sole discretion
∎	Annual elections of all directors (i.e., no staggered board)

∎	Proxy access right for shareholders, which right was adopted proactively after engagement with shareholders. In addition, shareholders are welcome to continue to recommend director candidates for consideration by our Governance Committee

∎	Majority voting with resignation policy for directors in uncontested elections

∎	Shareholders holding at least 25% of our outstanding shares of Common Stock can call a special meeting of shareholders

∎	No supermajority vote requirements in our charter or By-Laws

∎	Executive share retention and ownership requirements (as applicable), which require significant long-term share holdings by our NEOs

∎	Director share ownership requirement of 5,000 shares or RSUs, with a transition period for new directors

∎	All RSUs granted as director compensation must be held for a director’s entire tenure on our Board. Directors are not permitted to hedge or pledge these RSUs

BOARD EFFECTIVENESS WORKING DYNAMICS Candid discussions Open access to management & information Focus on reputation BOARD COMPOSITION Broad range of skills & experiences Independence Diversity Regular refreshment BOARD STRUCTURE Strong Lead Director role 5 standing Committees All Independent Directors on Governance Committee GOVERNANCE PRACTICES Candid self-evaluation Oversight of CEO/ management performance with assessment framework Board/management succession planning YEAR-ROUND ENGAGEMENT Broad range of stakeholders Proactive outreach Responsiveness to areas of focus 2021 FIRM & BOARD ENGAGEMENT IR meetings with >35% Common Stock Lead Director and/or our Compensation Committee Chair met with >25% Common Stock RANGE OF TOPICS Corporate governance Firm performance Strategic priorities/goals Risk management Culture & conduct Sustainability FEEDBACK PROVIDED Stakeholder feedback informs Board/Committee discussions and decisions ACTIVE ENGAGEMENT

8	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Proposal Snapshot—Item 1. Election of Directors

What is being voted on: Election to our Board of 13 director nominees.

Board recommendation: After a review of the individual qualifications and experience of each of our director nominees and his or her contributions to our Board, our Board determined unanimously to recommend that shareholders vote FOR all of our director nominees.

Item 1. Election of Directors

OUR DIRECTORS

Updates About Our Board

Our Board welcomed two new independent directors during 2021. Jessica Uhl was elected by shareholders at our 2021 Annual Meeting and joined our Board and our Audit, Governance and Risk Committees on July 1, 2021, and Kimberley Harris was appointed to our Board and our Compensation, Governance and Public Responsibilities Committees on May 24, 2021. Ms. Harris was recommended to our Lead Director and to our Governance Committee by a non-executive employee and our independent director search firm. Both Ms. Uhl and Ms. Harris bring to the Board and its Committees significant experience as described in their biographies below, and we look forward to their continued contributions.

In addition, as part of our ongoing Board succession planning and after conducting the requisite review pursuant to our Corporate Governance Guidelines, which provide that a director will typically retire at the annual meeting following his or her 75th birthday, our Board has asked Mark Winkelman, who recently turned 75, to stand for re-election at our 2022 Annual Meeting for one additional term, and to continue to serve as the Chair of our Risk Committee. In particular, this review took into account the strong individual feedback that Mr. Winkelman received in connection with our annual Board evaluation process, including his exceptional service as Chair of our Risk Committee.

For more information on our processes for Board refreshment, see —Structure of our Board and Governance Practices—Year-Round Review of Board Composition.

Board of Directors’ Qualifications and Experience

Our director nominees have a great diversity of experience and bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen their ability to carry out their oversight role on behalf of shareholders.

CORE QUALIFICATIONS AND EXPERIENCES: ALL DIRECTORS

Integrity & business judgment	Demonstrated management/leadership ability

Strategic thinking	Leadership & expertise in their respective fields

Involvement in educational, charitable or community organizations	Extensive experience across public, private or not-for-profit sectors

Financial literacy	Reputational focus

DIVERSITY OF SKILLS AND EXPERIENCES

Risk Management	All directors	Complex/regulated industries	All directors	International experience/ established & growth markets	12 directors

Public company/ corporate governance	9 directors	Sustainability/ESG	8 directors	Human capital management, including diversity/talent development	7 directors

Technology/cyber threat	5 directors	Financial services industry	5 directors	Audit/tax/accounting/ preparation of financial statements	4 directors

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	9

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Further to those skills and experiences highlighted above, our directors possess a broad range of additional skills and experiences, including with respect to compliance, financial products, operations and large organization oversight, capital adequacy and deployment, design and evaluation of executive and firmwide compensation programs, succession planning, public policy, government and regulatory affairs, academia, philanthropy and the military.

Diversity is an important factor in our consideration of directors for nomination
OUR NOMINEES(a)

Our Governance Committee considers a number of demographics and other factors, including race, gender identity, ethnicity, sexual orientation, culture, nationality and work experiences (including military service), seeking to develop a board that, as a whole, reflects diverse viewpoints, backgrounds, skills, experiences and expertise.

Among the factors our Governance Committee considers in identifying and evaluating a potential director candidate is the extent to which the candidate would add to the diversity of our Board. The Committee considers the same factors in determining whether to re-nominate an incumbent director.

Diversity is also considered as part of the annual Board evaluation.

6 WOMEN
2 BLACK
1 INDIAN DESCENT
1 CAREER MILITARY SERVICE
3 NON-U.S. OR DUAL CITIZENS

(a) As self-identified, and, where applicable, EEO-1 categories

Director Tenure: A Balance of Experience

Our nominees have an average tenure of approximately 6.4 years and a median tenure of approximately 7.3 years. This experience balances the institutional knowledge of our longer-tenured directors with the fresh perspectives brought by our newer directors.

No. of Nominees <5 YEARS 5 NOMINEES 5-10 YEARS 6 NOMINEES 10+ YEARS 2 NOMINEES 7.3 years median tenure Years of Experience 0 1 2 3 4 5 6

10	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Comprehensive Re-Nomination Process

Our Governance Committee appreciates the importance of critically evaluating individual directors and their contributions to our Board in connection with re-nomination decisions.

In considering whether to recommend re-nomination of a director for election at our Annual Meeting, our Governance Committee conducts a detailed review, considering factors such as:

∎ The extent to which the director’s judgment, skills, qualifications and experience (including that gained due to service on our Board) continue to contribute to the success of our Board and our firm;

∎ Feedback from the annual Board evaluation and related individual discussions between each non-employee director and our Lead Director;

∎ Attendance and participation at, and preparation for, Board and Committee meetings;

∎ Independence;

∎ The extent to which the director contributes to the diversity of our Board;

∎ Shareholder feedback, including the support received at our 2021 Annual Meeting of Shareholders; and

∎ Outside board and other affiliations, including overboarding considerations, time commitment and any actual or perceived conflicts of interest.

Each of our director nominees has been recommended for election by our Governance Committee and approved and nominated for election by our Board.

If elected by our shareholders, our director nominees, all of whom are currently members of our Board, will serve for a one-year term expiring at our 2023 Annual Meeting of Shareholders. Each director will hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal.

All of our directors must be elected by a majority vote of our shareholders.

∎	A director who fails to receive a majority of FOR votes will be required to tender his or her resignation to our Board.

∎	Our Governance Committee will then assess whether there is a significant reason for the director to remain on our Board and will make a recommendation to our Board regarding the resignation.

For detailed information on the vote required for the election of directors and the choices available for casting your vote, please see Frequently Asked Questions.

Biographical information about our director nominees follows. This information is current as of February 28, 2022 and has been confirmed by each of our director nominees for inclusion in our Proxy Statement. There are no family relationships among any of our director nominees and executive officers.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	11

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

David Solomon, 60 Chairman and CEO Director Since: October 2018 Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Engaged and motivating leader who embodies our firm’s culture: With over 20 years of leadership roles at our firm, he leverages firm-specific and industry knowledge to lead the firm and its people, develops the firm’s strategy, embodies the tone at the top and helps protect and enhance our firm’s culture, including through his commitment to talent development and diversity of our workforce

∎    Strategic thinker with deep business and industry expertise: Utilizes deep familiarity with all aspects of the firm’s businesses, including from his experience as President and Chief Operating Officer, to develop, articulate and lead the execution of the firm’s strategic vision, assess attendant risks and guide the firm’s growth, in each case providing his insights to our Board and keeping directors apprised of significant developments in our business and industry

∎   Actively engaged with stakeholders as a primary face of our firm: Committed to engaging with our external stakeholders, he draws upon his extensive interaction with our clients, investors and other stakeholders to communicate feedback and offer insight and perspective to our Board

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Chairman (January 2019 – Present) and Chief Executive Officer (October 2018 – Present)

»   President and Chief or Co-Chief Operating Officer (January 2017 – September 2018)

»   Co-Head of the Investment Banking Division (July 2006 – December 2016)

»   Various positions of increasing seniority, including Global Head of the Financing Group (September 1999 – July 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Chair, Board of Trustees, Hamilton College

∎    Member, Board of Directors, Robin Hood Foundation

∎     Member, Executive Committee, Partnership for New York City

∎    Member, Board of Trustees, NewYork-Presbyterian Hospital

EDUCATION

∎     Graduate of Hamilton College

Adebayo Ogunlesi, 68

Independent Lead Director

Director Since: October 2012

GS Committees

∎  Governance (Chair)

∎  Ex-officio member:

»   Audit

»   Compensation

»   Public Responsibilities

»   Risk

Other U.S.-Listed Company
Directorships

∎  Current: Callaway Golf
Company; Kosmos Energy Ltd.

∎  Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Strong leader with global experience in the financial services industry: Founder, Chairman and Managing Partner of Global Infrastructure Partners and a former executive of Credit Suisse with over 25 years of leadership experience in the financial services industry, including investment banking and private equity

∎   International business and global capital markets experience, including emerging markets: Advised and executed transactions and provided capital markets strategy advice globally

∎   Broad board and governance expertise: Service on the boards of directors and board committees of other public companies and not-for-profit entities, and, in particular, as chair or former chair of the nominating and corporate governance committees at each of Callaway Golf and Kosmos Energy, provides additional governance perspective

CAREER HIGHLIGHTS

∎   Chairman and Managing Partner, Global Infrastructure Partners, a private equity firm that invests worldwide in infrastructure assets in the energy, transport, water and waste industry sectors (July 2006 – Present)

∎    Credit Suisse, a financial services company

»   Executive Vice Chairman and Chief Client Officer (2004 – 2006)

»   Member of Executive Board and Management Committee (2002 – 2006)

»   Head of Global Investment Banking Department (2002 – 2004)

∎    Law Clerk to the Honorable Thurgood Marshall, Associate Justice of the U.S. Supreme Court (1980 – 1981)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member, National Board of Directors, The NAACP Legal Defense and Educational Fund, Inc.

∎    Member, Global Advisory Council, Harvard University

∎     Member, Board of Dean’s Advisors, Harvard Business School

∎    Member, Dean’s Advisory Board and Leadership Council of New York, Harvard Law School

EDUCATION

∎    Graduate of Oxford University, Harvard Business School and Harvard Law School

12	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Michele Burns, 64

Independent

Director Since: October 2011

GS Committees

∎     Compensation (Chair)

∎    Governance

∎     Risk

Other U.S.-Listed Company
Directorships

∎   Current: Anheuser-Busch
InBev; Cisco Systems, Inc.;
Etsy, Inc.

∎     Former (Past 5 Years):
Alexion Pharmaceuticals, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership, compensation, governance and risk expertise: Leverages current and former service on the boards of directors and board committees (including compensation committees) of other public companies and not-for-profit entities

∎   Human capital management and strategic consulting: Background gained as former CEO of Mercer LLC

∎    Accounting and the review and preparation of financial statements: Garnered expertise as former CFO of several global public companies

CAREER HIGHLIGHTS

∎    Chief Executive Officer, Retirement Policy Center, sponsored by Marsh & McLennan Companies, Inc. (MMC); Center focuses on retirement public policy issues (October 2011 – February 2014)

∎    Chairman and Chief Executive Officer, Mercer LLC, a subsidiary of MMC and a global leader in human resource consulting, outsourcing and investment services (September 2006 – October 2011)

∎    Chief Financial Officer, MMC, a global professional services and consulting firm (March 2006 – September 2006)

∎    Chief Financial Officer, Chief Restructuring Officer and Executive Vice President, Mirant Corporation, an energy company (May 2004 – January 2006)

∎    Executive Vice President and Chief Financial Officer, Delta Air Lines, Inc., an air carrier (including various other positions, January 1999 – April 2004)

∎    Senior Partner and Leader, Southern Regional Federal Tax Practice, Arthur Andersen LLP, an accounting firm (including various other positions, 1981 – 1999)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎   Advisory Council Member, former Center Fellow and Strategic Advisor, Stanford University Center on Longevity

∎   Former Board Member and Treasurer, Elton John AIDS Foundation

EDUCATION

∎    Graduate of University of Georgia (including for Masters)

Drew Faust, 74

Independent

Director Since: July 2018

GS Committees

∎     Compensation

∎    Governance

∎     Public Responsibilities

Other U.S.-Listed Company
Directorships

∎   Current: None

∎    Former (Past 5 Years):
Staples, Inc.

KEY EXPERIENCE AND QUALIFICATIONS

∎    Human capital and diversity: As former President of Harvard University, well-positioned to provide insight on the firm’s strategies relating to diversity, recruiting and retention

∎    Leadership and governance: Current and prior service on the boards of directors of public and/or not-for-profit entities provides additional perspective on governance

∎   Operations and sustainability: During her tenure at Harvard University she, among other things, broadened the university’s international reach, promoted collaboration across disciplines and administrative units and developed and implemented various sustainability initiatives, including Harvard’s Climate Action Plan

CAREER HIGHLIGHTS

∎    Harvard University

»   President Emeritus (July 2018 – Present) and Arthur Kingsley Porter University Professor (January 2019 – Present)

»   President (July 2007 – June 2018)

»   Lincoln Professor of History (January 2003 – December 2018)

»   Founding Dean, Radcliffe Institute for Advanced Study (January 2001 – July 2007)

∎    University of Pennsylvania (1975 – 2000); various faculty positions including as the Annenberg Professor of History and the Director of the Women’s Studies Program

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Member, Educational Advisory Board, John Simon Guggenheim Memorial Foundation

∎    Member, American Academy of Arts & Sciences

∎     Member, The MIT Corporation

∎    Former Member, Board of Directors, The Broad Institute Inc.

∎     Former Member, Board of Directors, Harvard Management Company Inc.

EDUCATION

∎     Graduate of Bryn Mawr College and the University of Pennsylvania (Masters and Ph.D.)

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	13

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Mark Flaherty, 62 Independent Director Since: December 2014 GS Committees ∎ Audit ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎   Investment management: Leverages over 20 years of experience in the investment management industry, including at Wellington Management Company

∎    Perspective on institutional investors’ approach to company performance and corporate governance: Experience developed through his tenure at Wellington and Standish, Ayer and Wood

∎   Risk expertise: Draws upon years of experience in the financial industry to provide informed perspective to our Board and committees

CAREER HIGHLIGHTS

∎    Wellington Management Company, an investment management company

»   Vice Chairman (2011 – 2012)

»   Director of Global Investment Services (2002 – 2012)

»   Partner, Senior Vice President (2001 – 2012)

∎     Standish, Ayer and Wood, an investment management company

»   Executive Committee Member (1997 – 1999)

»   Partner (1994 – 1999)

»   Director, Global Equity Trading (1991 – 1999)

∎     Director, Global Equity Trading, Aetna, a diversified healthcare benefit company (1987 – 1991)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Directors, PGA TOUR

∎    Member, Board of Directors, Patrick Cantlay Foundation

∎    Former Member, Board of Trustees, Providence College

EDUCATION

∎     Graduate of Providence College

Kimberley Harris, 51

Independent

Director Since: May 2021

GS Committees

∎     Governance

∎    Compensation

∎     Public Responsibilities

Other U.S.-Listed Company
Directorships

∎   Current: None

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Cross-disciplinary legal experience: A leader in the legal field with a differentiated perspective garnered from working at a global law firm, the U.S. Department of Justice, the White House, and as Executive Vice President of Comcast Corporation and General Counsel at NBCUniversal, where she is responsible for providing legal advice to senior management and overseeing legal function across all NBCUniversal divisions

∎    Government and regulatory affairs: Experience managing complex governmental and regulatory matters, including in the White House Counsel’s office as well as overseeing global government affairs for NBCUniversal and international government and regulatory affairs for Comcast, supporting the company’s businesses worldwide

∎   Public policy and reputational risk management: Experience both in the public and private sectors advising on complex issues of public policy and reputational sensitivity

CAREER HIGHLIGHTS

∎   Comcast Corporation, a global media and technology company

»   Executive Vice President, Comcast Corporation (2019 – Present)

»   Executive Vice President and General Counsel, NBCUniversal (2013 – Present)

∎   Davis Polk & Wardwell LLP, a global law firm

»   Partner (2012 – 2013, 2007 – 2009)

»   Counsel (2006 – 2007); Associate (1997 – 2006)

∎   United States Government

»   White House Counsel’s Office, Principal Deputy Counsel and Deputy Assistant to the President (2011 – 2012)

»   White House Counsel’s Office, Associate Counsel and Special Assistant to the President (2010)

»   U.S. Department of Justice, Criminal Division, Senior Counsel to the Assistant Attorney General (2009 – 2010)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Directors, Advocates for Children of New York City

∎    Member, Board of Directors, Brennan Center for Justice at New York University School of Law

∎    Member, Advisory Board, Yale Law School Center for the Study of Corporate Law

∎     Member, Board of Trustees, Mount Sinai Health System

EDUCATION

∎     Graduate of Harvard College and Yale Law School

14	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Ellen Kullman, 66

Independent

Director Since: December 2016

GS Committees

∎    Public Responsibilities (Chair)

∎     Compensation

∎    Governance

Other U.S.-Listed Company
Directorships

∎   Current: Amgen Inc.; Dell
Technologies Inc.

∎    Former (Past 5 Years):
United Technologies
Corporation

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership and strategy: In her role as Chair and CEO of DuPont, a highly regulated science and technology-based company with global operations, she led the company through a period of strategic transformation and growth. As CEO of Carbon, she has led the company as it expanded globally and navigated the COVID-19 pandemic

∎    Corporate governance and compensation: Leverages service on the boards of directors and board committees (including in leadership roles) of other public companies and not-for-profit entities

∎   Focus on reputational risk and sustainability/ESG matters: Draws upon experiences gained from DuPont and other board roles, including in connection with her role as Chair of our Public Responsibilities Committee

CAREER HIGHLIGHTS

∎   Carbon, Inc., a digital manufacturing platform

»   President and CEO (November 2019 – Present)

∎    E.I. du Pont de Nemours and Company, a provider of basic materials and innovative products and services for diverse industries

»   Chairman and Chief Executive Officer (2009 – 2015)

»   President (October 2008 – December 2008)

»   Executive Vice President, DuPont Coatings and Color Technologies, DuPont Electronic and Communication Technologies; DuPont Performance Materials, DuPont Safety and Protection, Marketing and Sales, Pharmaceuticals, Risk Management and Safety and Sustainability (2006 – 2008)

»   Various positions, including Group Vice President, DuPont Safety and Protection (1988 – 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Board of Advisors, Tufts University School of Engineering

∎    Trustee, Northwestern University

∎     Member, National Academy of Engineering

∎    Member, The Business Council

∎     Co-Chair, Paradigm for Parity

EDUCATION

∎     Graduate of Tufts University and Kellogg School of Management, Northwestern University

Lakshmi Mittal, 71

Independent

Director Since: June 2008

GS Committees

∎    Compensation

∎     Governance

∎    Public Responsibilities

Other U.S.-Listed Company
Directorships

∎    Current: ArcelorMittal S.A.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Leadership, business development and operations: Founder of Mittal Steel Company and Executive Chairman and former Chief Executive Officer of ArcelorMittal, the world’s leading integrated steel and mining company and a leader in its focus on sustainability efforts

∎    International business and growth markets: Leadership of a company with a presence in over 60 countries and an industrial footprint in 16 countries provides global business expertise and perspective on public responsibilities

∎   Corporate governance and international governance: Current and prior service on the boards of directors of other international public companies and not-for-profit entities assists with committee responsibilities

CAREER HIGHLIGHTS

∎     ArcelorMittal S.A., a steel and mining company

»   Executive Chairman (February 2021 – Present)

»   Chairman and Chief Executive Officer (May 2008 – February 2021)

»   President and Chief Executive Officer (November 2006 – May 2008)

∎    Chief Executive Officer, Mittal Steel Company N.V. (1976 – November 2006)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Trustee, Cleveland Clinic

∎    Member, Governing Board, Indian School of Business

∎    Member, European Round Table for Industry

∎     Chairman, Governing Council, LNM Institute of Information Technology

∎    Member, Global Advisory Council, Harvard University

EDUCATION

∎     Graduate of St. Xavier’s College in India

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	15

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Peter Oppenheimer, 59 Independent Director Since: March 2014 GS Committees ∎ Audit (Chair) ∎ Governance ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Capital and risk management: Garnered experience as CFO and Controller at Apple and Divisional CFO at Automatic Data Processing, Inc.

∎    Review and preparation of financial statements: Over 20 years as a CFO or controller provides valuable experience and perspective as Audit Committee Chair

∎    Oversight of technology and technology risks: Leverages prior experience in overseeing information systems at Apple

CAREER HIGHLIGHTS

∎    Apple, Inc., a designer and manufacturer of electronic devices and related software and services

»   Senior Vice President (retired September 2014)

»   Senior Vice President and Chief Financial Officer (2004 – June 2014)

»   Senior Vice President and Corporate Controller (2002 – 2004)

»   Vice President and Corporate Controller (1998 – 2002)

»   Vice President and Controller, Worldwide Sales (1997 – 1998)

»   Senior Director, Finance and Controller, Americas (1996 – 1997)

∎    Divisional Chief Financial Officer, Finance, MIS, Administration and Equipment Leasing Portfolio at Automatic Data Processing, Inc., a leading provider of human capital management and integrated computing solutions (1992 – 1996)

∎     Consultant, Information Technology Practice at Coopers & Lybrand, LLP (1988 – 1992)

EDUCATION

∎     Graduate of California Polytechnic State University and the Leavey School of Business, University of Santa Clara

Jan Tighe, 59

Independent

Director Since: December 2018

GS Committees

∎     Audit

∎    Governance

∎     Risk

Other U.S.-Listed Company
Directorships

∎    Current: Huntsman
Corporation; The Progressive
Corporation; IronNet, Inc.

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Technology and technology risk: More than 20 years of senior executive experience in cybersecurity and information technology, which experience provides perspective to aid in oversight of the firm’s deployment of technology and management of technology risk

∎   Strategic planning and operations: Experience in strategic planning, risk assessment and execution of naval strategies across a variety of positions, including as a Fleet Commander and as a university president

∎   Leadership and governance: Retired Vice Admiral who served in numerous leadership roles in the U.S. Navy and with the National Security Agency, who served on the U.S. Navy’s Corporate Board and who serves on the boards of directors and board committees of other public companies and not-for-profit entities

CAREER HIGHLIGHTS

∎    United States Navy, Vice Admiral and various positions of increasing authority and responsibility (1980 – 2018), including:

»   Deputy Chief of Naval Operations for Information Warfare and Director, Naval Intelligence (2016 – 2018)

»   Fleet Commander or Deputy Commander, U.S. Fleet Cyber Command/U.S. Tenth Fleet (2013 – 2016)

»   University President, Naval Postgraduate School (2012 – 2013)

»   Director, Decision Superiority Division, Chief of Naval Operations’ Staff (2011 – 2012)

»   Deputy Director of Operations, U.S. Cyber Command (2010 – 2011)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎      Trustee, The MITRE Corporation

∎     Member, Strategic Advisory Committee, Idaho National Labs – National and Homeland Security Directorate

∎      Board Member, United States Naval Academy Foundation

∎     Member and Global Security Expert, Strategic Advisory Group, Paladin Capital Group

∎     Directorship Certified and Governance Fellow, National Association of Corporate Directors

EDUCATION

∎     Graduate of U.S. Naval Academy and Naval Postgraduate School (including for Ph.D.)

16	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

OUR DIRECTORS

Jessica Uhl, 54

Independent

Director Since: July 2021

GS Committees

∎    Audit

∎     Governance

∎    Risk

Other U.S.-Listed Company Directorships

∎    Current: Shell plc
(retiring March 31, 2022)

∎     Former (Past 5 Years): None

KEY EXPERIENCE AND QUALIFICATIONS

∎    Financial management and the review and preparation of financial statements: Leverages global finance experience, including from her role as CFO of Shell plc, where she has driven measures to support the long-term health of the company such as overseeing the delivery of industry-leading cash flow, supporting strategic plans related to Shell’s business and managing the impact of the COVID-19 pandemic

∎    Complex risk management: Valuable perspective on the management of complex financial and non-financial risks, including climate risk management

∎    Leadership, operations and sustainability: Experience across finance leadership positions at Shell in the U.S. and Europe, including achievement of key business objectives ranging from cost-saving initiatives related to complex operations to M&A. She has also been a leading advocate for transparency in the energy industry, including with respect to climate change, and during her tenure Shell has continued to expand its disclosures and climate commitments

CAREER HIGHLIGHTS

∎    Shell plc, an international energy company

»   Chief Financial Officer (March 2017 – retiring March 31, 2022)

»   Executive Vice President, Finance, Integrated Gas (2016 – March 2017)

»   Executive Vice President, Finance, Upstream Americas (2014 – 2015)

»   Vice President, Finance, Unconventionals (2013 – 2014)

»   Vice President, Controller, Upstream and Projects and Technology (2010 – 2012)

»   Vice President, Finance, Shell Lubricants (2009 – 2010)

»   Head of External Reporting (2007 – 2009)

»   Vice President, Business Development, Shell Renewables, Hydrogen & CO2 (2005 – 2006)

»   Finance Manager, Shell Solar (2004 – 2005)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎     Member, Finance and Tax Working Group (CFO Task Force), European Roundtable for Industry

∎     Member, Main Committee, The 100 Group

∎     Member, CFO Network, World Business Council for Sustainable Development (WBCSD)

EDUCATION

∎    Graduate of the University of California, Berkeley and INSEAD

David Viniar, 66 Non-Employee Director Since: January 2013 GS Committees ∎ Risk Other U.S.-Listed Company Directorships ∎ Current: Block, Inc. ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Financial services industry, in particular risk management and regulatory affairs: With over 30 years of experience in various roles at Goldman Sachs, as well as service as the lead independent director and chair of the audit and risk committee of Block, Inc., he provides valuable perspective to our Board

∎   Insight into our firm’s financial reporting, controls and risk management: As our former CFO, able to provide insights about our risks to our Board and committees

∎   Capital management processes and assessments: Experience gained through serving as our CFO for over 10 years

CAREER HIGHLIGHTS

∎   Goldman Sachs

»   Executive Vice President and Chief Financial Officer (May 1999 – January 2013)

»   Head of Operations, Technology, Finance and Services Division (December 2002 – January 2013)

»   Head of the Finance Division and Co-Head of Credit Risk Management and Advisory and Firmwide Risk (December 2001 – December 2002)

»   Co-Head of Operations, Finance and Resources (March 1999 – December 2001)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Co-Vice Chairman, Board of Directors, Garden of Dreams Foundation

∎    Former Trustee, Union College

EDUCATION

∎     Graduate of Union College and Harvard Business School

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	17

CORPORATE GOVERNANCE—ITEM 1. ELECTION OF DIRECTORS

INDEPENDENCE OF DIRECTORS

Mark Winkelman, 75 Independent Director Since: December 2014 GS Committees ∎ Risk (Chair) ∎ Audit ∎ Governance Other U.S.-Listed Company Directorships ∎ Current: None ∎ Former (Past 5 Years): None	KEY EXPERIENCE AND QUALIFICATIONS

∎    Knowledge about our firm and a deep understanding of the risks we face: Utilizes his previous tenure at Goldman Sachs, as well as his current service on the board of our subsidiary, Goldman Sachs International (GSI), including as the former chair of the GSI risk committee

∎   Audit and financial expertise, corporate governance and leadership: Leverages prior service on the board of directors and the audit and finance committees of Anheuser-Busch InBev and service on the boards of directors and audit, finance and other committees of not-for-profit entities

∎    Financial services industry: Experience gained through his role as operating partner at J.C. Flowers and through other industry experience

CAREER HIGHLIGHTS

∎   Private investor (Present)

∎    Operating Partner, J.C. Flowers & Co., a private investment firm focusing on the financial services industry (2006 – 2008)

∎    Goldman Sachs

»   Retired Limited Partner (1994 – 1999)

»   Management Committee Member and Co-Head of Fixed Income Division (1987 – 1994)

»   Various positions at the firm, including Head of J. Aron Division (1978 – 1987)

∎    Senior Investment Officer, The World Bank (1974 – 1978)

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

∎    Director, Goldman Sachs International

∎     Trustee Emeritus, Penn Medicine

∎    Trustee Emeritus, University of Pennsylvania

EDUCATION

∎     Graduate of Erasmus University in the Netherlands and The Wharton School, University of Pennsylvania

INDEPENDENCE OF DIRECTORS

11 of 13 director nominees are independent

Our Board determined, upon the recommendation of our Governance Committee, that Ms. Burns, Dr. Faust, Mr. Flaherty, Ms. Harris, Ms. Kullman, Mr. Mittal, Mr. Ogunlesi, Mr. Oppenheimer, Vice Admiral Tighe, Ms. Uhl and Mr. Winkelman are “independent” within the meaning of NYSE rules and our Policy Regarding Director Independence (Director Independence Policy). Furthermore, our Board has determined that all of our independent directors satisfy the heightened audit committee independence standards under SEC and NYSE rules and that Compensation Committee members satisfy the relevant heightened standards under NYSE rules.

Process for Independence Assessment

A director is considered independent under NYSE rules if our Board determines that the director does not have any direct or indirect material relationship with Goldman Sachs. Our Board has established a Director Independence Policy that provides standards to assist our Board in determining which relationships and transactions might constitute a material relationship that would cause a director not to be independent.

To assess independence, our Governance Committee and our Board review detailed information regarding our independent directors or nominees, including employment and public company and not-for-profit directorships, as well as information regarding immediate family members and affiliated entities.

Through the course of this review, our Governance Committee and our Board consider relationships between the independent directors or nominees (and their immediate family members and affiliated entities) on the one hand, and Goldman Sachs and its affiliates on the other, in accordance with our Director Independence Policy. This includes a review of revenues to the firm from, and payments or donations made by us to, relevant entities affiliated with our directors or nominees (or their immediate family members) as a result of ordinary course transactions or contributions to not-for-profit organizations.

For more information on the categories of transactions that our Governance Committee and our Board reviewed, considered and determined to be immaterial under our Director Independence Policy, see Annex B: Additional Details on Director Independence.

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CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

Structure of our Board and Governance Practices

BOARD OF DIRECTORS CHAIRMAN AND CEO: DAVID SOLOMON; LEAD DIRECTOR: ADEBAYO OGUNLESI

AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE COMMITTEE	PUBLIC RESPONSIBILITIES COMMITTEE	RISK COMMITTEE

5 Members:	5 Members:	11 Members:	4 Members:	7 Members:
All Independent	All Independent	All Independent	All Independent	6 Independent

OUR BOARD COMMITTEES

Our Board has five standing Committees: Audit, Compensation, Governance, Public Responsibilities and Risk. The specific membership of each Committee allows us to take advantage of our directors’ diverse skill sets, which enables deep focus on Committee matters.

Each of our Committees:

∎	Operates pursuant to a written charter (available on our website at www.gs.com/charters)

∎	Evaluates its performance annually

∎	Reviews its charter annually

The firm’s reputation is of critical importance. In fulfilling their duties and responsibilities, each of our standing Committees and our Board considers the potential effect of any matter on our reputation.

In October 2020, in connection with the announcement of the settlement of government and regulatory proceedings relating to 1MDB matters, our Board formed the 1MDB Remediation Special Committee to provide additional oversight and review of the remediation efforts arising out of the lessons of 1MDB. The 1MDB Remediation Special Committee is chaired by our Lead Director and the members are the Chairs of each of the Audit, Compensation, Public Responsibilities and Risk Committees. This Special Committee met three times in 2021 and reports periodically to the Board concerning its activities.

AUDIT
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Peter Oppenheimer* Mark Flaherty Jan Tighe Jessica Uhl Mark Winkelman Adebayo Ogunlesi (ex-officio)	∎ Audit/Tax/Accounting ∎ Preparation or oversight of financial statements ∎ Compliance ∎ Technology

∎   Assist our Board in its oversight of our financial statements, legal and regulatory compliance, independent auditors’ qualification, independence and performance, internal audit function performance and internal controls over financial reporting

∎   Decide whether to appoint, retain or terminate our independent auditors

∎    Pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors

∎    Appoint and oversee the work of our Director of Internal Audit and annually assess her performance

∎    Prepare the Audit Committee Report

*	Multiple members of our Audit Committee, including the Chair, have been determined to be “audit committee financial experts.”

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CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

OUR BOARD COMMITTEES

COMPENSATION
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Michele Burns Drew Faust Kimberley Harris Ellen Kullman Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Setting of executive compensation ∎ Evaluation of executive and firmwide compensation programs ∎ Human capital management, including diversity

∎   Determine and approve the compensation of our CEO and other executive officers

∎    Approve, or make recommendations to our Board for it to approve, our incentive, equity-based and other compensation plans

∎    Assist our Board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including:

»  recruiting, retention and career development and progression;

»  management succession (other than that within the purview of our Governance Committee); and

»  diversity and employment practices

∎    Prepare the Compensation Committee Report

GOVERNANCE
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Adebayo Ogunlesi Michele Burns Drew Faust Mark Flaherty Kimberley Harris Ellen Kullman Lakshmi Mittal Peter Oppenheimer Jan Tighe Jessica Uhl Mark Winkelman	∎ Corporate governance ∎ Talent development and succession planning ∎ Current and prior public company board service

∎   Recommend individuals to our Board for nomination, election or appointment as members of our Board and its Committees

∎    Oversee the evaluation of the performance of our Board and our CEO

∎   Review and concur with the succession plans for our CEO and other members of senior management

∎    Take a leadership role in shaping our corporate governance, including developing, recommending to our Board and reviewing on an ongoing basis the corporate governance principles and practices that apply to us

∎    Review periodically the form and amount of non-employee director compensation and make recommendations to our Board with respect thereto

PUBLIC RESPONSIBILITIES
ALL INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

	Ellen Kullman Drew Faust Kimberley Harris Lakshmi Mittal Adebayo Ogunlesi (ex-officio)	∎ Reputational risk ∎ Sustainability/ESG ∎ Government and regulatory affairs ∎ Philanthropy

∎   Assist our Board in its oversight of our firm’s relationships with major external constituencies and our reputation

∎    Oversee the development, implementation and effectiveness of our policies and strategies relating to citizenship, corporate engagement and relevant significant public policy issues

∎    Review sustainability issues affecting our firm, including through the periodic review of the Sustainability Report

RISK
MAJORITY INDEPENDENT		KEY SKILLS & EXPERIENCES REPRESENTED	KEY RESPONSIBILITIES

Mark Winkelman Michele Burns Mark Flaherty Peter Oppenheimer Jan Tighe Jessica Uhl David Viniar Adebayo Ogunlesi (ex-officio)

∎   Understanding of how risk is undertaken, mitigated and controlled in complex industries

∎    Technology and cybersecurity

∎    Understanding of financial products

∎   Expertise in capital adequacy and deployment

∎   Assist our Board in its oversight of our firm’s overall risk-taking tolerance and management of financial and operational risks, such as market, credit and liquidity risk, including reviewing and discussing with management:

»   our firm’s capital plan, regulatory capital ratios, capital management policy and internal capital adequacy assessment process, and the effectiveness of our financial and operational risk management policies and controls;

»   our liquidity risk metrics, management, funding strategies and controls, and the contingency funding plan; and

»   our market, credit, operational (including information security and cybersecurity), climate and model risk management strategies, policies and controls

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CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD AND COMMITTEE EVALUATIONS

BOARD AND COMMITTEE EVALUATIONS

Board and Committee evaluations play a critical role in ensuring the effective functioning of our Board. It is important to take stock of Board, Committee and director performance and to solicit and act upon feedback received from each member of our Board. To this end, under the leadership of our Lead Director, our Governance Committee is responsible for evaluating the performance of our Board annually, and each of our Board’s Committees also conducts an annual self-evaluation.

2021 Evaluations: A Multi-Step Process REVIEW OF EVALUATION PROCESS Our Lead Director and Governance Committee periodically review the evaluation process so that actionable feedback is solicited on the operation of our Board and its Committees, as well as on director performance QUESTIONNAIRE Provides director feedback on an unattributed basis; feedback from questionnaire informs one-on-one and closed session discussions (format enhanced in 2021 to help further elicit feedback on Board/Committee performance) ONE-ON-ONE DISCUSSIONS Each director interviewed by Secretary to the Board to provide feedback on director performance, the results of which are relayed to our Lead Director (added in 2021 to help further elicit individual director feedback). Our Lead Director then has one-on-one discussions with each director, which provides an opportunity for candid discussion regarding individual feedback and an additional forum to solicit further feedback CLOSED SESSION DISCUSSION Joint closed session discussion of Board and Committee evaluations led by our Lead Director and independent Committee Chairs provides for a synergistic review of Board and Committee performance EVALUATION SUMMARY Summary of Board and Committee evaluations results provided to full Board FEEDBACK INCORPORATED Policies and practices updated as appropriate as a result of the annual and ongoing feedback Examples include changes to Committee structure, additional presentations on various topics, evolution of director skill sets, refinements to meeting materials and presentation format, additional Audit and Risk Committee meetings and additional opportunities for exposure to "next generation" leaders of the firm ONGOING FEEDBACK Directors provide ongoing, real-time feedback outside of the evaluation process Topics considered during the Board and Committee evaluations include: DIRECTOR PERFORMANCE Individual director performance Lead Director (in that role) Chairman of the Board (in that role) Each Committee Chair (in that role) BOARD AND COMMITTEE OPERATIONS Board and Committee membership, including director skills, background, expertise and diversity Committee structure, including whether the Committee structure enhances Board and Committee performance Access to firm personnel Executive succession planning process Conduct of meetings, including frequency of, time and effectiveness of closed sessions allocated for, and encouragement of candid dialogue, Materials and information, including quality, quantity and timeliness of information received from management, and suggestions for educational sessions Shareholder feedback BOARD PERFORMANCE Oversight of reputation Key areas of focus for the Board Strategy oversight, including risks related thereto Consideration of shareholder value Capital planning COMMITTEE PERFORMANCE Performance of Committee duties under Committee charter Oversight of reputation and consideration of shareholder value Effectiveness of outside advisors Identification of topics that should receive more attention and discussion

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	21

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

BOARD LEADERSHIP STRUCTURE

Strong Independent Lead Director—Combined Chairman-CEO: Why our Structure is Effective

We review our Board leadership structure annually. Conducting regular assessments allows our Board to deliberate the merits of our Board’s leadership structure to ensure that the most efficient and appropriate leadership structure is in place for our firm’s needs, which may evolve over time. We are committed to independent leadership on our Board. If at any time the Chairman is not an independent director, our independent directors will appoint an independent Lead Director.

KEY COMPONENTS OF REVIEW
CHAIRMAN-CEO & LEAD DIRECTOR RESPONSIBILITIES	POLICIES & PRACTICES TO ENSURE STRONG INDEPENDENT BOARD OVERSIGHT	SHAREHOLDER FEEDBACK & VOTING RESULTS REGARDING BOARD LEADERSHIP	FIRM PERFORMANCE	TRENDS & DEVELOPMENTS REGARDING LEADERSHIP STRUCTURE

In December 2021, our Governance Committee conducted its annual review of our Board’s leadership structure. The review considered a variety of factors, including our governance practices and shareholder feedback on our Board and its leadership structure. In addition, our Governance Committee considers feedback on the Chairman of the Board received in connection with the Board evaluation.

As a result of this review, our Governance Committee determined that continuing to have Mr. Solomon serve as both Chairman and CEO—working together with a strong independent Lead Director—is the most effective leadership structure for our Board and our firm at this time.

Ultimately, we believe that our current leadership structure, together with strong governance practices, creates a productive relationship between our Board and management, including strong independent oversight that benefits our shareholders.

We will continue to conduct Board leadership assessments annually. If at any time our Governance Committee determines it would be appropriate to appoint an independent Chairman, it will not hesitate to do so.

BENEFITS OF A COMBINED ROLE

∎

A combined Chairman-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management, and as a primary public face of our firm. This structure demonstrates clear accountability to shareholders, clients and others.

∎	Our CEO has extensive knowledge of all aspects of our current business, operations and risks, which he brings to Board discussions as Chairman.

»  A combined Chairman-CEO can serve as a knowledgeable resource for independent directors both at and between Board meetings.

»  Combining the roles at our firm has been effective in promulgating strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry (including the ongoing effects of the COVID-19 pandemic); the same is important during this time of continued strategic development as well as the execution of our strategic plans and investment for long-term growth, including in connection with the integration of recent acquisitions.

EMPOWERED LEAD DIRECTOR WITH EXPANSIVE LIST OF ENUMERATED DUTIES

Key Pillars of Lead Director Role

SETS AND APPROVES AGENDA FOR BOARD MEETINGS AND LEADS EXECUTIVE SESSIONS	FOCUSES ON BOARD EFFECTIVENESS, COMPOSITION AND CONDUCTING EVALUATIONS	ACTS AS PRIMARY BOARD CONTACT FOR SHAREHOLDER ENGAGEMENT AND ENGAGES WITH REGULATORS	SERVES AS LIAISON BETWEEN INDEPENDENT DIRECTORS AND CHAIRMAN/ MANAGEMENT

22	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

BOARD LEADERSHIP STRUCTURE

Powers and Duties of our Independent Lead Director

∎  Provides independent leadership

∎  Sets agenda for Board meetings, working with our Chairman (including adding items to and approving the agenda) and approving the form and type of related materials, as well as reviewing and concurring in the agendas for each Committee meeting

∎  Approves the schedule for Board and committee meetings

∎  Presides at executive sessions of the independent directors

∎  Calls meetings of the Board, including meetings of the independent directors

∎  Presides at each Board meeting at which the Chairman is not present

∎  Engages with the independent directors and non-employee directors at and between Board and Committee meetings, including:

» to identify matters for discussion, including for discussion at executive sessions of the independent directors

» to facilitate communication with the Chairman (as set forth below)

» one-on-one engagement regarding the performance and functioning of the collective Board, individual director performance and other matters as appropriate

∎  Serves as an advisor to the Chairman, including by:

» engaging with the Chairman between Board meetings

» facilitating communication between the independent directors and the Chairman, including by presenting the Chairman’s views, concerns and issues to the independent directors as well as assisting with informing or engaging non-employee directors, as appropriate

» raising to the Chairman views, concerns and issues of the independent directors, including decisions reached, and suggestions made, at executive sessions, in each case as appropriate

∎  Oversees the Board’s governance processes, including Board evaluations, succession planning and other governance-related matters

∎  Leads the annual CEO evaluation

∎  Meets directly with management and non-management employees of the firm

∎  Consults and directly communicates with shareholders and other key constituents, as appropriate

STRONG GOVERNANCE PRACTICES SUPPORT INDEPENDENT BOARD OVERSIGHT	STAKEHOLDER FEEDBACK & ENGAGEMENT

∎  Experienced independent directors, the majority of whom have executive-level experience

∎  Independent and engaged Chairs of all standing Committees

∎  Regular executive sessions of independent directors chaired by Lead Director supplemented by additional sessions of non-employee directors without management present

∎  All directors may suggest inclusion of additional subjects on agendas and any director may call an executive session

∎  Annual Board and Committee evaluations that include feedback on individual director performance

∎  Independent director participation and oversight of key governance processes, such as CEO performance, executive compensation and succession planning

∎  All directors free to contact any employee of our firm directly

∎  Our Chairman and CEO and our Lead Director meet and speak with each other regularly about our Board and our firm

∎  We have generally received positive stakeholder feedback on the nature of our Lead Director role and our annual leadership structure review

» In considering the strength of our Board leadership structure, many investors cite our Lead Director’s expansive list of enumerated duties, extensive engagement with shareholders and the insight into our Board provided by the letter in our proxy statement that comes from our Lead Director

∎  Our Lead Director, Adebayo Ogunlesi, has engaged with the firm’s shareholders and other key stakeholders, including our regulators, to discuss a variety of topics, including our Board leadership structure and his responsibilities as Lead Director, Board effectiveness, compensation, the Board’s independent oversight of strategy, culture and Board and management succession planning

» In 2021, Mr. Ogunlesi met with investors representing over 25% of our shares outstanding. He has regularly conducted engagement since becoming Lead Director, generally meeting with individuals representing key investors and proxy advisory firms

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	23

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

YEAR-ROUND REVIEW OF BOARD COMPOSITION

YEAR-ROUND REVIEW OF BOARD COMPOSITION

Our Governance Committee seeks to build and maintain an effective, well-rounded, financially literate and diverse Board that operates in an atmosphere of candor and collaboration.

In identifying and recommending director candidates, our Governance Committee places primary emphasis on the criteria set forth in our Corporate Governance Guidelines, including:
∎ Judgment, character, expertise, skills and knowledge useful to the oversight of our business;
∎ Diversity of viewpoints, backgrounds, work and other experiences and other demographics;
∎ Business or other relevant experience; and

∎ The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of our Board will build a strong and effective Board that is collegial and responsive to the needs of our firm.

Board Process for Identification and Review of Director Candidates to Join Our Board

INDEPENDENT DIRECTORS SHAREHOLDERS INDEPENDENT SEARCH FIRMS OUR PEOPLE CANDIDATE POOL IN-DEPTH REVIEW Screen Qualifications Consider Diversity Review Independence and Potential Conflicts Meet with Directors Consider Skills/Matrix RECOMMEND SELECTED CANDIDATES FOR APPOINTMENT TO OUR BOARD 5 NEW DIRECTOR NOMINEES IN LAST FIVE YEARS MEDIAN NOMINEE TENURE OF 7.3 YEARS

Identifying and recommending individuals for nomination, election or re-election to our Board is a principal responsibility of our Governance Committee. The Committee carries out this function through an ongoing, year-round process, which includes the Committee’s annual evaluation of our Board and individual director evaluations. Each director and director candidate is evaluated by our Governance Committee based on his or her individual merits, taking into account our firm’s needs and the composition of our Board.

To assist in this evaluation, the Committee utilizes as a discussion tool a matrix of certain skills and experiences that would be beneficial to have represented on our Board and on our Committees at any particular point in time. For example, the Committee is focused on what skills are beneficial for service in key Board positions, such as Lead Director and Committee Chairs, and conducts a succession planning process for those positions.

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates. Shareholders wishing to submit potential director candidates for consideration by our Governance Committee should follow the instructions in Frequently Asked Questions.

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CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

DIRECTOR EDUCATION

DIRECTOR EDUCATION

Director education about our firm and our industry is an ongoing process, which begins when a director joins our Board.

Upon joining our Board, new directors are provided with a comprehensive orientation about our firm, including our business, strategy and governance. For example, new directors (including Ms. Uhl and Ms. Harris during 2021) typically meet with senior leaders covering each of our revenue-producing divisions and regions, as well as with senior leaders from key control, finance and operating functions. New directors also participate in orientation sessions covering the responsibilities and key areas of focus of each of the Board’s Committees.

Additional training is also provided when a director assumes a leadership role, such as becoming a Committee Chair.

Board and Committee presentations, roundtables, regular communications and firm and other industry events help to keep directors appropriately apprised of key developments in our businesses and in our industry, including material changes in regulation, so that they can carry out their oversight responsibilities.

COMMITMENT OF OUR BOARD

Commitment of our Directors—2021 Meetings

Our Board and its Committees met frequently in 2021.

	2021 MEETINGS
Board	22(a)	78 TOTAL BOARD AND COMMITTEE MEETINGS IN 2021
Audit	18
Compensation	10
Governance	8
Public Responsibilities	5
Risk	15
Executive Sessions of Independent Directors without Management(b)	6
Additional Executive Sessions of Non-Employee Directors without Management(c)	18

(a)

Includes three meetings of the Board’s 1MDB Remediation Special Committee as well as two meetings of special transaction-related committees created by the Board in connection with the Board’s discussion and approval of the firm’s acquisitions of NNIP and GreenSky.

(b)	Chaired by our Lead Director.

(c)	Led by our Lead Director or other independent Committee Chairs.

Each of our current directors attended over 75% (the threshold for disclosure under SEC rules) of the meetings of our Board and the Committees on which he or she served as a regular member during 2021. Overall attendance at Board and Committee meetings during 2021 was over 98% for our directors as a group.

We encourage our directors to attend our annual meetings. All of our directors then in office attended the 2021 Annual Meeting, which was held virtually.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	25

CORPORATE GOVERNANCE—STRUCTURE OF OUR BOARD AND GOVERNANCE PRACTICES

COMMITMENT OF OUR BOARD

Commitment of our Directors—Beyond the Boardroom

Engagement beyond the boardroom provides our directors with additional insights into our businesses, risk management and industry, as well as valuable perspectives on the performance of our firm, our CEO and other members of senior management.

The commitment of our directors extends well beyond preparation for, and attendance at, regular and special meetings.

ONGOING COLLABORATION Frequent interactions with each other, senior management and key employees around the globe on topics including strategy, performance, risk management, culture and talent development

STAKEHOLDER ENGAGEMENT

Regular engagement with key
stakeholders, including regulators,

and engagement with our
shareholders. Participation
in firm and industry conferences
and other events on behalf
of the Board

REGULARLY INFORMED

Receive and review postings on
significant developments and
weekly informational
packages that include
updates on recent developments, press coverage and current events that relate to our business, our people and our industry

Our Lead Director and Committee Chairs provide additional independent leadership outside the boardroom.

∎  For example, each Chair sets the agenda for his or her respective Committee meetings, and reviews and provides feedback on the form and type of related materials, in each case taking into account whether his or her Committee is appropriately carrying out its core responsibilities and focusing on the key issues facing the firm, as may be applicable from time to time. To do so, each Chair engages with key members of management and subject matter experts in advance of each Committee meeting.

∎  In addition, our Lead Director also sets the Board agenda (working with our Chairman) and approves the form and type of related materials. Our Lead Director also approves the schedule of Board and Committee meetings, taking into account whether there is sufficient time for discussion of all agenda items at each Board and Committee meeting.

In carrying out their leadership roles during 2021:

LEAD DIRECTOR Adebayo Ogunlesi

Includes meetings with, as applicable:

CEO, COO, CFO, Secretary to the Board, General Counsel, CRO, Director of Internal Audit and other key Internal Audit employees, Controller, Global Head of HCM, Director of Investor Relations, Global Head of Executive Compensation, Global Head of Corporate Engagement, Chief Information Security Officer, Co-Chief Information Officer, Shareholders, Regulators, Independent Compensation Consultants, Director Search Firm, Independent Auditors

OVER 55MEETINGS
COMMITTEE CHAIRS Audit – Peter Oppenheimer Compensation – Michele Burns Public Responsibilities – Ellen Kullman Risk – Mark Winkelman
OVER 125 MEETINGS

26	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

Board Oversight of our Firm

KEY AREAS OF BOARD OVERSIGHT

Our Board is responsible for, and committed to, the oversight of the business and affairs of our firm. In carrying out this responsibility, our Board, working with and through its Committees, as applicable, discusses and receives regular updates on a wide variety of matters affecting our firm.

Our reputation is a core consideration, as is a focus on the firm’s culture, as our Board advises senior management to help drive success for our clients and our communities in order to create long-term, sustainable value for our shareholders.

CONSIDERATION OF OUR REPUTATION UNDERSCORES OUR BOARD AND COMMITTEE OVERSIGHT

STRATEGY CEO PERFORMANCE FINANCIAL PERFORMANCE & REPORTING CONDUCT PEOPLE STRATEGY RISK MANAGEMENT EXECUTIVE SUCCESSION PLANNING CULTURE & CORE VALUES SUSTAINABILITY

STRATEGY

∎   Our Board oversees and provides advice and guidance to senior management on the formulation and implementation of the firm’s strategic plans, including the development of growth strategies by our senior management team.

» This occurs year-round through presentations and discussions covering firmwide, divisional and regional strategy, business planning and growth initiatives, both during and outside Board meetings.

»  Our Board’s focus on overseeing risk management enhances our directors’ ability to provide insight and feedback to senior management, and if necessary to challenge management, on its development and implementation of the firm’s strategic direction.

»  Our Lead Director helps facilitate our Board’s oversight of strategy, including through discussions with independent directors during executive sessions, as needed.

∎   Throughout 2021, our Board engaged on an ongoing basis with our CEO, COO and CFO, as well as other key members of senior management and the control side, on management’s execution of our growth-focused long-term strategy and progress towards our financial targets as announced at our Investor Day in January 2020.

»  This took various forms, ranging from high-level discussions regarding strategic direction, reviews of existing and new business initiatives and progress on the KPIs that underpin our medium-term financial targets and inform consideration of our performance pursuant to the Compensation Committee’s Performance Assessment Framework, as well as organic and inorganic growth opportunities.

»  The Board’s 2021 review and approval of the firm’s acquisitions of NNIP and GreenSky is an example of the Board’s year-round engagement with senior management and the control side on the firm’s strategy and resulted from the ongoing discussion and consideration of organic and inorganic opportunities to advance the firm’s strategic goals.

»  Discussions are focused on the quality and diversity of our people as well as alignment with our goal of long-term value creation for our shareholders and underscored by considerations such as risk management, culture and reputation.

∎ Our Board will continue to receive regular updates from, and provide advice to, management as they execute on the firm’s strategy.

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

RISK MANAGEMENT

∎   In the normal course, our firm commits capital and otherwise incurs risk as an inherent part of serving our clients’ needs. Our intention is to manage risks or, where possible, to mitigate them. In doing so, we endeavor not to undertake risks that could materially impair our firm, including our capital and liquidity position, ability to generate revenues and reputation.

∎   Management is responsible for the day-to-day identification, assessment and monitoring of, and decision-making regarding, the risks we face. Our Board is responsible for overseeing the management of the firm’s most significant risks on an enterprise-wide basis, which includes setting the types and levels of risk the firm is willing to take. This oversight is executed by our full Board as well as each of its Committees, in particular our Risk Committee, and is carried out in conjunction with the Board’s oversight of firm strategy.

BOARD RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Strategic and financial considerations

∎  Legal, regulatory, reputational and compliance risks

∎  Other financial and non-financial risks considered by Committees

RISK COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Overall risk-taking tolerance and risk governance, including our Enterprise Risk Management Framework

∎  Our Risk Appetite Statement (in coordination with our full Board)

∎  Liquidity, market, credit, capital, operational, model and climate risks

∎  Our Capital Plan, capital ratios and capital adequacy

∎  Information and cybersecurity risk, third-party risk and business resilience risk, including oversight of management’s processes, monitoring and controls related thereto (such as at least annual presentations and additional updates as needed)

PUBLIC RESPONSIBILITIES COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Reputational risk and constituent impact, including client and business standards considerations, as well as the receipt of reports from the Firmwide Reputational Risk Committee regarding certain transactions that may present heightened reputational risk

∎  Sustainability/ESG strategy

COMPENSATION COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Firmwide compensation program and policies that are consistent with the safety and soundness of our firm and do not raise risks reasonably likely to have a material adverse effect on our firm

∎  Jointly with our Risk Committee, annual CRO compensation-related risk assessment

∎  People strategy (in coordination with our full Board and other Committees)

AUDIT COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES:

∎  Financial, legal and compliance risk, in coordination with our full Board

∎  Coordination with our Risk Committee, including with respect to technology-related risks, risk assessment and risk management practices

GOVERNANCE COMMITTEE RISK MANAGEMENT OVERSIGHT INCLUDES: ∎ Board composition and refreshment ∎ Board leadership succession and executive succession

Ongoing Focus on Reputational Risk Management: Over the past several years, our firm has taken a number of steps that have enhanced our Board’s and our firm’s oversight of reputational risk. For more information, see our website at www.gs.com/repriskenhancements.

REPUTATIONAL RISK MANAGEMENT

28	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

CEO PERFORMANCE

∎  Under the direction of our Lead Director, our Governance Committee annually evaluates CEO performance.

∎  The Committee reviews with our Global Head of HCM the results of our CEO’s self-assessment pursuant to the Performance Assessment Framework and the CEO’s evaluation under our 360° Review Process, as described further in Compensation Matters—Compensation Discussion and Analysis—How Our Compensation Committee Makes Decisions.

∎  While this formal process is conducted at year-end, our directors are regularly focused on the performance of our CEO, including during executive sessions of independent directors, regular closed sessions with our CEO and additional discussions between our Lead Director and our CEO throughout the year as well as through mid-year discussions with the Compensation Committee on progress pursuant to the Performance Assessment Framework.

EXECUTIVE SUCCESSION PLANNING

∎   Succession planning is a priority for our Governance Committee, which worked with Mr. Solomon to put in place an appropriate emergency succession protocol and will continue to work with him on the development and ongoing refinement of our longer-term succession plan.

∎   Our Governance Committee has long utilized a framework relating to executive succession planning under which the Committee has defined specific criteria for, and responsibilities of, each of the CEO, COO and CFO roles. The Committee then focuses on the particular skill set needed to succeed in these roles at our firm both on a long-term and an emergency basis.

∎   Executive succession planning takes many forms, including Governance Committee reviews of long-term and emergency succession plans with our CEO, regular closed sessions with the Board and our CEO throughout the year, one-on-one discussions between our Lead Director and CEO, and additional discussions among our independent directors, including at executive sessions, as may be appropriate. The Board also continues to engage with management on the firm’s leadership pipeline more broadly, including with respect to leadership pipeline health and the development of the firm’s “next generation” of leaders.

» As a result of these processes, in September 2021, we announced that Denis Coleman would succeed Mr. Scherr as CFO, beginning January 2022, and that Mr. Berlinski would become Global Treasurer, beginning October 2021.

Interaction with senior management in a variety of settings, including Board meetings and preparatory meetings, during visits to our offices around the world and at client-related events Executive succession planning reviewed by our Governance Committee with our CEO; ongoing assessment of senior management for potential executive positions DEVELOPING THE FIRM'S NEXT GENERATION OF LEADERS Monitoring of senior management careers to ensure appropriate exposure to our Board and our business Additional engagement on broader leadership pipeline for key roles across the firm

FINANCIAL PERFORMANCE & REPORTING

∎   Our Board, including through its Committees, is continually kept apprised by management of the firm’s financial performance and key drivers thereof. For example, our Board generally receives an update on financial performance at each regularly scheduled meeting (and additionally as needed), which update provides critical information to the Board and its Committees that assists them in carrying out their responsibilities.

∎   Our Board, through its Audit Committee, is responsible for overseeing management’s preparation and presentation of our annual and quarterly financial statements and the effectiveness of our internal control over financial reporting.

»   Each quarter, our Audit Committee meets with members of our management, the Director of Internal Audit and our independent registered public accounting firm to review and discuss our financial statements, as well as our quarterly earnings release.

∎   In addition, our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. In this regard, our Audit Committee and Audit Committee Chair are directly involved with the periodic selection of the lead audit partner (see Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022).

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

CULTURE & CORE VALUES

  ∎  Management’s role in shaping the firm’s culture is critical, and our Board’s oversight of firm culture is an important element of its responsibilities.

  ∎  Our culture has been a cornerstone of our business and performance throughout our history. Our Core Values of partnership, integrity, client service and excellence are derived from our longstanding Business Principles, and are regularly reinforced at every step of our peoples’ careers, from onboarding to training, and through our performance, development, compensation and promotion processes.

  ∎  Our Board holds senior management accountable for embodying an appropriate tone at the top and for maintaining and communicating a culture that emphasizes the importance of compliance with both the letter and spirit of the laws, rules and regulations that govern us.

»  Oversight of culture takes many forms, including strategy and risk tolerance, review of governance policies and practices, the receipt of governance metrics, regular discussions with the firm’s Compliance, Legal, Risk and Internal Audit functions, and assessment of CEO and senior management performance and compensation.

»  These are also topics on which our firm regularly engages with our shareholders, regulators and other stakeholders.

CONDUcT

  ∎  We strive to maintain the highest standards of ethical conduct at all times, consistent with our Business Principles and our Core Values. For example:

»  Our Board regularly receives governance metrics, including metrics focused on conduct, controls and business integrity matters, as well as attrition and complaints, and engages in regular discussions with the Compliance, Legal, Risk and Internal Audit functions.

»  Our Board also expects management to examine and to report to it on “lessons learned” from events at our firm or in our industry, as appropriate.

»  Our Performance Assessment Framework not only assesses the firm’s financial performance, but also takes into account a wide array of non-financial factors including conduct-related matters.

  ∎  As part of our ongoing commitment to dialogue, education and formal training, the firm offers a range of programs focused on our business standards and conduct.

During 2021, our Board approved amendments to revise and relaunch the firm’s Code of Business Conduct and Ethics (available on our website at www.gs.com) aimed at reinforcing our Core Values and emphasizing what we expect from our people. To this end, the amended Code reflects our ongoing commitments to the highest standards of partnership, client service, integrity and excellence, and clarifies existing obligations under the Code by providing clear direction and practical information to further empower our people to treat our clients and each other with honesty and integrity, avoid conflicts of interest, treat customers fairly, maintain accurate and complete records, comply with applicable laws and regulations and escalate concerns.

Sustainability

  ∎  Given the interdisciplinary nature of the oversight of sustainability, including the priorities of climate transition and inclusive growth, and the financial and nonfinancial risk related to these activities, including climate-related risks, the Board carries out its oversight of these matters directly, at the full Board level, as well as through its Committees.

  ∎  This may include periodic updates on the firm’s sustainability strategy, including the firm’s approach, objectives and progress, discussions regarding the climate models the firm utilizes to assess physical and transition risks and reviews of our sustainability- and climate-related reporting as well as presentations on initiatives such as One Million Black Women.

  ∎  For additional information regarding our commitment to sustainability, see Spotlight on Sustainability.

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CORPORATE GOVERNANCE—BOARD OVERSIGHT OF OUR FIRM

KEY AREAS OF BOARD OVERSIGHT

PEOPLE STRATEGY

∎  We have long emphasized that our people are our greatest asset, and we seek to manage our people with the same rigor as we manage all other aspects of our firm including our risk and capital. It is only with the determination and dedication of our people that we can serve our clients, generate long-term value for our shareholders and contribute to economic progress for all our stakeholders.

∎  Our Board and Committees engage with management on all aspects of our People Strategy, which includes attracting talent, sustaining our culture and broadening our impact, and is informed by regular surveys of our people.

∎  One key element of our People Strategy is diversity, equity and inclusion. A steadfast focus on these matters remains imperative for our firm. To this end, our Board has provided oversight as management has enhanced its commitments in these areas over the last several years, such as initiatives aimed at increasing the representation of diverse communities at all levels across the firm, enhanced parenting and family leave policies and reinvigorated inclusion networks, while sustaining our existing programs.

∎  More broadly, the Board and its Committees continue to work with management to enhance other aspects of our People Strategy across all levels of the organization, including ongoing enhancements to our performance management process and our leadership pipeline health through succession planning, next-generation skill development and talent mobility.

∎  Consistent with our commitments to provide enhanced accountability, during 2021 we published our inaugural People Strategy Report (available at www.gs.com), which provides tangible indicators of our progress on our people-related goals, including expanded EEO-1 disclosure. Our next People Strategy Report will be issued later this year.

Goldman Sachs’ Report on Review of Arbitration Program: In response to a shareholder proposal submitted in connection with our 2021 Annual Meeting, as well as shareholder feedback received in connection with the proposal, the firm last year undertook a review of its employee arbitration program. In December 2021, our Board issued a report on this review, available at www.gs.com/corpgov.

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STAKEHOLDER ENGAGEMENT

Stakeholder Engagement

Commitment to Active Engagement with our Shareholders and Other Stakeholders

Stakeholder views regarding matters affecting our firm are important to our Board. We employ a year-round approach to engagement that includes proactive outreach as well as responsiveness to targeted areas of focus.

Our Approach

We engage on a year-round basis with a wide range of stakeholders, including shareholders, fixed income investors, credit rating agencies, ESG rating firms, proxy advisory firms, prospective shareholders and thought leaders, among others. We also conduct additional targeted outreach ahead of our annual meeting each year, and otherwise as needed.

Firm engagement is led by our Investor Relations team, including targeted outreach and open lines of communication for inbound inquiries. Board-level engagement is led by our Lead Director, who meets regularly with shareholders and other key stakeholders, and may include other directors as appropriate. Feedback is provided to all directors from these interactions to inform Board and Committee work.

Depth of Engagement

Corporate governance represents only one component of our broader approach to stakeholder engagement. We take a holistic, comprehensive approach when communicating with our shareholders. Discussions on corporate governance matters are often part of a broader dialogue covering corporate strategy, business performance, risk oversight and other key themes.

~75 Firms Met During Sustainability Bond Roadshow; more than 50% had an ESG focus	40+ Fixed Income Investors Engaged Across group meetings with CFO, Treasurer, and Business Leaders during 2021	~135 Total Equity Investors Met Across all group and 1:1 engagements

>25%	Common Stock Outstanding Engaged Lead Director and/or Chair of Compensation Committee engagement with shareholders during 2021

Top 200 Shareholder Outreach Ahead of Annual Meeting	65+	Total Meetings With Rating Agencies	>35% Common Stock Outstanding Engaged IR engagement with shareholders during 2021
	~60	1:1 Investor Meetings With C-Suite

During 2021, engagement with corporate governance stakeholders covered a variety of topics, including board governance, executive compensation and succession planning as well as business performance, strategic priorities and goals, firm culture and people strategy, risk management, sustainable finance and climate risk, COVID-19 response, efforts with respect to racial equity and regulatory outlook.

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SPOTLIGHT ON SUSTAINABILITY

Spotlight on Sustainability

Our Approach To Sustainability

Sustainability is core to what we do—it helps guide our everyday work with our clients, our emphasis on supporting our people and our broader strategic direction. Our priorities in this area underscore two broad themes—climate transition and inclusive growth—that represent our view of the imperative and the opportunity that continues to develop across sectors.

One way we are expressing this commitment is through our announced target of $750 billion in sustainable financing, investing and advisory activity by 2030. After two years, we are ahead of pace, with approximately $300 billion of sustainable finance activity, including $167 billion in climate transition, $50 billion in inclusive growth and the remainder in multiple themes.

Climate Transition Clean Energy Sustainable Transport Sustainable Food & Agriculture Waste & Materials Ecosystem Services Inclusive Growth Accessible & Innovative Healthcare Financial Inclusion Accessible & Affordable Education Communities

Our efforts are grounded in a commercial, One Goldman Sachs focus that is integrated throughout our businesses and draws upon external partnerships and engagements that complement our work. In addition to building out and delivering capabilities in each of our segments, by engaging with clients to understand the variety of needs and opportunities they face, we are best able to deliver the firm’s expertise and capabilities by mobilizing across our businesses, deepening our client relationships and accelerating progress and impact.

CLIMATE TRANSITION

∎

As a financial institution, we believe the most meaningful role we can play in the global climate transition is to drive decarbonization in the real economy, in partnership with our clients. To that end, in 2021 we published an updated Task Force on Climate-related Financial Disclosures (TCFD) report, Accelerating Transition, which includes a roadmap for how we aim to deliver on our long-term commitment to align our financing activities with a net zero by 2050 pathway. We are a member of the UN Principles for Responsible Banking and the Net Zero Banking Alliance.

∎

We are also focused on where we can have a tangible impact today. This includes (1) our work with clients to drive decarbonization in the real economy and drive progress towards net-zero goals; (2) how we engage partners and broader stakeholders; and (3) how we manage climate-related risks for our firm.

∎	Near-Term Goals: In our 2021 TCFD report, we set new interim targets in sectors where we see opportunities to partner with clients to drive decarbonization in the real economy.

»	The initial set of physical intensity GHG emissions targets for 2030 cover three sectors: Oil & Gas, Power and Auto Manufacturing.

»	We have also expanded our operational net-zero commitment and set a goal to cut our supply chain’s carbon emissions to net zero by 2030.

∎	Engagement

»	Building on our longstanding leadership in the area of data reporting, including having been the first bank to report under the Sustainability Accounting Standards Board (SASB) and publishing our first TCFD report in 2020, we are now encouraging our clients to provide similar reporting. We are helping to facilitate this by working with corporate partners to develop a free, open-source platform for climate-related data and to equip our clients with new impact-measuring tools, such as our Carbon Portfolio Analytics in Marquee.

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SPOTLIGHT ON SUSTAINABILITY

»	In September 2021, we announced the launch of the Climate Innovation Fund to support sustainable low-carbon economic development with a focus on South and Southeast Asia to increase the pace, scale and ambition of climate solutions and contribute to the clean energy transition. The Fund’s initial $25 million in philanthropic funding from Bloomberg Philanthropies and Goldman Sachs, to be managed by the Asian Development Bank, has the potential to unlock up to $500 million in private sector and governmental investments in critical solutions to accelerate technologies and markets for a net-zero future.

∎

Climate Risk: We also enhanced our disclosures in our 2021 TCFD report with further details of our climate risk management scenario models and how our methods for embedding these considerations into business practices and business selection.

INCLUSIVE GROWTH

∎	Partnership and engagement is paramount in our inclusive growth work which includes both commercial solutions and philanthropic programming.

∎

Through our recently announced One Million Black Women (OMBW) initiative the firm will invest $10 billion in investment capital and commit $100 million in philanthropic capital to narrow opportunity gaps for at least one million Black women in the U.S. at key moments in their lives—from birth to school, career to retirement, home ownership, and everything in between. Working closely with our partners, since the program’s launch, OMBW has hosted more than 50 listening sessions and engaged with nearly 20,000 Black women and girls to seek feedback. In response to this feedback, OMBW launched two new programs in February 2022:

»	OMBW Black in Business is a 12-week business education program designed specifically for Black women entrepreneurs who are eager to turn their business potential into business growth. Building on over a decade of impact through 10,000 Small Businesses, OMBW Black in Business will provide Black women sole proprietors with business education, advisory services and a powerful network of like-minded entrepreneurs.

»	OMBW Black Women Impact Grants will provide general operating, multi-year funding to 50 Black women led, community based not-for-profits. Grant sizes will range from $50,000 to $250,000 over two years, and specific eligibility requirements apply. We seek to support Black women led not-for-profits who serve Black women and girls through their programs, and align with one or more of the OMBW pillars: Healthcare, Job Creation and Workforce Advancement, Education, Housing, Digital Connectivity, Financial Health and Access to Capital.

Following on our 2021 TCFD report, our annual Sustainability Report (which will be available later this year at www.gs.com/sustainability-report) will provide a more in-depth review on our firmwide efforts relating to inclusive growth, including our commercial work and organizational goals as well as programs such as 10,000 Small Businesses, 10,000 Women and OMBW.

None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL NEO COMPENSATION DETERMINATIONS

Compensation Matters

Compensation Discussion and Analysis

This CD&A describes our executive compensation philosophy and the process by which our Compensation Committee makes executive compensation decisions, each of which is designed to support our strategic objectives and the long-term interests of our shareholders. Our 2021 NEOs are:

David Solomon Chairman and CEO	John Waldron President and COO	Stephen Scherr CFO (Retired)*	Philip Berlinski Global Treasurer	Kathryn Ruemmler CLO and General Counsel

*	Mr. Scherr retired as CFO on December 31, 2021

2021 ANNUAL NEO COMPENSATION DETERMINATIONS

The following table shows our Compensation Committee’s determinations regarding our NEOs’ 2021 annual compensation as well as 2020 annual compensation information for those who were also NEOs for 2020.

In setting 2021 annual compensation, our Compensation Committee determined that 2020 annual compensation—before any 1MDB-related reductions applicable to our Executive Leadership Team—was the appropriate baseline to consider, viewing such amounts as reflective of the firm’s 2020 operating performance and of each individual’s performance during that year.

This table is different from the SEC-required 2021 Summary Compensation Table on page 57. Dollar amounts in the following table are shown in millions.

	YEAR	TOTAL ANNUAL COMPENSATION ($)(a)	SALARY ($)	ANNUAL VARIABLE COMPENSATION ($)			EQUITY-BASED AWARDS
				CASH	PSUS	RSUS(c)	% OF ANNUAL VARIABLE COMP	% OF TOTAL

EXECUTIVE LEADERSHIP TEAM

David Solomon Chairman and CEO	2021	35.00	2.00	9.90	23.10	—	70	66
	2020	27.50/17.50(b)	2.00	4.65	10.85	—	70	62
John Waldron President and COO	2021	33.00	1.85	12.46	18.69	—	60	57
	2020	25.50/18.50(b)	1.85	6.66	9.99	—	60	54

Stephen Scherr CFO (Retired)	2021	28.00	1.85	10.46	—	15.69	60	56
	2020	22.50/15.50(b)	1.85	5.46	8.19	—	60	53

OTHER NEOS

Philip Berlinski Global Treasurer	2021	17.50	1.11(d)	6.56	9.84	—	60	56

Kathryn Ruemmler CLO and General Counsel	2021	17.50	1.50	6.40	9.60	—	60	55

(a)

2021 total annual compensation does not include the value of SVC Awards because they are not part of annual compensation. For more information on these one-time, performance-based stock awards, see —Shareholder Value Creation Awards—A More Detailed Look.

(b)

These amounts reflect 2020 compensation before and after the Board’s determination related to 1MDB, which reduced 2020 compensation by $10 million for Mr. Solomon and by $7 million for each of Messrs. Waldron and Scherr.

(c)	In light of his retirement as CFO on December 31, 2021, Mr. Scherr received his 2021 equity-based annual variable compensation in the form of RSUs.

(d)

Reflects Mr. Berlinski’s effective salary for 2021, which amount takes into account his annualized salary increase to $1.5 million, effective as of September 20, 2021, in connection with his appointment to the Management Committee.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER VALUE CREATION AWARDS

SHAREHOLDER VALUE CREATION AWARDS

As previously announced, the non-employee members of our Board, upon the recommendation of our independent Compensation Committee, granted Shareholder Value Creation (SVC) Awards to Messrs. Solomon and Waldron in October 2021 and more broadly to members of our Management Committee, including Mr. Berlinski and Ms. Ruemmler, in January 2022.

SVC Awards address three key objectives and align the incentive structure across our most senior leaders.

Align compensation with rigorous performance thresholds that drive long-term shareholder value creation

»  Even at maximum payout, awards represent ~55 basis points of the total shareholder value that would be created by achieving the TSR goals

Ensure leadership continuity over the next 5+ years in the next phase of our growth strategy

»  The Board believes that senior management’s leadership and vision will continue to be critical in driving the firm’s progress

Enhance retention in response to the increasing competition for talent in the current environment

»  Recent experience shows significant opportunities for our senior leadership in less traditional sectors of the financial industry

1 2 3

SVC Awards are not part of 2021 annual compensation and will not be awarded on a regularly recurring basis.

For more information on the SVC Awards, including key terms, see—Shareholder Value Creation Awards—A More Detailed Look.

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

OUR COMPENSATION PRINCIPLES	FIRMWIDE PERFORMANCE	INDIVIDUAL PERFORMANCE	MARKET FOR TALENT	STAKEHOLDER FEEDBACK	CRO INPUT AND RISK MANAGEMENT	REGULATORY CONSIDERATIONS	INDEPENDENT COMPENSATION CONSULTANT

Importance of Informed Judgment

To help ensure that our compensation program is appropriately aligned with our long-term strategy, stakeholder expectations and the safety and soundness of our firm, our Compensation Committee, within the structure of our Performance Assessment Framework and in the context of the inputs and factors described below, utilizes its informed judgment to evaluate, and structured discretion to set, executive compensation.

We believe this balanced approach, which is consistent with industry practice, is appropriate for our firm, and that a more formulaic compensation program would not be in the long-term best interests of our firm, our shareholders and other stakeholders.

∎

Avoids Unintended Consequences and Mitigates Compensation-Related Risk. Our business is dynamic and requires us to respond rapidly to changes in our operating environment. As such, our annual compensation program is designed to encourage appropriate prudence by our senior leaders, on behalf of our shareholders and our clients, regardless of prevailing market conditions.

»

We utilize a Performance Assessment Framework to provide greater definition to, and transparency regarding, the pre-established financial and non-financial factors considered by the Compensation Committee to assess the firm’s performance in connection with compensation decisions for our NEOs and other senior leaders. However, a strictly formulaic compensation program would not permit adjustments based on less quantifiable factors, such as unexpected external events or individual performance.

»

As an example, during Spring 2020, the Board was able to utilize its judgment without being constrained by a formulaic plan to hold 2020 compensation for our CEO flat year-over-year, despite the firm’s strong performance and before applying the 1MDB-related reduction.

∎

Performance-Based Pay Provides Alignment. While annual compensation decisions are based on our Compensation Committee’s informed judgment and use of structured discretion, the amounts ultimately realized by our continuing NEOs (who received 100% of equity-based pay in PSUs) are subject to ongoing performance metrics and tied to the firm’s longer-term stock price (settlement of PSUs and Shares at Risk delivered in respect of PSUs).

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

OUR COMPENSATION PRINCIPLES

∎

Our Compensation Principles guide our Compensation Committee in its review of compensation at our firm, including the Committee’s determination of NEO compensation. The full text of our Compensation Principles is available at www.gs.com/corpgov. Key elements of our Compensation Principles include:

PAYING FOR PERFORMANCE	ENCOURAGING FIRMWIDE ORIENTATION & CULTURE	DISCOURAGING IMPRUDENT RISK-TAKING	ATTRACTING & RETAINING TALENT

Firmwide compensation should directly relate to firmwide performance over the cycle.	Employees should think and act like long-term shareholders, and compensation should reflect the performance of the firm as a whole.

Compensation should be carefully designed to be consistent with the safety and soundness of our firm. Risk profiles must be taken into account in annual performance reviews, and factors like liquidity risk and cost of capital should also be considered.

Compensation should reward an employee’s ability to identify and create value, and the recognition of individual performance should also be considered in the context of the competitive market for talent.

∎

In addition to our Compensation Principles, our Compensation Committee is guided by our variable compensation frameworks, which more broadly govern the variable compensation process for employees who could expose the firm to material amounts of risk (such as our NEOs).

FIRMWIDE PERFORMANCE

∎ Taking into account our pay-for-performance philosophy, our Compensation Committee places substantial importance on the assessment of firmwide performance when determining NEO compensation.

∎ During 2019, we developed our initial Performance Assessment Framework to provide greater definition to, and transparency regarding, the key factors considered by the Compensation Committee to assess the firm’s performance in connection with compensation decisions for our NEOs and other senior leaders (our Management Committee).

NEW: People Scorecard. In 2021,

we introduced a “People Scorecard” to enhance the consideration of leadership, culture and values under the Framework. The People Scorecard is designed to strengthen our culture of accountability and support the firm’s people strategy and the achievement of our strategic goals as well as to assist in evaluating manager effectiveness across the metrics described below.

»

The Framework includes an assessment of pre-established financial metrics and non-financial factors on a firmwide basis. It also includes divisional metrics that underpin firmwide performance and serve to inform compensation decisions for the firm’s divisional leaders.

»

The Framework aligns performance metrics and goals across our most senior leaders and provides a structure to help ensure that our compensation program for our NEOs and Management Committee continues to be appropriately aligned with our long-term strategy, stakeholder expectations and the safety and soundness of our firm. The Framework has continued to evolve, as appropriate, to help ensure this purpose is served.

∎

In February 2021, the Committee adopted financial metrics, which aligned with the goals announced at our January 2020 Investor Day, as well as non-financial factors, each as described below, that informed the 2021 compensation decisions for our NEOs.

∎	The assessment of firmwide performance takes into account a number of factors:

»	2021 financial performance, focused on the key metrics set forth in the Framework, both on an absolute basis as well as relative to our Peers.

»	Progress towards achieving the firm’s strategic objectives announced at our January 2020 Investor Day, through a review of a dashboard of key performance indicators.

»	Non-financial factors that underpin how our financial results are achieved and support appropriate investment in the firm’s future.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

OVERVIEW OF PERFORMANCE ASSESSMENT FRAMEWORK

FINANCIAL PERFORMANCE	HOW THE RESULTS ARE ACHIEVED/INVESTMENT IN THE FUTURE

	CLIENTS	RISK MANAGEMENT	PEOPLE

∎   ROE

∎   ROTE

∎    Efficiency ratio

∎    TSR

∎    BVPS growth

∎   Pre-tax earnings

∎   Net revenue

∎    EPS

∎    Strategic priorities and KPIs to assess progress towards 2020 Investor Day goals:

»   Grow and strengthen existing businesses

»   Diversify our products and services

»   Operate more efficiently

∎ Cross-divisional strategy/ collaboration in support of One Goldman Sachs ∎ Strength of client feedback ∎ Broaden share of addressable market

∎   Reputation

∎    Compliance

∎    Standing with regulators

∎   Governance and controls

∎   Operational risk loss events

∎    Risk violations/exceptions

∎   360° feedback on risk management, firm reputation and compliance

∎   Capital and liquidity

∎ Core values ∎ Compliance and conduct matters ∎ Diversity, equity & inclusion (e.g., hiring and representation) ∎ Attrition ∎ Leadership pipeline ∎ Strategic location headcount and hiring

FIRMWIDE

INDIVIDUAL PERFORMANCE

∎ An assessment of each NEO’s individual performance and achievements is critical to our Compensation Committee’s decision-making process, including how each of our NEOs helped to contribute to firmwide performance based on the criteria set forth in the Performance Assessment Framework and other factors, in each case as applicable dependent on each NEO’s role.

»  To enhance consideration of individual performance under the Framework for our Executive Leadership Team, each of the CEO, COO and CFO participates in a self-assessment of their performance under the Framework, facilitated by the Global Head of HCM.

360° REVIEW PROCESS

∎

Each of our NEOs is also evaluated under our 360° Review Process, which includes confidential input from employees, including those who are senior to (other than for our CEO), peers of and junior to the employee being reviewed. Through the 360° Review Process, our NEOs’ performance is assessed across a variety of factors, including risk management and firm reputation, control-side empowerment, judgment, compliance with firm policies, culture contributions, diversity and inclusion, and client focus.

∎

Our CEO: Under the direction of our Lead Director, our Governance Committee evaluated the performance of Mr. Solomon, including consideration of the results of Mr. Solomon’s self-assessment under the Performance Assessment Framework as well as a summary of his evaluation under the 360° Review Process (see Corporate Governance—Board Oversight of our Firm—Key Areas of Board Oversight—CEO Performance). Our Compensation Committee considered this evaluation and discussed Mr. Solomon’s performance as part of its discussions to determine his compensation.

∎

Other NEOs: Mr. Solomon discussed with the Governance Committee the performance of our COO and CFO, including the results of Messrs. Waldron’s and Scherr’s respective self-assessments under the Performance Assessment Framework as well as a summary of their evaluations under the 360° Review Process. The Compensation Committee similarly considered these evaluations and discussed the performance of Messrs. Waldron and Scherr as part of its discussions to determine their compensation. Messrs. Solomon and Waldron also discussed with the Compensation Committee the performance of our other NEOs, including in respect of the metrics included in the Framework as well as a summary of their evaluations under the 360° Review Process. In this context, they submitted variable compensation recommendations to the Compensation Committee for our NEOs, but did not make recommendations about their own compensation.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

MARKET FOR TALENT

∎

Our Compensation Committee broadly reviews the competitive market for talent as part of its review of our compensation program’s effectiveness in attracting and retaining talent, and including to help determine NEO compensation.

»

Wherever possible, our goal is to be in a position to appoint people from within the firm to our most senior leadership positions, and our executive compensation program is intended to incentivize our people to stay at Goldman Sachs and to aspire to these senior roles.

∎

To this end, the Committee regularly evaluates our NEO compensation program using benchmarking to help ensure that our senior roles are properly valued, taking into account compensation program design and structure, as well as multi-year financial performance and quantum of NEO pay at our Peers. The Committee may also receive additional benchmarking information with respect to other companies with which the firm competes for talent (e.g., asset managers, S&P 100 companies).

»	The Committee performs this evaluation with information and assistance from our HCM division and the Committee’s independent compensation consultant, Meridian.

»

Benchmarking information provided by HCM is obtained from an analysis of public filings by our Controllers and HCM divisions, as well as surveys regarding incentive compensation practices conducted by Willis Towers Watson.

∎

In addition, the Compensation Committee (and other Board Committees as may be applicable in the context of their respective oversight) also receives and considers information on non-executive employee compensation, including information on aggregate compensation, attrition and retention by division. The Compensation Committee reviews and approves annually the equity award terms, including deferral levels, for equity-based awards granted to employees at all levels across the firm. Consistent with our Compensation Principles, employees at certain compensation thresholds receive a portion of their compensation in the form of equity-based awards, which increases as compensation increases, in order to help support employee share ownership and align employee interests with those of long-term shareholders.

OUR PEERS

U.S. PEERS	EUROPEAN PEERS

BANK OF AMERICA CORPORATION CITIGROUP, INC. JPMORGAN CHASE & CO. MORGAN STANLEY THE BANK OF NEW YORK MELLON CORPORATION* WELLS FARGO & COMPANY*	BARCLAYS PLC CREDIT SUISSE GROUP AG DEUTSCHE BANK AG UBS GROUP AG

*	Added beginning for 2020 year-end compensation

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

STAKEHOLDER FEEDBACK

∎

2021 Say on Pay Results. Our 2021 Say on Pay vote received the support of approximately 90% of our shareholders. The Committee viewed this outcome as an indication of our shareholders’ positive reaction to our compensation program.

∎

Stakeholder Engagement. Engagement has been and continues to be a priority for our Board and management. To this end, we engage extensively with our stakeholders each year and the feedback received continues to inform our Board and Compensation Committee actions. For example, in 2021 we (including, in certain cases, our Lead Director and/or our Compensation Committee Chair) met with shareholders representing more than 35% of Common Stock outstanding to discuss compensation-related matters and other areas of focus.

∎

Board Responsiveness. Stakeholder feedback received over the last several years continues to inform our Board and Compensation Committee actions. To this end, the Committee discussed and evaluated feedback received, including the positive 2021 Say on Pay vote, in setting the form, structure and amount of 2021 compensation, and continued our commitment to various best practices (such as robust risk balancing features), generally maintaining the form and structure of our compensation program while further increasing the amount of performance-based pay (as described below).

IN RESPONSE TO STAKEHOLDER FEEDBACK

We have recently made a number of enhancements to our compensation program and restated our commitments to certain best practices, including further increasing the amount of performance-based pay granted for 2021 annual compensation

STAKEHOLDER FEEDBACK	COMPENSATION COMMITTEE ACTION

Undertook Peer group analysis and expanded Peer group with two additional U.S. Peers for PSUs and compensation benchmarking
Relative metrics in SVC Awards based on U.S. Peers only

Continually increased portion of deferral in PSUs. For 2021, all NEOs (other than Mr. Scherr, who received RSUs in light of his retirement), and our Management Committee, received 100% of deferral in PSUs

100% of equity for continuing NEOs granted as PSUs, which are subject to ongoing performance conditions
Granted rigorous SVC Awards to CEO and COO; taking into account shareholder feedback, in January 2022 also granted SVC Awards to the Management Committee, our senior leaders who have the greatest ability to influence long-term shareholder returns

Continued use of risk-adjusted metrics, transfer restrictions, retention requirements and recapture provisions

Continued to enhance Performance Assessment Framework. In 2020, added a dashboard for the Compensation Committee to assess progress against key strategic goals and in 2021 added a People Scorecard to enhance consideration of leadership, culture and values
Expanded proxy disclosure regarding Committee’s use of informed judgment and structured discretion on pay decisions
Eliminated ability for Compensation Committee to make certain discretionary adjustments to ROE in year-end PSUs; ROE based on as reported metrics

Continued commitment to engagement by Lead Director and Compensation Committee Chair

HIGH PROPORTION OF EUROPEAN PEERS IN PEER GROUP DECREASE PERCENTAGE OF DEFERRAL IN TIME-BASED RSUS GRANTED TO CERTAIN NEOS SUPPORT FOR HIGH PERCENTAGE OF PERFORMANCE-BASED PAY AND RIGOR OF PSU DESIGN SUPPORT FOR ROBUST RISK BALANCING FEATURES TRANSPARENCY REGARDING COMPENSATION COMMITTEE'S USE OF DISCRETION SUPPORT FOR ROBUST STAKEHOLDER ENGAGEMENT

40	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

HOW OUR COMPENSATION COMMITTEE MAKES DECISIONS

CRO INPUT & RISK MANAGEMENT

∎	Effective risk management underpins everything that we do, and our compensation program is carefully designed to be consistent with the safety and soundness of our firm.

∎	Our CRO presented his annual risk assessment jointly to our Compensation Committee and our Risk Committee in order to assist with the evaluation of our program’s design.

»

This assessment, which is also reviewed by our independent compensation consultant, is focused on whether our program is consistent with regulatory guidance providing that financial services firms should ensure that variable compensation does not encourage imprudent risk-taking.

»

Our Compensation Committee and our CRO each believes that the various components of our compensation program, including compensation plans, policies and practices, work together to balance risk and reward in a manner that does not encourage imprudent risk-taking. For example:

Compensation considered based on Risk-Adjusted Metrics, such as net revenues and ROE (which are reflected in our Performance Assessment Framework)	Significant portion of pay in Equity-Based Awards aligns with long-term shareholder interests	Transfer Restrictions, Retention Requirements and Stock Ownership Guidelines work together to align compensation with long-term performance and discourage imprudent risk-taking	Recapture provisions mitigate imprudent risk-taking; misconduct or improper risk analysis could result in clawback or forfeiture of compensation

REGULATORY CONSIDERATIONS

∎

Our Compensation Committee also considers regulatory matters and the views of our regulators when determining NEO compensation. To this end, the Committee receives briefings on relevant regulatory developments. See also —CRO Input & Risk Management.

INDEPENDENT COMPENSATION CONSULTANT INPUT

∎

Our Compensation Committee recognizes the importance of using an independent compensation consulting firm that is appropriately qualified and that provides services solely to our Board and its Committees and not to our firm.

∎

For 2021, our Compensation Committee received the advice of a compensation consultant from Meridian (formerly of FW Cook). Meridian provided input on our Performance Assessment Framework, our incentive compensation program structure and terms and other compensation matters generally as well as the SVC Awards. In addition, they reviewed our CRO’s compensation-related risk assessment, provided input and advice on the structure and amount of our 2021 NEO annual compensation program, such as with respect to market context and expectations for Peer compensation, and provided additional benchmarking information to the Committee.

∎

Our Compensation Committee determined that Meridian (and previously, FW Cook) had no conflicts of interest in providing services to the Committee and was independent under the factors set forth in the NYSE rules for compensation committee advisors.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF ANNUAL COMPENSATION ELEMENTS AND KEY PAY PRACTICES

OVERVIEW OF ANNUAL COMPENSATION ELEMENTS AND KEY PAY PRACTICES

Our Compensation Committee believes the design of our executive compensation program is integral to further our Compensation Principles, including paying-for-performance and effective risk management.

PAY ELEMENT	CHARACTERISTICS	PURPOSE	2020 COMPENSATION

BASE SALARY	Annual fixed cash compensation	Provides our executives with a predictable level of income that is competitive to salary at our Peers	For 2021, NEOs received the following annual base salaries: $2.0 million for our CEO, $1.85 million for our COO and CFO and $1.5 million for our other NEOs (such annualized salary rate effective as of September 20, 2021 for Mr. Berlinski, upon his appointment to the Management Committee)

ANNUAL VARIABLE COMPENSATION(a)	Cash	Motivates and rewards achievement of company performance, strategic and operational objectives	In 2021, each of our NEOs received a portion of their annual variable compensation (no more than 40%) in the form of a cash bonus

	Equity-Based: PSUs RSUs	Aligns our executives’ interests with those of our shareholders and motivates executives to achieve longer-term performance, strategic and operational objectives

Each of our NEOs received at least 60% of their annual variable compensation in the form of equity-based compensation

∎   CEO and COO: 100% PSUs

∎   Other NEOs: New. 100% PSUs

∎   CFO (Retired): 100% RSUs. In light of his retirement, Mr. Scherr received his 2021 equity-based compensation in RSUs

(a)

Our NEOs participate in the Goldman Sachs Partner Compensation Plan (PCP), the plan under which we determine variable compensation for all of our PMDs. SVC Awards were not part of 2021 annual compensation. For more information on these one-time, performance-based stock awards, see —Shareholder Value Creation Awards—A More Detailed Look.

What We Do Engage proactively with shareholders and other stakeholders Review and carefully consider stakeholder feedback in structuring and determining executive compensation Grant equity-based awards subject to ongoing performance metrics as a significant portion of annual variable compensation for continuing NEOs, as well as our Management Committee Align pay with firmwide performance, including through use of PSUs Utilize Performance Assessment Framework to assess performance through financial and non-financial metrics (e.g., clients, risk management and people-related metrics) Exercise informed judgment responsive to the dynamic nature of our business, including consideration of appropriate risk-based and other metrics within the context of our Performance Assessment Framework Apply significant shareholding requirements through: Stock Ownership Guidelines for Executive Leadership Team Retention Requirements for Management Committee (including NEOs) Shares at Risk for PMDs and managing directors (including NEOs) Maintain robust recapture provisions in our variable compensation award agreements Provide for annual assessment by our CRO of our compensation program to ensure it does not encourage imprudent risk-taking Utilize independent compensation consultant What We Don't Do No employment agreements providing for severance pay with our executive officers (including our NEOs) No golden parachutes No guaranteed bonus arrangements with our executive officers No tax gross-ups for our executive officers, except in connection with international assignments and relocations No repricing of underwater stock options No excessive perquisites No ongoing service-based pension benefit accruals for executive officers No hedging transactions or short sales of our common stock permitted for any executive officer

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

2021 ANNUAL COMPENSATION

Our Compensation Committee made its annual compensation determinations for our NEOs in the context of our Compensation Principles, which encompass a pay-for-performance philosophy, and after consideration of the factors set forth in —How our Compensation Committee Makes its Decisions.

Compensation reflects our pay-for-performance culture and incentivizes long-term shareholder alignment without undue emphasis on shorter-term shareholder results

In setting 2021 annual compensation, our Compensation Committee determined that 2020 annual compensation—before any 1MDB-related reductions applicable to our Executive Leadership Team—was the appropriate baseline to consider, viewing such amounts as reflective of the firm’s 2020 operating performance and of each individual’s performance during that year.

2021 ANNUAL COMPENSATION REFLECTS
Strong financial performance and continued, strong progress across our strategic goals	Strong individual performance

Extraordinary financial performance, with records
across a variety of firmwide and divisional metrics

Clear financial momentum and strength of our
franchise

Continued affirmation of our strategic direction
and continued, strong progress on our long-term
growth strategy

Exemplary leadership and tone at the top Oversight of the execution of our of strategic plan Commitment to our People Strategy, including advancing our culture, diversity and talent development

2021 Firmwide Performance: Strong Financial Performance and Continued, Strong Progress Across Our Strategic Goals

Our Compensation Committee places key importance on the assessment of annual firmwide performance when determining NEO compensation, which is core to our pay-for-performance philosophy.

∎

Performance is assessed in a holistic manner, and was guided by our Performance Assessment Framework (using metrics determined by our Compensation Committee in February 2021), without ascribing specific weight to any single factor or metric, as we continue to believe that a formulaic compensation program would not be in the best interests of our firm.

∎

In considering financial performance for 2021, the Committee received absolute and relative financial metrics and took into account the records set across a variety of firmwide and divisional metrics as well as the context of the broader operating environment, including the sustainability of certain market and other conditions.

∎

In addition, the Committee also considered how 2021 results were achieved, including how the firm continued to invest in its future, and how each NEO and each division contributed to the various client, risk management, and people scorecard-related strategies and goals set forth in the Framework, including as described in —2021 Individual Performance.

Execution of the firm’s long-term growth strategy as articulated at our January 2020 Investor Day was also central to our Compensation Committee decisions for 2021 compensation.

∎

Our NEOs, and in particular our Executive Leadership Team, drove execution of our strategic plan throughout 2021 and made continued, strong progress towards our January 2020 Investor Day goals and strategic objectives, including through the announced acquisitions of NNIP and GreenSky. Pursuant to the Performance Assessment Framework, the Committee considered progress towards achieving our strategic goals in 2021 by reviewing a dashboard of progress across various KPIs.

»

These actions are expected to set the firm on a path to more durable revenues over time, drive continued financial momentum and demonstrate our commitment to making the necessary investments to drive long-term, sustainable growth for our shareholders.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

∎

Each of our NEOs also focused on the continued implementation of an operating approach that delivers One Goldman Sachs to our clients, is underscored by a multi-year financial-planning process, invests in new and existing businesses and enhances accountability and transparency.

The Committee continues to focus on ensuring that the structure and amount of our NEO compensation appropriately incentivizes our NEOs to continue to build long-term, sustainable growth and to achieve our financial targets, without undue emphasis on shorter-term results.

∎	For example, each of our NEOs receives at least 60% of his or her variable compensation in equity-based awards that promotes alignment with long-term shareholder interests.

∎

Further, equity-based awards for our Management Committee, including for our continuing NEOs, are in the form of PSUs, resulting in a significant portion of compensation for our most senior leaders being subject to ongoing performance metrics.

Spotlight on 2021 U.S. Peer CEO Compensation

∎	Peer comparability is an important factor in assessing our pay-for-performance alignment.

∎	The chart below provides additional information on our pay-for-performance alignment in the context of available 2021 annual CEO pay determinations and annual ROE for our U.S. Peers.

2021 ROE 2021 CEO Annual Compensation(a) 23.0% 18.6% 15.0% 12.2% 12.0% 11.5% 8.9% $35.0 $34.5 $35.0 $32.0 $24.5 $22.5 $15.2 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 GS JPM MS BAC WFC C BK 0.0% 5.0% 10.0% 15.0% 20.0% 25.0% 30.0% 35.0%

(a)	Annual compensation includes base salary, cash bonus paid and deferred cash/equity-based awards granted, in each case for 2021 performance, as reported in SEC filings.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

ASSESSMENT OF 2021 FIRMWIDE PERFORMANCE

FINANCIAL PERFORMANCE	ROE 23.0% ( 11.9 pp YoY)	ROTE(a) 24.3% ( 12.5 pp YoY)	Net Revenues $59.3 billion ( 33% YoY)	EPS $59.45 ( 140% YoY)

	Pre-Tax Earnings $27.0 billion ( 117% YoY)	Efficiency Ratio 53.8% ( 11.2 pp YoY)	1-Year TSR 47.6% ( 30.1 pp YoY)	BVPS Growth 20.4% YoY

∎  Record full-year net revenues, net earnings, pre-tax earnings and EPS. Highest ROE since 2007 and highest ROTE since 2009

∎  Record firmwide AUS

∎  #1 in announced and completed M&A; #1 in equity and equity-related offerings (Dealogic)

∎  Record net revenues in Investment Banking, Asset Management and Consumer & Wealth Management; highest Global Markets net revenues in 12 years

PROGRESS ACROSS OUR STRATEGIC GOALS

GROW AND STRENGTHEN EXISTING BUSINESSES

∎  Grew wallet share in Global Markets and Investment Banking(b); continued expansion of client footprint in Investment Banking

∎  Increased firmwide AUS by $325 billion in 2021, including record long-term net inflows of $130 billion

∎  Announced acquisition of NNIP

DIVERSIFY OUR PRODUCTS AND SERVICES

∎  Continued building Transaction Banking capabilities, with $54 billion in deposits at 2021 year-end and launch of four new partnerships

∎  Continued to scale Consumer & Wealth Management capabilities, including growth in consumer deposits and loans, integration of GS Personal Financial Management and the launch of new products and partnerships

∎  Announced acquisition of GreenSky

OPERATE MORE EFFICIENTLY

∎  Remain on track to generate $1.3 billion in run-rate expense efficiencies over the medium-term; achieved approximately $1.0 billion of our medium-term plan through 2021

∎  Diversified funding mix; increased deposits by $104 billion year-over-year, reflecting an increase across channels

∎  Executed the Goldman Sachs Bank USA acquisition of Goldman Sachs Bank Europe, which expanded activities under the U.S. bank chain

∎  Continued to expand presence in strategic locations and make ongoing investments in automation and infrastructure

(a)	For a reconciliation of this non-GAAP measure to the corresponding GAAP measure, please see Annex A: Calculation of Non-GAAP Measures.

(b)

2021 wallet share vs. 2019 wallet share. Data based on reported revenues for Advisory, Equity underwriting and Debt underwriting for Investment Banking and for FICC and Equities for Global Markets. Total wallet includes GS, JPM, C, MS, BAC, UBS, BARC, CS, DB.

2021 Individual Performance

∎

The Committee assesses how each NEO’s individual performance (highlights of which are set forth below) contributed to the firm’s overall performance, including execution of our long-term strategy and driving our financial momentum, as well as how each NEO exhibited exemplary leadership and set the tone at the top in the stewardship of our culture and Core Values.

∎

The Committee also considers the metrics and factors described in our Performance Assessment Framework (e.g., clients, risk management and people-related metrics), including the self-assessments by each of the CEO, COO and CFO, and other factors, in each case as applicable dependent on each NEO’s role.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

David Solomon Chairman and CEO

KEY RESPONSIBILITIES

As Chairman and CEO, Mr. Solomon is responsible for leading our business operations and overseeing our firm, leading development and implementation of corporate policy and strategy and serving as primary liaison between our Board and our firm and as a primary public face of our firm.

2021 Annual Compensation

                                                          28% variable cash compensation 6% base salary 66% PSUs $35M Equity-based compensation represented 70% of 2021 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

KEY PERFORMANCE HIGHLIGHTS

Mr. Solomon displayed strong and effective leadership of our firm during 2021, in dedicated pursuit of, and driving progress towards, our forward strategic plan and the KPIs laid out at our January 2020 Investor Day, delivering strong financial results and displaying an authentic commitment to our people, our clients, our shareholders and broader stakeholders.

Mr. Solomon’s 2021 dashboard:

CLIENTS

∎  Led the execution of our forward strategic plan and the KPIs laid out at our January 2020 Investor Day, including to:

»  Champion client centricity, including ongoing execution of our One Goldman Sachs approach

»  Capitalize on opportunities to expand addressable markets and provide differentiated client service

»  Accelerate strategic initiatives and drive growth in core business and new opportunities, including through the announced acquisitions of NNIP and GreenSky

∎  Displayed unwavering commitment to client engagement, delivering consistent, personal engagement with CEOs of hundreds of clients and regularly participating in group client and industry events

∎  Drove sustainability strategy, in particular to accelerate associated commercial capabilities to serve our clients by operationalizing capabilities within our businesses and through key strategic partnerships

RISK MANAGEMENT

∎  Maintained strong tone from the top, including by:

»  Emphasizing the importance of an appropriate control environment

»  Instilling a strong focus on the management of financial and non-financial risks

∎  Continued strong engagement with our regulators and top government officials, both in the U.S. and globally

PEOPLE

∎  Continued to champion a “People First” approach to the ongoing pandemic, with a focus on executing our “Return to Office” strategy where it is safe and permissible to do so, and supporting our people and their families

∎  Led CFO succession, partnering with COO in support of a smooth and successful transition; partnered with COO on a number of other key strategic hires and leadership transitions

∎  Continued to set strong tone from the top, reinforcing our culture and Core Values, including by:

»  Strengthening the firm’s culture and emphasizing each employee’s responsibility to protect and foster integrity, encourage escalation and hold themselves and others to the highest standards of conduct

»  Leading firmwide and external dialogue on important social topics, such as his championship of the launch of One Million Black Women, the firm’s diversity, equity and inclusion strategy and commitment to sustainable finance and climate transition

»  Driving the firm’s people strategy with a focus on delivering on our aspirational goals and developing next generation talent

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

John Waldron President and COO

KEY RESPONSIBILITIES

As President and COO, Mr. Waldron’s responsibilities include managing our day-to-day business, executing our firmwide strategy and other priorities and closely collaborating with our senior management team across the breadth of the firm’s operations, as well as engaging with, and serving as a liaison to, our clients.

2021 Annual Compensation*

38% variable cash compensation 6% base salary 57% PSUs $33M Equity-based compensation represented 60% of 2021 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

*	Percentages do not sum to 100% due to rounding.

KEY PERFORMANCE HIGHLIGHTS

During 2021, Mr. Waldron displayed relentless focus on the execution of our firm’s forward strategy and driving progress on the KPIs laid out at our January 2020 Investor Day. In doing so, he provided robust leadership of the firm’s businesses and operations while continuing extensive client engagement.

Mr. Waldron’s 2021 dashboard:
CLIENTS

∎  Drove focus on our One Goldman Sachs strategy, including expanded client coverage and enhanced cross-divisional collaboration

∎  Participated in significant and consistent engagement with clients across the globe

∎  Drove execution of our forward strategic plan and the KPIs laid out at our January 2020 Investor Day, including by:

» Actively managing revenue, control, finance and operating functions in pursuit of the firm’s strategy

» Driving execution priorities, growth initiatives and achievement of KPIs in close partnership with divisional and functional leaders across the firm

» Overseeing operating efficiency initiatives, including optimizing organizational structure and progressing automation efforts

RISK MANAGEMENT

∎  Collaborated closely with Control, Finance and Operations teams with a focus on financial and non-financial risk management and efficient management of resource consumption and capital allocation firmwide

∎  Oversaw reputational risk management as chair of the Firmwide Reputational Risk Committee and Chair of Firmwide Client and Business Standards Committee

∎  Continued consistent high level of engagement with our key regulators globally

∎  Increased focus on regular risk reviews with CFO and Chief Risk Officer across key dimensions of the firm, particularly given CFO transition

∎  Oversaw critical capacity building initiatives, including enhancing Engineering capabilities, establishing the Office of Integration and enhancing Marketing capabilities

PEOPLE

∎  Partnered with CEO in the firm’s “Return to Office” strategy, with a focus on the unique requirements for each geographic region

∎  Partnered with CEO on the CFO transition as well as a number of other key strategic hires and leadership transitions

∎  Drove location strategy efforts for the firm, including the establishment of Birmingham and Hyderabad locations and active engagement on build-out of Dallas campus

∎  Led major people and talent initiatives, in collaboration with the Global Head of HCM, including to:

» Enhance the firm’s leadership pipeline review process with a particular focus on diversity and development of the firm’s “next generation” talent

» Engage with Partnership Committee efforts to invest in culture and connectivity

» Enhance performance management and promotion processes

» Sponsor diversity, equity and inclusion networks and initiatives across the firm

» Focus on enhancing processes for internal mobility

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

Stephen Scherr CFO (Retired)

KEY RESPONSIBILITIES

As CFO, Mr. Scherr managed the firm’s overall financial condition, as well as financial analysis and reporting. In addition, he also oversaw various control functions, operations and technology and closely collaborated across our senior management team, including on issues relating to risk management and firmwide operations. Mr. Scherr retired as CFO on December 31, 2021.

2021 Annual Compensation

37% variable cash compensation 7% base salary 56% RSUs $28M Equity-based compensation represented 60% of 2021 annual variable compensation, paid 100% in RSUs.

KEY PERFORMANCE HIGHLIGHTS

In 2021, Mr. Scherr provided exceptional oversight of the firm’s capital, liquidity and balance sheet to support the execution of the firm’s strategic and operational goals with an enduring focus on ensuring the financial safety and soundness of the firm.

Mr. Scherr’s 2021 dashboard:

CLIENTS

∎	Engaged with clients in collaboration with business divisions

RISK MANAGEMENT

∎	Actively managed the firm’s financial resources, including to:
»	Manage capital and liquidity through continued market volatility, while ensuring sufficient capacity to meet internal and regulatory requirements
»	Maintain expense discipline across the businesses
»	Deploy resources to high-returning client opportunities
∎	Drove transparency through continued improvement of quarterly earnings and fixed income calls, related presentations and general shareholder engagement
∎	Collaborated with CEO and COO on continued execution of the firm’s forward strategic plan and January 2020 Investor Day targets, including strategic efforts around reducing on-balance sheet holdings within the Asset Management segment and related communication of progress to investors
∎	Led reorganization of the firm’s bank entities to align more efficiently our global businesses under common ownership of Goldman Sachs Bank USA
∎	Continued focus on refining firmwide planning and resource utilization modeling as well as developing a comprehensive upgrade of business and scenario planning by linking business performance, risk, liquidity and capital in comprehensive model for the firm
∎	Oversaw continued development of the firm’s Treasury function, including efforts to diversify funding sources, manage liquidity more efficiently and enhance coordination of liquidity and capital management
∎	Led discussions and strategic advocacy with the Federal Reserve and other global regulators and policy-makers

PEOPLE

∎	Significant collaboration in support of the CFO transition
∎	Strong engagement across the firm’s stakeholders
∎	Championed the firm’s cultural, people and talent initiatives as a senior sponsor and culture carrier on key issues, such as diversity, equity and inclusion. Served as Executive Officer sponsor to the Firmwide Hispanic and Latinx Network

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

Philip Berlinski Global Treasurer

KEY RESPONSIBILITIES

As Global Treasurer, Mr. Berlinski is responsible for overseeing the firm’s Corporate Treasury function, which manages the firm’s liquidity, funding, balance sheet and capital to maximize net interest income and return on equity through liability planning and execution, financial resource allocation, asset liability management and liquidity portfolio management. Mr. Berlinski also serves as CEO of Goldman Sachs Bank USA.

2021 Annual Compensation*

37% variable cash compensation 6% base salary 56% PSUs $17.5M Equity-based compensation represented 60% of 2021 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

*	Percentages do not sum to 100% due to rounding.

KEY PERFORMANCE HIGHLIGHTS

During 2021, Mr. Berlinski effectively transitioned to his new role as Global Treasurer, balancing the role’s technical responsibilities with supporting business growth in our core franchises. In his prior role as COO of Global Equities, he helped to drive progress on strategic KPIs.

Mr. Berlinski’s 2021 dashboard:

CLIENTS

∎	Focused on ensuring the firm has appropriate liquidity to support franchise activity as well as future growth. In this regard, oversaw record unsecured debt issuance enabling business growth during a period of elevated market and liquidity volatility
∎	Engaged with a broad range of firm clients as Global Treasurer in support of business growth in core franchises
∎	As prior COO of Global Equities, provided oversight of the integration of an acquisition into Global Equities, enhancing our client offerings
∎	Continued leadership of strategic KPIs for Global Equities and focus on One Goldman Sachs client approach

RISK MANAGEMENT

∎	Continued progress in shifting funding mix toward lower cost, stable deposits while enhancing asset liability management and maintaining focus on ensuring regulatory minimum ratios were satisfied
∎	Provided continued oversight of the firm’s LIBOR transition
∎	Participated in G-SIB Treasurer discussions on markets, liquidity and regulations with key regulators and policy-makers
∎	In his role as CEO of GS Bank USA, focused on raising more deposits, including through the EMEA Transaction Banking launch, as well as on the movement of eligible deposit-funded activity into the bank chain
∎	In his prior role as COO of Global Equities, provided active oversight of risk management for the business

PEOPLE

∎	Served as executive sponsor for GS Accelerate, a firmwide platform to unlock our people’s entrepreneurial talents and drive collaboration across Goldman Sachs
∎	Focused on supporting and implementing the firm’s people strategy goals in Corporate Treasury

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

2021 ANNUAL COMPENSATION

Kathryn Ruemmler CLO and General Counsel

KEY RESPONSIBILITIES

As CLO and General Counsel, Ms. Ruemmler leads the firm’s Legal Division, providing oversight for the firm’s legal affairs worldwide, and oversees the Compliance Division and Conflicts Resolution Group, which oversight serves to enhance collaboration across these disciplines and ensure a consistent approach to addressing the legal, compliance and reputational risk issues facing the firm.

2021 Annual Compensation*

37% variable cash compensation 9% base salary 55% PSUs $17.5M Equity-based compensation represented 60% of 2021 annual variable compensation, paid 100% in PSUs subject to ongoing performance metrics.

*	Percentages do not sum to 100% due to rounding.

KEY PERFORMANCE HIGHLIGHTS

In 2021, Ms. Ruemmler effectively transitioned to her new role as CLO and General Counsel, exhibiting strong judgment and decisive decision-making over various legal and regulatory matters of importance to the firm, as well as progress towards the goal of enhancing collaboration and synergies across the Legal, Compliance and Conflicts Resolution functions.

Ms. Ruemmler’s 2021 dashboard:

RISK MANAGEMENT

∎	Key advisor to the firm across a variety of legal, reputational and regulatory matters, including in her oversight of the firm’s litigation and enforcement strategy and as Co-Chair of the Regulatory Reform Steering Group
∎	Leader of continued efforts to refine and improve our organizational structure and to fulfill our ongoing responsibility to continually enhance the control functions
∎	Significant focus on the management of reputational risk, including as Co-Vice Chair of the Firmwide Reputational Risk Committee
∎	Responsibility for executive oversight of the firm’s 1MDB-related remediation program, including providing updates to the 1MDB Remediation Special Committee

PEOPLE

∎	Invested substantial time and thought leadership as head of Firmwide Conduct Committee and spearheaded efforts to develop and launch our enhanced Code of Business Conduct and Ethics, focusing on ensuring that our cultural expectations are well communicated across the firm
∎	Exhibited strong judgment and decisive decision-making towards the goal of enhancing collaboration and synergies across the Legal, Compliance and Conflicts Resolution functions
∎	Focused on supporting and implementing the firm’s people strategy goals across Compliance, Legal and Conflicts, including with respect to “Return to Office”

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

SHAREHOLDER VALUE CREATION AWARDS—A MORE DETAILED LOOK

SHAREHOLDER VALUE CREATION AWARDS—A MORE DETAILED LOOK

∎

As previously announced, the non-employee members of our Board, upon the recommendation of our independent Compensation Committee, granted SVC Awards to Messrs. Solomon and Waldron in October 2021 and more broadly to members of our Management Committee, including Mr. Berlinski and Ms. Ruemmler, in January 2022.

∎	SVC Awards address three key objectives and align the incentive structure across our most senior leaders:

Align compensation with rigorous performance thresholds that drive long-term shareholder value creation	Ensure leadership continuity over the next 5+ years in the next phase of our growth strategy	Enhance retention in response to the increasing competition for talent in the current environment

1 2 3

∎

In expanding these awards more broadly to members of our Management Committee, the Board sought to be responsive to shareholder feedback regarding the importance of broadening the scope of the awards’ key objectives across our senior leadership team, which we believe will further enhance collaboration and teamwork.

∎

SVC Awards are not part of 2021 annual compensation and will not be awarded on a regularly recurring basis. 2021 annual compensation was determined based on the factors described in —How our Compensation Committee Makes Decisions and —2021 Annual Compensation above.

Key Terms of our NEOs’ SVC Awards

Grant Details

Form: Performance stock units

Grant Date/Amount of Award(a)

∎  October 21, 2021: Mr. Solomon - $30 million ($17.0 million grant date fair value; 73,264 performance stock units); Mr. Waldron - $20 million ($11.4 million grant date fair value; 48,843 performance stock units)

∎  January 28, 2022: Mr. Berlinski and Ms. Ruemmler - $7 million each ($2.3 million grant date fair value; 17,095 performance stock units)

Conversion Price: The number of performance stock units was calculated using a conversion price of $409.48, the 5-day average closing price from October 15 - 21, 2021

TSR Thresholds (Absolute & Relative)	CUMULATIVE ABSOLUTE TSR GOALS	% OF TARGET EARNED	RELATIVE TSR GOALS	% OF TARGET EARNED
	≥75%	75%	≥80th percentile	75%
	60%	50%	65th percentile	50%
	47%	25%	40th percentile	25%
	<47%	0%	<40th percentile	0%

Performance-based vesting for the SVC Awards is based 50% on absolute TSR goals and 50% on relative TSR goals, all of which have been pre-established by the Board. With respect to absolute TSR goals, the resulting stock price plus dividends would be approximately, in each case, $602 at 47%, $655 at 60% and $717 at 75%, and in each case assuming a $2 quarterly dividend. For reference, as of the grant in October 2021, our highest closing stock price was $419.69.

The overall payout percentage of the SVC Awards will equal the sum of the percentage of Target Earned under each of the Cumulative Absolute TSR Goals and Relative TSR Goals. Amounts earned are determined by linear interpolation if results are between the TSR goals (both absolute and relative).

Peer Group for Relative Thresholds	U.S. Peers: BAC, Citi, JPM, MS, BK, WFC
Achievement of Thresholds

∎  Absolute TSR: Highest average closing price of GS stock for any 30-consecutive trading days during performance period

∎  Relative TSR: 30-day average closing price prior to beginning and end of performance period

Performance Period and Vesting

Vesting will occur over a five-year performance period beginning for all SVC Awards on October 21, 2021 and is also subject to continuous service until the end of the five-year performance period, with limited exceptions provided in the applicable award agreement and the SIP, such as death and disability.

Form of Settlement	Any amounts earned under the SVC Awards are settled 100% in shares of Common Stock that will deliver at the end of the five-year performance period.
Transfer Restrictions

Any shares earned will be Shares at Risk subject to transfer restrictions for one year after delivery, and will also be subject to forfeiture and clawback provisions, including recapture for events constituting “Cause,” failing to perform obligations under any agreement with Goldman Sachs, and participating in (or otherwise overseeing or being responsible for, depending on the circumstances, another individual’s participation) materially improper risk analysis or failing sufficiently to raise concerns about risks during the performance period (see —Other Compensation Policies and Practices).

(a)

Grant date fair value for SVC Awards is determined by multiplying the target number of SVC Awards by the closing price per share of Common Stock on the NYSE on the grant date, and applying a discount related to the probability of achieving the award’s goals and transfer restrictions on the Common Stock underlying these awards.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

EQUITY-BASED VARIABLE COMPENSATION ELEMENTS OF ANNUAL COMPENSATION—A MORE DETAILED LOOK

EQUITY-BASED VARIABLE COMPENSATION ELEMENTS OF ANNUAL COMPENSATION—A MORE DETAILED LOOK

We believe it is important to pay a significant portion of our annual variable compensation in equity-based awards. To this end, for 2021 annual compensation, 70% of Mr. Solomon’s and 60% of all other NEOs’ variable compensation was paid in equity-based awards as follows:

∎	CEO and COO: 100% PSUs

∎	Other NEOs: New – 100% PSUs (increased from 50% in 2020 for our other NEO roles)

»

In order to further tie compensation to ongoing performance metrics and further align compensation structure across our most senior leaders, our Compensation Committee determined that equity-based compensation for our Management Committee (including all of our continuing NEOs) should be 100% in PSUs. Previously, members of our Management Committee who were not NEOs received 25% of equity-based compensation in the form of PSUs.

∎	CFO (Retired): 100% RSUs. In light of his retirement, Mr. Scherr received his 2021 annual equity-based compensation in RSUs.

Our equity-based variable compensation is subject to various robust risk-balancing features, as described more fully in —Other Compensation Policies and Practices. Treatment upon a termination of employment or change in control is described more fully in —Executive Compensation—Potential Payments Upon Termination or Change in Control.

Year-End PSUs

Year-End PSUs—Overview of Material Terms

∎  PSUs provide recipients with annual variable compensation that has a metrics-based outcome; the ultimate value paid to the NEO is subject to firm performance both through stock price and a metrics-based structure. ROE is used because it is a risk-based metric that is an important indicator of the firm’s operating performance and is viewed by many stakeholders as a key performance metric.

∎  PSUs will be paid at 0 -150% of the initial award based on our average ROE over 2022-2024, using absolute and relative metrics as described in the below table.

3-YEAR AVERAGE ABSOLUTE ROE	% EARNED	3-YEAR AVERAGE RELATIVE ROE	% EARNED(a)
<5%	0%	<25th percentile	25%
5% to <16%	Based on relative ROE; see scale at right	25th percentile	50%
		60th percentile	100%
≥16%	150%	≥75th percentile	150%

(a)   % earned is scaled if performance is between specified thresholds; payout is automatically capped at 100% if 3-year average GS ROE is between 5% and 6%

∎  PSU performance thresholds for PSUs granted in January 2022 were unchanged year-over-year. Our Compensation Committee believes these thresholds are appropriate to incentivize senior management to achieve our strategic goals and enhance long-term shareholder value. Thresholds will continue to be reviewed annually in connection with annual compensation decisions.

∎ PSUs granted in January 2022 will be settled in 2025. For the CEO and COO, PSUs will be settled 50% in cash based on the average closing price of our Common Stock over a ten-trading-day period and 50% in Shares at Risk. For Mr. Berlinski and Ms. Ruemmler, PSUs will settle 100% in shares of Common Stock, substantially in the form of Shares at Risk.

∎

For purposes of the relative ROE metric, for PSUs granted in January 2022, our Peers consist of Bank of America Corporation, Citigroup, Inc., JPMorgan Chase & Co., Morgan Stanley, The Bank of New York Mellon Corporation, Wells Fargo & Company, Barclays PLC, Credit Suisse Group AG, Deutsche Bank AG and UBS Group AG. Our Compensation Committee believes that these Peers appropriately and comprehensively reflect those firms that have a major presence across our collection of scaled businesses (including market-making, investment banking and asset and wealth management) and who have regulatory requirements (such as with respect to capital) similar to ours.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

∎	Average ROE is the average of the annual ROE for each year during the performance period.

»

Annual ROE for the firm is calculated as annualized net earnings applicable to common shareholders divided by average common shareholders’ equity, as publicly reported by Goldman Sachs in its annual report, and rounded to one decimal place.

»	For purposes of determining ROE of our Peers with respect to the PSUs’ relative metrics, annual ROE is as reported in the Peer company’s publicly disclosed annual report, rounded to one decimal place.

∎

In certain circumstances (e.g., a merger, change in corporate structure or other similar corporate transaction) that result in a substantial change in a Peer company’s business or revenue mix, the Committee may adjust the Peer group and/or make such other equitable adjustments as the Committee deems appropriate.

∎	Certain adjustments (e.g., to a Peer company’s ROE for purposes of the relative ROE calculation) will be based on publicly disclosed financial information.

∎	Each PSU granted to our NEOs includes a cumulative dividend equivalent right payable only if and when that PSU is earned.

∎

PSUs granted to our NEOs who meet certain age and service requirements on the grant date have no additional service-based vesting requirement; however, all PSUs are subject to various robust risk-balancing features, as described below.

∎

In light of the use of PSUs across our senior leaders, and in consideration of shareholder feedback regarding the use of discretion, the Compensation Committee determined to eliminate its discretion to make certain adjustments to ROE for the CEO’s and COO’s year-end PSU awards and for outstanding awards previously granted to the Executive Leadership Team; ROE is based on as reported metrics.

∎	For information on the vesting and settlement of Mr. Solomon’s 2017 year-end PSUs, see —Executive Compensation—2021 Stock Vested.

Year-End RSUs

∎

In light of his retirement, Mr. Scherr received his 2021 equity-based compensation in the form of RSUs, which will continue to tie the value of this compensation to firm performance through stock price. These RSUs are vested at grant; underlying shares are substantially delivered in the form of Shares at Risk (after applicable tax withholding) in three approximately equal installments on the first, second and third anniversaries of grant. Each RSU granted to Mr. Scherr includes a dividend equivalent right.

OTHER COMPENSATION POLICIES AND PRACTICES

Robust Risk-Balancing Features

Compensation granted to our NEOs is subject to various longstanding risk-balancing features, including the use of Shares at Risk, retention requirements and, for our Executive Leadership Team, additional stock ownership guidelines.

∎

Shares at Risk: Shares delivered pursuant to our equity-based awards generally deliver in the form of “Shares at Risk.” Shares at Risk are shares (after applicable tax withholding) that are subject to transfer restrictions (beginning with awards granted in January 2022) as follows:

»

For PSUs granted as part of annual compensation, calculated based on the grant date (for 2021 Year-End PSU awards, granted in January 2022, Shares at Risk will be subject to transfer restrictions through January 2026).

»

For RSUs, calculated based on delivery date (for 2021 Year-End RSU awards, granted in January 2022, Shares at Risk deliver pro rata in January 2023, 2024 and 2025 and will be subject to transfer restrictions through January 2024, 2025 and 2026, respectively).

»	For SVC Awards, Shares at Risk will be subject to transfer restrictions for one year after delivery (through October 2027) of any shares of Common Stock that are earned.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

Transfer restrictions generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions). See —Executive Compensation—Potential Payments Upon Termination or Change in Control for more detail).

∎

Retention Requirements: Pursuant to our internal policy applicable to members of our Management Committee, each of our NEOs is subject to retention requirements with respect to shares of Common Stock received in respect of equity awards:

»

Our CEO is required, for so long as he holds that position, to retain (directly or indirectly through estate planning entities) at least 75% of the shares of Common Stock granted (net of payment of any withholding taxes) as compensation (After-Tax Shares) since becoming CEO.

»

Similarly, each of our COO and CFO (directly or indirectly through estate planning entities) is required, for so long as he holds such position, to retain at least 50% of After-Tax Shares granted as compensation since being appointed to such position.

»

Our other NEOs are required, for so long as they serve on the firm’s Management Committee, to retain at least 25% of After-Tax Shares granted as compensation since being appointed to the Management Committee.

∎	Stock Ownership Guidelines: In addition, our Executive Leadership Team is subject to additional stock ownership guidelines that supplement the retention requirements. These guidelines provide that:

»	Our CEO must retain beneficial ownership of a number of shares of Common Stock equal in value to 10x his base salary for so long as he remains our CEO.

»	Each of our COO and CFO must retain beneficial ownership of a number of shares of Common Stock equal in value to 6x his base salary for so long as he remains in such position at the firm.

»	Transition rules apply in the event that an individual becomes newly appointed to one of these positions subject to these guidelines.

»	Each member of our 2021 Executive Leadership Team met these stock ownership guidelines in 2021.

∎

Recapture Provisions: We have a longstanding practice of including robust recapture provisions in our variable compensation award agreements. To this end, we maintain several conduct-related recapture rights, as set forth below, which in many cases include both forfeiture and clawback rights (collectively, Recapture):

CAUSE	FAILURE TO CONSIDER RISK

Each employee who receives equity-based awards as part of his or her year-end compensation (since IPO)	Each employee who receives equity-based awards as part of his or her year-end compensation (since 2009 year-end)

If such employee engages in conduct constituting “cause,” including:

∎ Is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge;

∎ Engages in employment disqualification conduct under applicable law;

∎ Willfully fails to perform his or her duties to the firm;

∎ Violates any securities or commodities laws, rules or regulations of any relevant exchange or association of which the firm is a member;

∎ Violates any of our policies concerning hedging, pledging or confidential or proprietary information, or materially violates any other of our policies;

∎ Impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests; or

∎ Engages in conduct detrimental to the firm

If, during the time period specified in the award agreement, such employee participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the firm or the broader financial system as a whole (for example, where such employee has improperly analyzed such risk or where they failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Compensation Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the firm, the employee’s business unit or the broader financial system

All outstanding PSUs, RSUs, SVC Awards and Shares at Risk at the time “cause” occurs

All equity-based awards (e.g., PSUs, RSUs, SVC Awards and underlying Shares at Risk) covered by the specified time period (e.g., the year for which the award was granted or, for SVC Awards, the entire performance period)

WHAT APPLICATION WHO

54	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

OTHER COMPENSATION POLICIES AND PRACTICES

∎

Pursuant to these Recapture provisions, if after delivery, payment or release of transfer restrictions we determine that a forfeiture event had previously occurred, we can require repayment to us of the award (including amounts withheld to pay withholding taxes) and any other amounts paid or delivered in respect thereof.

∎

Our Compensation Committee adopted a comprehensive, standalone clawback policy in January 2015 that applies to each member of our Executive Leadership Team and generally permits recovery of awards (including equity-based awards and underlying Shares at Risk).

»

Among other things, the clawback policy expands our Recapture rights if the events covered by the Sarbanes-Oxley Act of 2002 (Sarbanes-Oxley) occur, applying such provision to all variable compensation (whether cash- or equity-based) paid to any member of our Executive Leadership Team, even though the Sarbanes-Oxley provision on which the Policy is based requires that such a clawback apply only to our CEO and CFO.

∎	In addition, our equity-based awards and underlying Shares at Risk (in each case as applicable) granted to our NEOs also provide for Recapture if:

»

Our firm is determined by bank regulators to be “in default” or “in danger of default” as defined under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or fails to maintain for 90 consecutive business days, the required “minimum Tier 1 capital ratio” (as defined under Federal Reserve Board regulations);

»	The NEO associates with any business that constitutes a Covered Enterprise (as defined in—Executive Compensation—Potential Payments Upon Termination or Change in Control);

»	The NEO solicits our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interferes with any of our client relationships;

»	The NEO solicits certain employees of the firm; or

»	The NEO fails to perform obligations under any agreement with us.

Hedging Policy; Pledging of Common Stock

Our executive officers (including our NEOs) and non-employee directors are prohibited from hedging any shares of our Common Stock, even shares they can freely sell, for so long as they remain executive officers or non-employee directors, as applicable. In addition, our NEOs, non-employee directors and all other employees are prohibited from hedging or pledging their equity-based awards. Our employees, other than our executive officers, may hedge only shares of our Common Stock that they can otherwise sell. However, they may not enter into uncovered hedging transactions and may not “short” shares of our Common Stock. Employees also may not act on investment decisions with respect to our Common Stock, except during applicable “window periods.” The restrictions described above also generally apply to such individual’s immediate family, household members and dependents. In addition, none of our executive officers or non-employee directors has any shares of Common Stock subject to a pledge.

Qualified Retirement Benefits

During 2021, each NEO (other than Mr. Berlinski) participated in The Goldman Sachs 401(k) Plan (401(k) Plan), which is our U.S. broad-based tax-qualified retirement plan. In 2021, these individuals were eligible to make pre-tax and/or “Roth” after-tax contributions to our 401(k) Plan and receive a dollar-for-dollar matching contribution from us on the amount they contributed, up to a maximum of $11,600. For 2021, these individuals each received a matching contribution of $11,600. Mr. Berlinski has not participated in the U.K. defined contribution arrangement, known as LifeSight (the U.K. Defined Contribution Arrangement) since July 2019, when he relocated on assignment to the U.S. The firm provides overseas employees who can no longer participate in the U.K. Defined Contribution Arrangement with an annual payment in lieu of his or her participation. The amount of this payment for 2021 for Mr. Berlinski was $17,004, which is approximately equal to the firm’s annual cost in respect of participation in the U.K. Defined Contribution Arrangement.

Perquisites and Other Benefits

Our NEOs received in 2021 certain benefits that are considered “perquisites” for purposes of the SEC rules regarding compensation disclosure. While our Compensation Committee was provided with the estimated value of these items, it determined, as in prior years, not to give these amounts significant consideration in determining our NEOs’ 2021 variable compensation.

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COMPENSATION MATTERS—COMPENSATION DISCUSSION AND ANALYSIS

GS GIVES

During 2021, we made available to each of our Executive Leadership Team a car and driver and, in some cases, other services for security and/or business purposes. We also offered our NEOs benefits and tax counseling services, generally provided or arranged by our subsidiary, The Ayco Company, L.P. (Ayco), to assist them with tax and regulatory compliance and to provide them with more time to focus on the needs of our business.

Our NEOs participate in our executive medical and dental program and receive executive life insurance while they remain PMDs. Our NEOs also receive long-term disability insurance coverage. Our NEOs (and their covered dependents) are also eligible for a retiree healthcare program and receive certain other perquisites, some of which have no incremental cost to us. At our request, Mr. Berlinski relocated from London to our New York office in August 2019, and during 2021, consistent with our standard Global Mobility Services program, Mr. Berlinski received international assignment benefits and tax equalization and protection payments in connection with that arrangement. See “All Other Compensation” and footnote (e) in —Executive Compensation—2021 Summary Compensation Table.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the tax deductibility of executive compensation paid to each of our “covered employees” to $1 million. In setting 2021 executive compensation, our Compensation Committee considered the factors identified in more detail in —How Our Compensation Committee Makes Its Decisions and did not take this limit on deductibility into account.

GS GIVES

As a key element of the firm’s overall impact investing platform, we established our GS Gives program to coordinate, facilitate and encourage global philanthropy by our PMDs. During 2020, the firm made contributions that supported an approximately $180 million 2021 GS Gives program.

GS Gives underscores our commitment to philanthropy through diversified and impactful giving, harnessing the collaborative spirit of the firm’s partnership while also inspiring our firm’s next generation of philanthropists. We ask our PMDs to make recommendations of not-for-profit organizations to receive grants from the firm’s contributions to GS Gives. GS Gives has made approximately $2 billion in grants and partnered with over 8,500 not-for-profit organizations in 100+ countries around the world since its inception.

Grant recommendations from our PMDs help to ensure that GS Gives invests in a diverse group of charities that improves the lives of people in communities around the world. We encourage our PMDs to make recommendations of grants to organizations consistent with GS Gives’ mission of fostering innovative ideas, solving economic and social issues, and enabling progress in underserved communities globally. GS Gives undertakes diligence procedures for donations and has no obligation to follow recommendations made to us by our PMDs.

In 2021, GS Gives accepted the recommendations of over 570 current and retired PMDs and granted over $230 million to over 2,500 not-for-profit organizations around the world. GS Gives made grants in support of a broad range of large-scale initiatives, including the Analyst Impact Fund, ongoing COVID-19 relief efforts, and advancing racial equity. Amounts recommended by our NEOs in 2021 (while in their executive roles, as applicable) for donation by GS Gives were: Mr. Solomon—$4 million; Mr. Waldron—$3.5 million; Mr. Scherr—$3.5 million; Mr. Berlinski—$1 million; and Ms. Ruemmler—$1 million.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2021 SUMMARY COMPENSATION TABLE

Executive Compensation

The 2021 Summary Compensation Table below sets forth compensation information relating to 2021, 2020 and 2019, although in accordance with SEC rules, compensation information for certain NEOs is only reported beginning with the year that such executive became an NEO. For a discussion of 2021 annual NEO compensation, please read —Compensation Discussion and Analysis above.

Pursuant to SEC rules, the 2021 Summary Compensation Table is required to include for a particular year only those equity-based awards granted during that year, rather than awards granted after year-end, even if awarded for services in that year. SEC rules require disclosure of cash compensation to be included in the year earned, even if payment is made after year-end.

Generally, we grant equity-based awards and pay any cash variable compensation for a particular year shortly after that year’s end. As a result, annual equity-based awards and cash variable compensation are disclosed in each row of the table as follows:

2021

∎	“Bonus” is cash variable compensation for 2021

∎	“Stock Awards” are PSUs and RSUs awarded for 2020 (referred to as 2020 Year-End PSUs and 2020 Year-End RSUs) as well as SVC Awards granted to our CEO and COO in 2021

2020

∎	“Bonus” is cash variable compensation for 2020

∎	“Stock Awards” are PSUs awarded for 2019 (referred to as 2019 Year-End PSUs)

2019

∎	“Bonus” is cash variable compensation for 2019

∎	“Stock Awards” are PSUs awarded for 2018 (referred to as 2018 Year-End PSUs)

2021 SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)		BONUS ($)	STOCK AWARDS($)			CHANGE IN PENSION VALUE(d) ($)	ALL OTHER COMPEN- SATION(e) ($)	TOTAL ($)
					YEAR-END AWARDS(b)	SVC AWARD(c)	TOTAL

David Solomon Chairman and CEO	2021	2,000,000		9,900,000	10,334,614	17,045,566	27,380,180	—	264,892	39,545,072
	2020	2,000,000		4,650,000	17,036,275	—	17,036,275	192	254,190	23,940,657
	2019	2,000,000		7,650,000	14,724,012	—	14,724,012	296	283,429	24,657,737

John Waldron President and COO	2021	1,850,000		12,460,000	9,515,417	11,363,788	20,879,205	—	319,593	35,508,798
	2020	1,850,000		6,660,000	12,970,318	—	12,970,318	1,259	278,153	21,759,730
	2019	1,850,000		9,060,000	11,082,050	—	11,082,050	1,840	265,912	22,259,802

Stephen Scherr CFO (Retired)*	2021	1,850,000		10,460,000	7,800,899	—	7,800,899	—	259,799	20,370,698
	2020	1,850,000		5,460,000	11,825,118	—	11,825,118	9,818	221,096	19,366,032
	2019	1,850,000		8,260,000	9,896,719	—	9,896,719	14,857	216,519	20,238,095

Philip Berlinski Global Treasurer	2021	1,108,046	(a)	6,556,898	6,341,994	—	6,341,994	51,518	2,908,899	16,967,355

Kathryn Ruemmler CLO and General Counsel	2021	1,500,000		6,400,000	4,731,963	—	4,731,963	—	63,358	12,695,321

*	Mr. Scherr retired as CFO on December 31, 2021.

(a)

Reflects Mr. Berlinski’s effective salary for 2021, which amount takes into account his annualized salary increase to $1.5 million, effective as of September 20, 2021, in connection with his appointment to the Management Committee.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2021 SUMMARY COMPENSATION TABLE

(b)

Amounts included for 2021 represent the grant date fair value of 2020 Year-End RSUs and 2020 Year-End PSUs, as applicable, granted in January 2021 for services in 2020. Grant date fair value for 2020 Year-End RSUs and 2020 Year-End PSUs, as applicable, is determined by multiplying the aggregate number of RSUs or target number of PSUs, as applicable, by $290.47, the closing price per share of Common Stock on the NYSE on January 20, 2021, the grant date. For the portion of the 2020 Year-End PSUs granted to Messrs. Solomon, Waldron and Scherr and Ms. Ruemmler that are stock-settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2020 Year-End PSUs for each of Messrs. Solomon, Waldron and Scherr and Ms. Ruemmler would be $15,501,920, $14,273,125, $11,701,348 and $1,816,125, respectively. For the 2020 Year-End RSUs granted to Mr. Berlinski and Ms. Ruemmler, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. Amounts included for 2020 represent the grant date fair value of 2019 Year-End PSUs granted in January 2020 for services in 2019. Grant date fair value for 2019 Year-End PSUs is determined by multiplying the target number of PSUs by $249.72, the closing price per share of Common Stock on the NYSE on January 16, 2020, the grant date. For the portion of the 2019 Year-End PSUs granted to Messrs. Solomon, Waldron and Scherr that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2019 Year-End PSUs for each of Messrs. Solomon, Waldron and Scherr would be $25,554,412, $19,455,477 and $17,737,677, respectively. Amounts included for 2019 represent the grant date fair value of 2018 Year-End PSUs granted in January 2019 for services in 2018. Grant date fair value for 2018 Year-End PSUs is determined by multiplying the target number of PSUs by $199.09, the closing price per share of Common Stock on the NYSE on January 17, 2019, the grant date. For the portion of the 2018 Year-End PSUs granted to Messrs. Solomon, Waldron and Scherr that are stock-settled, the value includes an approximately 9% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. Assuming achievement of maximum performance targets, the grant date fair value of 2018 Year-End PSUs for each of Messrs. Solomon, Waldron and Scherr would be $22,086,018, $16,623,075 and $14,845,079, respectively.

(c)

Amounts included represent grant date fair value of SVC Awards granted in October 2021. Grant date fair value for SVC Awards is determined by multiplying the target number of SVC Awards by $407.59, the closing price per share of Common Stock on the NYSE on October 21, 2021, the grant date, and applying an approximately 43% discount related to the probability of achieving the award’s goals and transfer restrictions on the Common Stock underlying these awards. Assuming achievement of maximum performance targets and vesting requirements, the grant date fair value of the 2021 SVC Awards for each of Messrs. Solomon and Waldron would be $25,568,349 and $17,045,682, respectively. In accordance with SEC rules, SVC Awards granted in January 2022 to Mr. Berlinski and Ms. Ruemmler are not included in this table.

(d)	Ms. Ruemmler is not a participant in any applicable plan. For 2021, the change in pension value for certain NEOs was negative as follows: Mr. Solomon: $(13); Mr. Waldron: $(215); Mr. Scherr: $(1,076).

(e)	The following chart, together with the narrative below, describes the benefits and perquisites for 2021 contained in the “All Other Compensation” column above.

NAME	DEFINED CONTRIBUTION PLAN EMPLOYER CONTRIBUTION($)	TERM LIFE INSURANCE PREMIUM ($)	EXECUTIVE MEDICAL AND DENTAL PLAN PREMIUM ($)	LONG-TERM DISABILITY INSURANCE PREMIUM ($)	EXECUTIVE LIFE PREMIUM ($)	BENEFITS AND TAX COUNSELING SERVICES(*) ($)	CAR(**) ($)

David Solomon	11,600	118	19,189	423	19,966	139,550	62,200

John Waldron	11,600	118	77,585	423	10,123	146,182	69,663

Stephen Scherr	11,600	118	77,585	423	18,075	81,087	69,010

Philip Berlinski***	17,004	460	56,814	2,119	7,227	76,197	—

Kathryn Ruemmler	11,600	118	19,189	423	9,204	22,423	—

*

Amounts reflect the incremental cost to us of benefits and tax counseling services provided by Ayco or by another third-party provider. For services provided by Ayco, cost is determined based on the number of hours of service provided by, and compensation paid to, individual service providers. For services provided by others, amounts are payments made by us to those providers.

**

Amounts reflect the incremental cost to us attributable to commuting and other non-business use. We made available to each of our Executive Leadership Team in 2021 a car and driver for security and business purposes. The cost of providing a car is determined on an annual basis and includes, as applicable, annual car lease, car service fees, insurance cost and driver compensation, as well as miscellaneous expenses (for example, fuel and car maintenance).

***	Certain of the amounts for Mr. Berlinski have been converted from British Pounds Sterling into U.S. Dollars at a rate of 1.384 Dollars per Pound, which was the average daily rate in 2021.

Also included in the “All Other Compensation” column are amounts reflecting the incremental cost to us of providing our identity theft safeguards program for U.S. PMDs, assistance with certain travel arrangements, in-office meals and security services. We provide personal security (the incremental cost of which was $10,938 for Mr. Solomon) for the benefit of our firm and our shareholders. We do not consider these security measures to be personal benefits but rather business-related necessities due to the high-profile standing of our CEO. In addition, Mr. Berlinski previously relocated to our New York office at our request and, for 2021, Mr. Berlinski received international assignment benefits of approximately $455,000 and tax equalization and protection payments of approximately $2.3 million. These benefits and payments were part of our standard Global Mobility Services program applicable to expatriate employees, and the tax equalization and protection payments were intended to equalize Mr. Berlinski’s net tax position with that of a similarly compensated employee in the United Kingdom.

We provide our NEOs, on terms consistent with those provided to our other executive officers and also to our PMDs and at no incremental out-of-pocket cost to our firm, waived or reduced fees as well as interests in

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2021 GRANTS OF PLAN-BASED AWARDS

overrides (the level of which may vary based on certain eligibility criteria) in connection with investments in certain funds and other accounts managed or sponsored by Goldman Sachs, unused tickets to certain events and certain negotiated discounts with third-party vendors.

We make available to our NEOs private aircraft. Our policy is to limit personal use of such aircraft by our NEOs and to require reimbursement of the aggregate incremental costs to us associated with such use, as permitted by Federal Aviation regulations. In situations where an NEO brings a personal guest as a passenger on a business-related flight, the NEO pays us an amount equal to the aggregate incremental cost to us, if any, for such personal guest.

2021 GRANTS OF PLAN-BASED AWARDS

The following table sets forth 2020 Year-End PSUs and 2020 Year-End RSUs, as applicable, granted in early 2021 as well as SVC Awards granted in October 2021. In accordance with SEC rules, the table does not include awards that were granted in 2022. See —Compensation Discussion and Analysis above for a discussion of those awards.

NAME	GRANT DATE	ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS(a)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(b)	GRANT DATE FAIR VALUE OF STOCK AWARDS ($)(c)
		THRESHOLD (#)	TARGET (#)	MAXIMUM (#)

David Solomon	1/20/2021	0	37,354	56,031	—	10,334,614

	10/21/2021	0	73,264	109,896	—	17,045,566

John Waldron	1/20/2021	0	34,393	51,590	—	9,515,417

	10/21/2021	0	48,843	73,265	—	11,363,788

Stephen Scherr	1/20/2021	0	28,196	42,294	—	7,800,899

Philip Berlinski	1/20/2021	—	—	—	24,891	6,341,994

Kathryn Ruemmler	1/20/2021	0	4,606	6,909	—	1,210,750

	1/20/2021	—	—	—	13,820	3,521,213

(a)

Consists of 2020 Year-End PSUs granted in January 2021 and SVC Awards granted in October 2021. See —2021 Outstanding Equity Awards at Fiscal Year-End and —Potential Payments Upon Termination or Change in Control below for additional information.

(b)	Consists of 2020 Year-End RSUs granted in January 2021. See —2021 Non-Qualified Deferred Compensation and —Potential Payments Upon Termination or Change in Control below for additional information.

(c)

Amounts included represent the grant date fair value. Grant date fair value is determined by multiplying the target number of 2020 Year-End PSUs or aggregate number of 2020 Year-End RSUs, as applicable, by $290.47, the closing price per share of Common Stock on the NYSE on the grant date. For the portion (as applicable) of the 2020 Year-End PSUs granted to Messrs. Solomon, Waldron and Scherr and Ms. Ruemmler that are stock-settled, the value includes an approximately 10% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these PSUs. For the 2020 Year-End RSUs granted to Mr. Berlinski and Ms. Ruemmler, the value includes an approximately 12% liquidity discount to reflect the transfer restrictions on the Common Stock underlying these RSUs. Grant date fair value for SVC Awards is determined by multiplying the target number of SVC Awards by $407.59, the closing price per share of Common Stock on the NYSE on the grant date, and applying an approximately 43% discount related to the probability of achieving the award’s goals and transfer restrictions on the Common Stock underlying these awards.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth the 2020 Year-End PSUs granted in January 2021 to Messrs. Solomon, Waldron and Scherr and Ms. Ruemmler, the 2020 Year-End RSUs granted in January 2021 to Ms. Ruemmler and the 2019 Year-End PSUs granted in January 2020 and 2018 Year-End PSUs granted in January 2019 to Messrs. Solomon, Waldron and Scherr. The table also reflects the SVC Awards granted to Messrs. Solomon and Waldron in October 2021 and RSUs granted to Ms. Ruemmler in April 2020 when she joined Goldman Sachs. Mr. Berlinski did not hold any awards reportable in this table.

NAME	STOCK AWARDS

	NUMBER OF SHARES OR UNITS THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS THAT HAVE NOT VESTED ($)(a)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(b)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(a)

David Solomon	—	—	279,012	106,736,041

John Waldron	—	—	215,634	82,490,787

Stephen Scherr	—	—	180,670	69,115,309

Kathryn Ruemmler	56,085	21,455,317	4,606	1,762,025

(a)

Pursuant to SEC rules, the dollar value in this column represents the amount of shares shown in the immediately prior column multiplied by $382.55, the closing price per share of Common Stock on the NYSE on December 31, 2021 (the last trading day of the year).

(b)

The awards reflected in this column are the 2020 Year-End PSUs granted in January 2021 to Messrs. Solomon, Waldron and Scherr and Ms. Ruemmler and the 2019 Year-End PSUs granted in January 2020 and 2018 Year-End PSUs granted in January 2019 to Messrs. Solomon, Waldron and Scherr. It also reflects the SVC Awards granted to Messrs. Solomon and Waldron in October 2021. Pursuant to SEC rules, the 2018 Year-End PSUs and 2019 Year-End PSUs are represented at the maximum amount of shares that may be earned, the 2020 Year-End PSUs are represented at the target amount of shares that may be earned and the SVC Awards are represented at the threshold amount of shares that may be earned. The ultimate amount of shares earned under the 2018, 2019 and 2020 Year-End PSUs (if any) will be determined based on the firm’s average ROE, both on an absolute basis and relative to a Peer group, over 2019-2021, 2020-2022 and 2021-2023, respectively. The ultimate number of shares earned under the SVC Awards (if any) will be determined based on the achievement of TSR goals on an absolute basis and relative to a Peer group over a five-year performance period beginning in October 2021. In each case, the amount shown does not represent the actual achievement to date under the award, and final information regarding applicable Peer group performance to date was not available as of the time of filing of this Proxy Statement.

2021 STOCK VESTED

The following table sets forth information regarding the value of certain of Mr. Berlinski’s RSUs, including his 2020 Year-End RSUs, the 2017 Year-End PSUs granted to Mr. Solomon, which settled on April 29, 2021 and certain of Ms. Ruemmler’s 2020 Year-End RSUs. No information is reportable with respect to Messrs. Waldron or Scherr for 2021 in this table. 2018 Year-End PSUs granted to Messrs. Solomon and Waldron, which are expected to settle in Spring 2022 when final information regarding applicable Peer performance is available, will be reflected in the 2022 Stock Vested table in our Proxy Statement for our 2023 Annual Meeting of Shareholders.

NAME	STOCK AWARDS

	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(d)

David Solomon	80,120(a)	27,564,076

Philip Berlinski	63,430(b)	25,205,179

Kathryn Ruemmler	4,606(c)	1,762,025

(a)

Includes the shares of Common Stock underlying his 2017 Year-End PSUs that were settled 50% in cash and 50% in shares of Common Stock on April 29, 2021 following the end of the applicable performance period on December 31, 2020. The final amounts payable under these PSUs were calculated based on the firm’s average annual ROE over the applicable performance period (see —Compensation Discussion and Analysis—Overview of Compensation Elements—Annual Variable Compensation in our Proxy Statement for our 2018 Annual Meeting of Shareholders for more details). The initial number of PSUs granted to Mr. Solomon was 53,413 and the average ROE over the performance period was 11.5% (at the 82nd percentile versus Peers), resulting in a 150% multiplier. The final amount of PSUs Mr. Solomon earned was 80,120 PSUs.

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2021 PENSION BENEFITS

(b)

Includes the number of shares of Common Stock underlying the following securities, which vested during 2021: 2020 Year-End RSUs (33% of these shares were delivered in January 2022, and approximately 33% are deliverable on or about each of the second and third anniversaries of the grant date; substantially all of the shares of Common Stock underlying the 2020 Year-End RSUs that are or will be delivered to Mr. Berlinski are subject to transfer restrictions until January 2026); 2019 Year-End RSUs (35% of these shares were delivered in January 2022, and approximately 35%, 15% and 15% are deliverable on the third, fourth and fifth anniversaries of the grant date, respectively; substantially all of the shares of Common Stock underlying the 2019 Year-End RSUs that are or will be delivered to Mr. Berlinski are subject to transfer restrictions until 2025 (approximately 90% until January 2025 and 10% until July 2025)); 2018 Year-End RSUs (33% of these shares delivered in January 2022 and approximately 33% are deliverable on or about each of the fourth and fifth anniversaries of the grant date; substantially all of the shares of Common Stock underlying the 2018 Year-End RSUs that are or will be delivered to Mr. Berlinski are subject to transfer restrictions until July 2024); 2017 Year-End RSUs (50% of these shares delivered in January 2022 and approximately 50% are deliverable on or about the fifth anniversary of the grant date; substantially all of the shares of Common Stock underlying the 2017 Year-End RSUs that are or will be delivered to Mr. Berlinski are subject to transfer restrictions until July 2023); and 2016 Year-End RSUs (these shares delivered in January 2022; substantially all of the shares of Common Stock underlying the 2016 Year-End RSUs that were delivered to Mr. Berlinski are subject to transfer restrictions until July 2022).

(c)

Includes the number of shares of Common Stock underlying one-third of her 2020 Year-End RSUs, which vested during 2021 and were delivered in January 2022; one-third of her 2020 Year-End RSUs are subject to vesting and delivery on or about each of the second and third anniversaries of the grant date and substantially all of the shares of Common Stock underlying the 2020 Year-End RSUs that are or will be delivered to Ms. Ruemmler are subject to transfer restrictions until January 2026.

(d)

With respect to Mr. Solomon’s 2017 Year-End PSUs, values were determined by multiplying 50% of the aggregate number of PSUs earned, representing the cash-settled portion of the award, by $339.96, the ten-day average closing price per share of our Common Stock on the NYSE on April 15, 2021 – April 28, 2021, and multiplying 50% of the aggregate number of PSU earned, representing the stock-settled portion of the award, by $348.11, the closing price per share of our Common Stock on the NYSE on April 28, 2021, the settlement date. Mr. Solomon also received $1,085,626 in respect of the accrued dividend equivalents underlying these earned PSUs. With respect to Mr. Berlinski’s RSUs, values were determined by multiplying the aggregate number of RSUs by $397.37, the closing price per share of our Common Stock on the NYSE on December 16, 2021, the vesting date. With respect to Ms. Ruemmler’s RSUs, values were determined by multiplying the aggregate number of RSUs by $382.55, the closing price per share of our Common Stock on the NYSE on December 31, 2021, the vesting date. In accordance with SEC rules the —2021 Summary Compensation Table and —2021 Grants of Plan-Based Awards sections above include the grant date fair value of the 2020 Year-End RSUs.

2021 PENSION BENEFITS

The following table sets forth pension benefit information as of December 31, 2021. The Goldman Sachs Employees’ Pension Plan (GS Pension Plan) was frozen as of November 27, 2004, and none of our NEOs has accrued additional benefits thereunder since November 30, 2001 (at the latest). Mr. Berlinski is a participant in The Goldman Sachs UK Retirement Plan (GS U.K. Retirement Plan), which was frozen as of March 31, 2016. Mr. Berlinski has not accrued benefits under the plan since that time. Ms. Ruemmler is not a participant in any plan reportable in this table.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICES (#)(a)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(b)	PAYMENTS DURING LAST FISCAL YEAR ($)

David Solomon	GS Pension Plan	1	1,661	—

John Waldron	GS Pension Plan	1	8,141	—

Stephen Scherr	GS Pension Plan	8	76,408	—

Philip Berlinski	GS U.K. Retirement Plan	15	847,676	—

(a)

Our employees, including Messrs. Solomon, Waldron, Scherr and Berlinski, were credited for service for each year employed by us while eligible to participate in our GS Pension Plan or GS U.K. Retirement Plan.

(b)

Represents the present value of the entire accumulated benefit and not the annual payment an NEO would receive once his benefits commence. Prior to being frozen, our GS Pension Plan provided an annual benefit equal to between 1% and 2% of the first $75,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity for single participants and an actuarially equivalent 50% joint and survivor annuity for married participants. The present values shown in this column were determined using the following assumptions: payment of a single life annuity following retirement at either the normal retirement age (age 65) or immediately (if an NEO is over 65); a 3.12% discount rate; and mortality estimates based on the Pri-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2021. Our GS Pension Plan provides for early retirement benefits, and all of our participating NEOs became or will become eligible to elect early retirement benefits upon reaching age 55.

Prior to being frozen, our GS U.K. Retirement Plan provided for an annual benefit equal to 1.25% of the first £81,000 of the participant’s compensation for each year of credited service. The normal form of payment is a single life annuity plus a contingent spouse’s annuity equal to two-thirds of the member’s pension. Mr. Berlinski has two records in the plan, the normal retirement age for the first period of service is age 50, and the normal retirement age for the second period of service is age 65. The present value shown in this column reflects Mr. Berlinski’s accrued benefits with an annual cost of living adjustment that is applied pursuant to the terms of the GS U.K. Retirement Plan and was determined using the following assumptions: payment of a joint life annuity following retirement at normal retirement age; a 1.91% discount rate; mortality estimates based on the “S3 series all pensioner very light” mortality table, with adjustments to reflect continued improvements in mortality; and the GS U.K. Retirement Plan provides for early retirement benefits in respect of his second period of service and Mr. Berlinski is eligible to elect early retirement benefits upon reaching age 55.

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

2021 NON-QUALIFIED DEFERRED COMPENSATION

For a description of our 401(k) Plan and our U.K. Defined Contribution Arrangement, which are our tax-qualified defined contribution plans in the U.S. and U.K., respectively, see —Compensation Discussion and Analysis—Other Compensation Policies and Practices.

2021 NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO, as applicable, with respect to vested RSUs granted for service in prior years and for which the underlying shares of Common Stock had not yet been delivered during 2021 (Vested and Undelivered RSUs).

The Vested and Undelivered RSUs generally were awarded for services in 2020, 2019, 2018, 2017 and 2016. RSUs generally are not transferable. No information is reportable in this table for Messrs. Solomon, Waldron and Scherr.

∎	Amounts shown as “Registrant Contributions“ represent Year-End RSUs for 2020, 2019, 2018, 2017 and 2016, which vested in December 2021.

∎

Amounts shown as “Aggregate Earnings” reflect the change in market value of the shares of Common Stock underlying Vested and Undelivered RSUs, as well as dividend equivalents earned and paid on those shares, during 2021.

∎	Amounts shown as “Aggregate Withdrawals/Distributions” reflect the value of shares of Common Stock underlying RSUs that were delivered, as well as dividend equivalents paid, during 2021.

NAME	PLAN OR AWARD	EXECUTIVE CONTRIBUTIONS IN LAST FISCAL YEAR ($)	REGISTRANT CONTRIBUTIONS IN LAST FISCAL YEAR ($)(a)	AGGREGATE EARNINGS IN LAST FISCAL YEAR ($)(b)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN LAST FISCAL YEAR ($)	AGGREGATE BALANCE AT FISCAL YEAR-END ($)(c)

Philip Berlinski	Vested and Undelivered RSUs	—	25,205,179	(570,457)	4,472,639	24,265,147

Kathryn Ruemmler	Vested and Undelivered RSUs	—	1,762,025	—	—	1,762,025

(a)

For Mr. Berlinski, value was determined by multiplying the aggregate number of RSUs by $397.37, the closing price per share of our Common Stock on the NYSE on December 16, 2021, the vesting date. For Ms. Ruemmler, value was determined by multiplying the aggregate number of RSUs by $382.55, the closing price per share of our Common Stock on the NYSE on December 31, 2021, the vesting date.

(b)

Aggregate earnings include changes in the market value of the shares of Common Stock underlying Vested and Undelivered RSUs during 2021. In addition, certain RSUs include a dividend equivalent right, pursuant to which the holder is entitled to receive an amount equal to any ordinary cash dividends paid to the holder of a share of Common Stock approximately when those dividends are paid to shareholders. Amounts earned and paid on vested RSUs during 2021 pursuant to dividend equivalent rights also are included. The vested RSUs included in these amounts and their delivery dates are as follows (to the extent received by each NEO):

VESTED RSUS	DELIVERY

2020 Year-End RSUs	For Mr. Berlinski and Ms. Ruemmler: One-third delivered in January 2022 and one-third deliverable on or about each of the second and third anniversaries of grant.

2019 Year-End RSUs	For Mr. Berlinski: 35% delivered in January 2022 and approximately 35%, 15% and 15% are deliverable on or about each of the third, fourth and fifth anniversaries of grant, respectively.

2018 Year-End RSUs	For Mr. Berlinski: One-third delivered in January 2022 and one-third deliverable on or about each of the fourth and fifth anniversaries of grant.

2017 Year-End RSUS	For Mr. Berlinski: 50% delivered in January 2022 and approximately 50% deliverable on or about the fifth anniversary of the grant date.

2016 Year-End RSUs	For Mr. Berlinski: Delivered in January 2022.

Delivery of shares of Common Stock underlying RSUs may be accelerated in certain limited circumstances (for example, in the event that the holder of the RSU dies or leaves the firm to accept a governmental position where retention of the RSU would create a conflict of interest). See —Potential Payments Upon Termination or Change in Control for treatment of the RSUs upon termination of employment.

(c)

The Vested and Undelivered RSUs included in these amounts are 2020, 2019, 2018, 2017 and 2016 Year-End RSUs. Values for RSUs were determined by multiplying the number of RSUs by $382.55, the closing price per share of our Common Stock on the NYSE on December 31, 2021 (the last trading day of the year).

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Our NEOs do not have employment, “golden parachute” or other agreements providing for severance pay.

Our PCP, The Goldman Sachs Amended and Restated Stock Incentive Plan (2021) (SIP) and its predecessor plans, and our retiree healthcare program may provide for potential payments to our NEOs in connection with a termination of employment.

Each of our NEOs participated in our PCP in 2021. Under our PCP, if a participant’s employment at Goldman Sachs terminates for any reason before the end of a “contract period” (generally a two-year period as defined in the PCP), our Compensation Committee has the discretion to determine what, if any, variable compensation will be provided to the participant for services provided in that year, subject to the formula in the PCP. There is no severance provided under our PCP.

Set forth below is a calculation of the potential benefits to each of our NEOs assuming a termination of employment occurred on December 31, 2021, in accordance with SEC rules. The table and other narrative disclosure that follows provide important information regarding specific payment terms and conditions.

Equity Awards

TERMINATION REASON	NAME	VALUE OF UNVESTED RSUS AND PSUS THAT VEST UPON TERMINATION ($)	VALUE OF UNVESTED SVC AWARDS THAT VEST UPON TERMINATION ($)	TOTAL ($)

Cause or Termination with Violation(a)	All NEOs	0	0	0

Termination without Violation(a)	David Solomon	0	297,147	297,147
	John Waldron	0	198,108	198,108
	Stephen Scherr	0	N/A	0
	Philip Berlinski	0	N/A	0
	Kathryn Ruemmler	0	N/A	0

Death or Disability(b)	David Solomon	0	7,637,932	7,637,932
	John Waldron	0	5,092,211	5,092,211
	Stephen Scherr	0	N/A	0
	Philip Berlinski	0	N/A	0
	Kathryn Ruemmler	22,630,128	N/A	22,630,128

Conflicted Employment(c)	David Solomon	0	0	0
	John Waldron	0	0	0
	Stephen Scherr	0	N/A	0
	Philip Berlinski	0	N/A	0
	Kathryn Ruemmler	0	N/A	0

Termination in Connection with a Change in Control(d)	David Solomon	0	7,637,932	7,637,932
	John Waldron	0	5,092,211	5,092,211
	Stephen Scherr	0	N/A	0
	Philip Berlinski	0	N/A	0
	Kathryn Ruemmler	22,630,128	N/A	22,630,128

The amounts potentially payable to our NEOs under our pension plan and vested RSUs, as applicable, are set forth under the —2021 Pension Benefits and —2021 Non-Qualified Deferred Compensation sections above. The delivery and performance conditions of the outstanding PSUs are not affected by a future termination of employment or change in control (absent a termination for circumstances constituting “Cause”—e.g., any material violation of any firm policy or other conduct detrimental to our firm or other circumstances).

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

(a)

Amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2021, pro-rated for length of performance period that has lapsed. Except as discussed below, upon an NEO’s termination without Violation (as defined below), shares of Common Stock underlying any vested RSUs, as applicable, will continue to be delivered on schedule, and vested PSUs will continue to be eligible to be earned pursuant to their existing terms (and, in each case, transfer restrictions will continue to apply until the applicable transferability date to any Shares at Risk delivered thereunder), provided that the NEO does not become associated with a Covered Enterprise (as defined below). Any unvested RSUs, PSUs and SVC Awards will be forfeited. Additionally, if the NEO becomes associated with a Covered Enterprise, for 2020 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2021; will forfeit two-thirds of these awards if the association occurs in 2022; and will forfeit one-third of these awards if the association occurs in 2023. For 2019 Year-End RSUs, the NEO generally would have forfeited all of these awards if the association occurred in 2020; would have forfeited two-thirds of these awards if the association occurred in 2021; and will forfeit one-third of these awards if the association occurs in 2022. For 2020, 2019 and 2018 Year-End PSUs and the SVC Awards, the NEO generally would forfeit all of these awards if the association occurred or occurs in the applicable performance period (which is 2021 through 2023, 2020 through 2022 and 2019 through 2021, for Year-End PSUs respectively, and 2021 through 2026 for SVC Awards). Further, SVC Awards provide for pro rata vesting for a portion of the award if the firm terminates employment and no Recapture events under the SVC Award agreement have occurred.

The occurrence of a Violation, including any event constituting Cause (as defined below) or the Solicitation (as defined below) of employees or clients of our firm, by an NEO prior to delivery or settlement of RSUs, PSUs or SVC Awards, as applicable, or other specified time period will result in forfeiture of such equity awards, and in some cases may result in the NEO having to repay amounts previously received. In the event of certain Violations (for example, NEO engaging in an event constituting Cause) following delivery of Shares at Risk underlying equity awards but prior to the lapse of transfer restrictions, these shares also may be required to be returned to the firm.

RSU, PSU and SVC awards also are subject to risk-related clawback provisions included in the definition of Violations below. As a result of these provisions, for example, an NEO will forfeit certain of their outstanding equity-based awards and any shares of Common Stock or other amounts delivered under these awards may be Recaptured, if our Compensation Committee determines that their failure to properly consider risk (including overseeing or being responsible for, depending on the circumstances, another individual’s failure to properly consider risk) occurred in 2020 (with respect to 2020 Year-End RSUs and PSUs as well as the April 2020 RSUs), 2019 (with respect to 2019 Year-End RSUs and PSUs), 2018 (with respect to 2018 Year-End RSUs and PSUs), or during the performance period (with respect to SVC Awards), has, or reasonably could be expected to have, a material adverse impact on their business unit, our firm or the broader financial system. For 2018, 2019 and 2020 Year-End PSUs granted to our Executive Leadership Team, as well as SVC Awards granted to Messrs. Solomon and Waldron, if the firm is required to prepare an accounting restatement due to its material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws as described in Section 304(a) of Sarbanes-Oxley, their rights to the award will terminate and be subject to repayment to the same extent that would be required under Section 304 of Sarbanes-Oxley had such NEO been a “chief executive officer” or “chief financial officer” of the firm (regardless of whether they actually held such position at the relevant time).

(b)

Amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2021. In the event of an NEO’s death, any unvested RSUs, PSUs or SVC Awards will vest and, for RSUs, delivery of shares of Common Stock, is accelerated. Any transfer restrictions on the shares of Common Stock underlying RSUs, Shares at Risk delivered under PSUs or SVC Awards are removed. The delivery and performance conditions of the PSUs and SVC Awards are not affected by the NEO’s death. For information on the number of PSUs and vested RSUs held by the NEOs at year-end, see —2021 Outstanding Equity Awards at Fiscal Year-End and —2021 Non-Qualified Deferred Compensation above. These amounts do not reflect, in the case of death, the payment of a death benefit under our executive life insurance plan, which provides each NEO with term life insurance coverage through age 75 (a $4.5 million benefit).

In the case of an NEO’s disability, provided that the NEO does not become associated with a Covered Enterprise, unvested RSUs, PSUs or SVC Awards will vest, shares of Common Stock underlying RSUs continue to deliver on schedule and PSUs and SVC Awards continue to be eligible to be earned pursuant to their existing terms. If the NEO does become associated with a Covered Enterprise, the awards would be treated as set forth in footnote (a) above for that situation.

(c)

In the case of a termination in which an NEO resigns and accepts a position that is deemed Conflicted Employment (as defined below), the NEO will receive, at our sole discretion, with respect to Year-End RSUs, either a cash payment or an accelerated vesting (if applicable), delivery of, and removal of transfer restrictions on, the shares of Common Stock underlying those RSUs and Shares at Risk. Unvested year-end RSUs will only be vested if the NEO has completed at least three years of continuous service with the firm. Additionally, in the event of such a termination, our Compensation Committee may determine to amend the terms of any then-outstanding PSUs or SVC Awards held by the NEO.

(d)

Amounts included for SVC Awards reflect level of achievement against absolute and relative thresholds, based on actual performance as of December 31, 2021. In the event of an NEO’s termination for Good Reason (as defined below) or without Cause within 18 months of a Change in Control: (i) for RSUs, vesting and delivery of underlying shares of Common Stock, each as applicable, is accelerated and any applicable transfer restrictions are removed; and (ii) for PSUs and SVC Awards, vesting is accelerated and any applicable transfer restrictions are also removed, but delivery and performance conditions do not change. For RSUs and Shares at Risk delivered in respect of SVC Awards, PSUs and RSUs, certain forfeiture provisions no longer apply. For SVC Awards, in the case of a change of control that results in a delisting, the change in control would be deemed to be the last day of the performance period.

Retiree Healthcare

In the case of a termination for cause or termination with Violation (see footnote (a) above), the present value of premiums for our retiree healthcare program would be $0 for each of our NEOs. In the case of a termination of employment for any other reason, the present value of such premiums is: Mr. Solomon – $336,425, Mr. Waldron – $466,928, Mr. Scherr – $373,574, Mr. Berlinski – $614,863 and Ms. Ruemmler – $0.

In 2021, PMDs with eight or more years of PMD service are eligible to receive medical and dental coverage under our retiree healthcare program for themselves and eligible dependents. The 2021 healthcare program provided a

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COMPENSATION MATTERS—EXECUTIVE COMPENSATION

    POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

75% firm subsidy to eligible retirees and their covered dependents. The firm amended the retiree healthcare program effective January 1, 2022 to provide a subsidy equal to 100% of the individual premium for current retirees with eight years of PMD service and active PMDs who retire with eight years of PMD service. Any elected coverage for spouses/partners or dependents will no longer be subsidized by the firm. In addition, any new PMDs promoted or hired on or after January 1, 2021, will no longer receive a firm subsidy toward retiree healthcare and will be required to pay 100% of the retiree medical premium. Each of our NEOs (other than Ms. Ruemmler) is eligible for this revised subsidy; Ms. Ruemmler is eligible to receive access to the retiree healthcare program at full cost with no firm subsidy. The values provided above reflect the present value of the cost to us of the 100% individual subsidy starting in 2022 (current plan still in effect for 2021) and were determined using a December 31, 2021 retirement date and the following assumptions: a 3.12% discount rate; mortality estimates based on the PRI-2012 white collar fully generational mortality table, with adjustments to reflect continued improvements in mortality based on Scale MP-2021; estimates of future increases in healthcare subsidy costs of 5.75% pre-65, 6.25% post-65, increasing 0.25% in 2023 and then grading down 0.25% per year until ultimate rate of 4.50% for medical and pharmacy and 5.25% for dental; and assumptions for subsequent eligibility for alternative coverage, which would eliminate subsidies under our program (60% firm subsidized and 40% not firm subsidized). If an NEO becomes associated with certain entities, including certain Covered Enterprises, the NEO may forfeit some or all of his or her benefits and/or coverage under our retiree healthcare program.

Other Terms

As PMDs, during 2021, our NEOs were generally subject to a policy of 90 days’ notice of termination of employment. We may require that an NEO be inactive (i.e., on “garden leave”) during the notice period (or we may waive the requirement).

For purposes of describing our PSUs, RSUs and the SVC Awards, the above-referenced terms generally have the following meanings:

“Cause” means the NEO (a) is convicted in a criminal proceeding on certain misdemeanor charges, on a felony charge or an equivalent charge; (b) engages in employment disqualification conduct under applicable law; (c) willfully fails to perform his or her duties to Goldman Sachs; (d) violates any securities or commodities laws; rules or regulations or the rules and regulations of any relevant exchange or association of which we are a member; (e) violates any of our policies concerning hedging or pledging or confidential or proprietary information, or materially violates any other of our policies; (f) impairs, impugns, denigrates, disparages or negatively reflects upon our name, reputation or business interests; or (g) engages in conduct detrimental to us.

“Change in Control” means the consummation of a business combination involving Goldman Sachs, unless immediately following the business combination either:

∎

At least 50% of the total voting power of the surviving entity or its parent entity, if applicable, is represented by securities of Goldman Sachs that were outstanding immediately prior to the transaction (or by shares into which the securities of Goldman Sachs are converted in the transaction); or

∎

At least 50% of the members of the board of directors of the surviving entity, or its parent entity, if applicable, following the transaction were, at the time of our Board’s approval of the execution of the initial agreement providing for the transaction, directors of Goldman Sachs on the date of grant of the award (including directors whose election or nomination was approved by two-thirds of the incumbent directors).

“Conflicted Employment” occurs where (a) a participant resigns solely to accept employment at any U.S. federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X) determined by our Compensation Committee, and as a result of such employment the participant’s continued holding of our equity-based awards would result in an actual or perceived conflict of interest or (b) a participant terminates employment and then notifies us that he/she has accepted or intends to accept employment of the nature described in clause (a).

“Covered Enterprise” includes any existing or planned business enterprise that (a) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by us or that we reasonably expect to offer or (b) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by us or in which we reasonably expect to engage.

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COMPENSATION MATTERS—COMPENSATION COMMITTEE REPORT

“Good Reason” means (a) as determined by our Compensation Committee, a materially adverse change in the NEO’s position or nature or status of the NEO’s responsibilities from those in effect immediately before the Change in Control or (b) Goldman Sachs requiring the NEO’s principal place of employment to be located more than 75 miles from the location where the NEO is principally employed at the time of the Change in Control (except for required travel consistent with the NEO’s business travel obligations in the ordinary course prior to the Change in Control).

“Solicitation” means any direct or indirect communication of any kind whatsoever (regardless of who initiated), inviting, advising, encouraging, suggesting or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Violation” includes any of the following:

∎

Participating in (or otherwise overseeing or being responsible for, depending on the circumstances, another individual’s participation) materially improper risk analysis or failing sufficiently to raise concerns about risks during the period specified in the award agreement;

∎	Soliciting our clients or prospective clients to transact business with a Covered Enterprise, or to refrain from doing business with us or interfering with any of our client relationships;

∎	Failing to perform obligations under any agreement with us;

∎	Bringing an action that results in a determination that the terms or conditions of applicable equity-based awards are invalid;

∎

Attempting to have a dispute under our equity compensation plan or the applicable award agreement resolved in a manner other than as provided for in our equity compensation plan or the applicable award agreement;

∎	Any event constituting Cause;

∎	Failing to certify compliance to us or otherwise failing to comply with the terms of our equity compensation plan or the applicable award agreement;

∎

Upon the termination of employment for any reason, receiving grants of cash, equity or other property (whether vested or unvested) from an entity to which the NEO provides services, to replace, substitute for or otherwise in respect of the NEO’s applicable equity-based awards or Shares at Risk;

∎	Soliciting any of our employees to resign from us or soliciting certain employees to apply for or accept employment (or other association) with any person or entity other than us;

∎	Participating in the hiring of certain employees by any person or entity other than us, whether as an employee or consultant or otherwise;

∎

If certain employees are solicited, hired or accepted into partnership, membership or similar status by any entity where the NEO has, or will have, direct or indirect managerial responsibility for such employee, unless the Committee determines that the NEO was not involved in such solicitation, hiring or acceptance; or

∎

Our firm failing to maintain our “minimum tier 1 capital ratio” (as defined in the Federal Reserve Board regulations) for 90 consecutive business days or the Federal Reserve Board or Federal Deposit Insurance Corporation (FDIC) making a written recommendation for the appointment of the FDIC as a receiver based on a determination that we are “in default” or “in danger of default.”

Compensation Committee Report

Our Compensation Committee reviewed the CD&A, as prepared by management of Goldman Sachs, and discussed the CD&A with management of Goldman Sachs. Meridian and the CRO also reviewed the CD&A. Based on the Committee’s review and discussions, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Compensation Committee

Michele Burns, Chair

Drew Faust

Kimberley Harris

Ellen Kullman

Lakshmi Mittal

Adebayo Ogunlesi (ex-officio)

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COMPENSATION MATTERS—ITEM 2. AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (SAY ON PAY)

2021 SAY ON PAY VOTE

Item 2. An Advisory Vote to Approve Executive Compensation (Say on Pay)

Proposal Snapshot—Item 2. Say on Pay

What is being voted on: An advisory vote to approve the compensation of all of our NEOs.

Board recommendation: Our Board unanimously recommends a vote FOR the resolution approving the executive compensation of our NEOs.

Our Say on Pay vote gives our shareholders the opportunity to cast an advisory vote to approve the compensation of all of our NEOs. We currently include this advisory vote on an annual basis.

We encourage you to review the following sections of this Proxy Statement for further information on our key compensation practices and the effect of shareholder feedback on NEO compensation:

∎	“Compensation Highlights” in our Executive Summary (see page 4);

∎	“2021 Annual NEO Compensation Determinations” in our CD&A (see page 35);

∎	“How Our Compensation Committee Makes Decisions“ in our CD&A (see page 36);

∎	“Overview of Annual Compensation Elements and Key Pay Practices“ in our CD&A (see page 42); and

∎	“2021 Annual Compensation” in our CD&A (see page 43).

Please note that these sections should be read in conjunction with our entire CD&A (beginning on page 35), as well as the executive compensation tables and related disclosure that follow (beginning on page 57).

2021 SAY ON PAY VOTE

As required by Section 14A of the Exchange Act, the below resolution gives shareholders the opportunity to cast an advisory vote on the compensation of our NEOs, as disclosed in this Proxy Statement, including the CD&A, the executive compensation tables and related disclosure.

Accordingly, we are asking our shareholders to vote on the following resolution:

RESOLVED, that the holders of Common Stock approve the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the executive compensation tables and related disclosures.

As this is an advisory vote, the result will not be binding, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and in connection with its compensation determinations.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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COMPENSATION MATTERS—PAY RATIO DISCLOSURE

Pay Ratio Disclosure

∎

In accordance with SEC rules, we have calculated the ratio between the 2021 compensation of our CEO (which, for this purpose, includes the SVC Awards) and the median of the 2021 compensation of all of our employees (other than the CEO) (Median Compensation Amount).

∎

Using reasonable estimates and assumptions where necessary, and in accordance with SEC rules, we have determined that the Median Compensation Amount (calculated in accordance with SEC rules) for 2021 is $165,828.

»

We identified the employee who received the Median Compensation Amount as of December 31, 2020 using the firm’s standard internal compensation methodology known as “per annum total compensation,” which measures each employee’s fixed compensation and incentive compensation for a particular year, with appropriate prorations made to reflect actual compensation paid to part-time employees and currency conversions, as applicable.

»

SEC rules permit identification of this median employee once every three years. As such, the Median Compensation Amount for 2021 reflects the 2021 “per annum total compensation” of the employee we identified as of December 31, 2020, given that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact pay ratio disclosure.

∎	Mr. Solomon’s compensation for 2021, as disclosed in the Summary Compensation Table, is $39,545,072, and the ratio between this amount and the Median Compensation Amount is approximately 238:1.

∎

Our Compensation Principles, described in more detail in —Compensation Discussion and Analysis—How Our Compensation Committee Makes Decisions, apply to all of our people, regardless of their compensation level, and reflect the importance of (1) paying for performance; (2) encouraging firmwide orientation and culture; (3) discouraging imprudent risk-taking; and (4) attracting and retaining talent.

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

2021 DIRECTOR COMPENSATION PROGRAM

Non-Employee Director Compensation Program

2021 DIRECTOR COMPENSATION PROGRAM

In 2021, our shareholders approved an amended and restated SIP, which fixed the amount of annual director compensation. Consistent with our SIP, our 2021 Director Compensation Program consisted of:

COMPONENTS OF DIRECTOR COMPENSATION PROGRAM FOR 2021 SERVICE(a)	ANNUAL VALUE OF AWARD	FORM AND TIMING OF PAYMENT
Annual RSU Grant	$350,000	RSUs, granted annually in arrears(b)
Annual Retainer	$100,000	RSUs or cash, as per director election, paid quarterly in arrears(c)
Total Annual Base Compensation	$450,000
Committee Chair Fee (if applicable)	$25,000	RSUs or cash, as per director election, paid quarterly in arrears(c)

(a)

Compensation is prorated, as applicable, according to the number of months served. In connection with Board service, our directors do not receive any incremental fees for attending Board or Committee meetings or serving on special committees formed from time to time. Mr. Solomon did not receive any incremental compensation for service on our Board.

(b)	RSUs granted on January 19, 2022 for service in 2021.

(c)

RSU grants and cash payments were made quarterly (on April 15, 2021, July 14, 2021, October 18, 2021 and January 19, 2022) to smooth out timing of grants and payments over the course of the year, and in alignment with market practice.

In December 2021, our Governance Committee reviewed the form and amount of the Director Compensation Program and recommended that the Board set the 2022 Director Compensation Program in an amount unchanged from 2021 levels. In connection with this review, the Governance Committee took into account:

∎	Advice from its independent consultant, including with respect to benchmarking on the form, structure and amount of peer director compensation;

∎	The amount and structure of the compensation program;

∎	Feedback from stakeholders; and

∎

Commitments made in connection with the August 2020 settlement of the director compensation litigation, including the commitment that annual director compensation not exceed the current levels fixed in the SIP.

KEY FEATURES OF DIRECTOR COMPENSATION

∎  Is designed to attract and retain highly qualified and diverse directors

∎  Appropriately values the significant time commitment required of our non-employee directors

∎  Effectively and meaningfully aligns interests of directors with long-term shareholder interests

∎  Recognizes the highly regulated and complex nature of our global business and the requisite skills and experience represented among our Board members

∎  Takes into account the focus on Board governance and oversight of financial firms

∎  Reflects the shared responsibility of all directors

Significant Time commitment by directors

In addition to preparation for and attendance at Board and Committee meetings, our directors are engaged in a variety of other ways, including:

∎  Receiving and reviewing postings on significant developments and weekly informational packages

∎  Communicating and meeting with each other, senior management and key employees around the globe

∎  Meeting with our regulators

∎  Participating in firm and industry conferences and other external engagements on behalf of the Board

∎  Engaging with investors (our Lead Director and Compensation Committee Chair)

For additional information, see Corporate Governance

—Structure of our Board and Governance Practices

—Commitment of our Board.

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

2021 DIRECTOR SUMMARY COMPENSATION TABLE

Highlights of Our Director Compensation Program

Program features emphasize long-term alignment between director and shareholder interests.

  What We Do

 Emphasis on Equity Compensation:

     The majority of director compensation is in the form of vested equity-based awards (RSUs). Directors may elect to receive 100% of their director compensation in the form of RSUs

 Hold-through Retirement Requirement:

∎  Non-employee directors must hold all RSUs granted to them during their entire tenure

∎  Shares of Common Stock underlying the RSUs do not deliver until after a director’s retirement

 Equity Ownership Requirements:

     All non-employee directors are required to own at least 5,000 shares of Common Stock or vested RSUs, with a five-year transition period for new directors

What We Don’t Do

  No fees for attending meetings—attendance is expected and compensation is not dependent on Board meeting schedule

  No fees for membership on special committees formed from time to time

  No undue focus on short-term stock performance—director pay aligns with compensation philosophy, not short-term fluctuations in stock price

  No hedging or pledging of RSUs permitted

  No hedging of shares of Common Stock permitted

  No director has shares of Common Stock subject to a pledge

Maximum of no more than 30% in cash, if elected by director Minimum of at least 70% equity compensation

RETENTION OF INDEPENDENT NON-EMPLOYEE DIRECTOR COMPENSATION CONSULTANT

In 2021, our Governance Committee reappointed FW Cook, a compensation consultant, to conduct an independent review of our non-employee Director Compensation Program. FW Cook assessed the structure of our Director Compensation Program and its value compared to competitive market practices, taking into account the emphasis on equity compensation, the hold-through retirement requirement and other restrictions on the RSUs as well as the August 2020 resolution of the director compensation litigation and the fixed amount of annual director compensation specified in the SIP, which was approved by our shareholders at the 2021 Annual Meeting.

FW Cook determined that the Director Compensation Program remained competitive with the market and continued to align the interests of our non-employee directors with the long-term interests of our shareholders.

Our Governance Committee determined that FW Cook is independent and does not have conflicts of interest in providing services to our Governance Committee.

2021 DIRECTOR SUMMARY COMPENSATION TABLE

The following table sets forth the compensation for our non-employee directors as determined by SEC rules, which require us to include equity awards granted during 2021 and cash compensation earned for 2021. Historically, we have granted equity-based awards to our non-employee directors for a particular year shortly after that year’s end. While we continue this practice for the Annual Grant RSUs, this year we started granting RSUs in respect of the 2021 Annual Retainer and/or Committee Chair Fee, quarterly in arrears (to provide for periodic grants and payments over the course of the year and in alignment with market practice). Accordingly, this table includes:

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COMPENSATION MATTERS—NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

2021 DIRECTOR SUMMARY COMPENSATION TABLE

∎	RSUs granted in January 2021 (2020 Annual Grant, Annual Retainer and/or Committee Chair Fees) for services performed in 2020;

∎	RSUs granted (for quarters one through three, in arrears) during 2021 (2021 Annual Retainer and/or Committee Chair Fee) for services performed in 2021 for directors who elected RSUs; and

∎	Cash earned for services performed in 2021 paid during 2021 and in January 2022 (2021 Annual Retainer and/or Committee Chair Fee) for directors who elected cash.

	2021 FEES EARNED OR PAID IN CASH ($)(a) TOTAL	STOCK AWARDS ($)			ALL OTHER COMPENSATION ($)(d)	TOTAL ($)
		2020 PROGRAM(b)	2021 PROGRAM(c)	TOTAL

Michele Burns	125,000	350,016	—	350,016	20,000	495,016

Drew Faust	100,000	350,016	—	350,016	20,000	470,016

Mark Flaherty	100,000	350,016	—	350,016	20,000	470,016

Kimberley Harris	66,667	—	—	—	—	66,667

Ellen Kullman	—	475,499	94,375	569,874	20,000	589,874

Lakshmi Mittal	—	450,229	75,373	525,602	—	525,602

Adebayo Ogunlesi	—	475,499	94,375	569,874	20,000	589,874

Peter Oppenheimer	—	475,499	94,375	569,874	20,000	589,874

Jan Tighe	100,000	450,229	—	450,229	16,000	566,229

Jessica Uhl	50,000	—	—	—	5,000	55,000

David Viniar	100,000	350,016	—	350,016	20,000	470,016

Mark Winkelman	—	475,499	94,375	569,874	45,000	614,874

(a)

Includes 2021 Annual Retainer and 2021 Committee Chair Fee. For 2021, Ms. Burns elected to receive her Annual Retainer and Committee Chair fee in cash, and Dr. Faust, Ms. Harris and Ms. Uhl and Messrs. Flaherty and Viniar elected to receive their Annual Retainers (prorated for Ms. Harris and Ms. Uhl) in cash.

(b)

Includes 2020 Annual Grant, 2020 Annual Retainer and 2020 Committee Chair Fee. These values reflect the grant date fair value of RSUs granted on January 20, 2021 for service in 2020 based on the closing price per share of Common Stock on the NYSE on the date of grant ($290.47). These RSUs were vested upon grant and for the 2020 Annual Grant, provide for delivery of the underlying shares of Common Stock on the first eligible trading day that is 90 days following the director’s retirement from our Board. For the RSUs in respect of the 2020 Annual Retainer and 2020 Annual Committee Chair fee, underlying shares of Common Stock deliver on the first eligible trading day in the first quarter of the year following the year of the director’s retirement from our Board.

(c)

Includes 2021 Annual Retainer and 2021 Committee Chair Fee. These values reflect the grant date fair value of RSUs granted for quarters one through three during 2021, in arrears, for service in 2021. The grant date fair value of these RSUs was based on the closing price per share of Common Stock on the NYSE on each of the dates of grant: April 15, 2021 ($338.55), July 14, 2021 ($374.40) and October 18, 2021 ($413.69). These RSUs were vested upon grant and provide for delivery of the underlying shares of Common Stock on the first eligible trading day that is 90 days following the director’s retirement from our Board. RSUs in respect of the fourth quarter grant for the 2021 Annual Retainer and 2021 Annual Committee Chair fee as well as the 2021 Annual Grant were granted on January 19, 2022 and are not required to be disclosed in this table per SEC rules.

(d)

These values reflect the amounts that were donated to charities by our firm to match personal donations made by non-employee directors in connection with requests by these directors made prior to February 28, 2022 under the Goldman Sachs employee matching gift program for 2021. We allow our directors to participate in our employee matching gift program on the same terms as our non-PMD employees, matching gifts of up to $20,000 per participating individual. For Mr. Winkelman, the amount also represents an annual cash fee of $25,000 for his service as a member of the board of directors of our subsidiary, Goldman Sachs International, during 2021.

Please refer to Beneficial Ownership for information pertaining to the outstanding equity awards (all of which are vested) held by each non-employee director as of February 28, 2022, including RSUs granted in January 2022 (for the 2021 Annual Grant and the final quarterly grant for the 2021 Retainer and/or Committee Chair Fee) for services performed in 2021.

For more information on the work of our Board and its Committees, see Corporate Governance.

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AUDIT MATTERS—ITEM 3. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Matters

Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022

Proposal Snapshot—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022

What is being voted on: Ratification of the appointment of PwC as our independent registered public accounting firm for 2022.

Board recommendation: Our Board unanimously recommends a vote FOR ratification of the appointment of PwC as our independent registered public accounting firm for 2022.

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. Our Audit Committee has appointed PwC as our independent registered public accounting firm for 2022. We are submitting the appointment of our independent registered public accounting firm for shareholder ratification at our Annual Meeting, as we do each year.

ASSESSMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The members of our Audit Committee believe that the continued retention of PwC as our independent registered public accounting firm is in the best interests of our firm and our shareholders. In making this determination, our Audit Committee considered a variety of factors, including:

∎ Independence ∎ Candor and insight provided to Audit Committee ∎ Proactivity ∎ Ability to meet deadlines and respond quickly ∎ Feasibility/benefits of audit firm/ lead partner rotation

∎  Content, timeliness and practicality of PwC communications with management

∎  Adequacy of information provided on accounting issues, auditing issues and regulatory developments affecting financial institutions

∎  Timeliness and accuracy of all
services presented to Audit
Committee for pre-approval
and review

∎  Management feedback

∎  Lead partner performance

∎  Comprehensiveness of
evaluations of internal
control structure

In particular, our Audit Committee took into account:

Key Considerations of PwC

Audit Quality and Efficiency

∎

PwC’s knowledge of the firm’s business allows it to design and enhance its audit plan by focusing on core and emerging risks, investing in technology to increase efficiency and capturing cost efficiencies through iteration.

∎

PwC has a global footprint and the expertise and capability necessary to handle the breadth and complexity of the audit of the firm’s global business, accounting practices and internal control over financial reporting.

Candid and Timely Feedback

∎

PwC generally attends each meeting of our Audit and Risk Committees and meets regularly in closed sessions with our Audit Committee so that it can provide candid feedback to the Committees regarding management’s control frameworks to address existing and new risks.

∎

PwC’s experience with the firm’s control infrastructure and accounting practices allow it to analyze the impact of business or regulatory changes in a timely manner and provide our Audit Committee with an effective, independent evaluation of management’s strategies, implementation plans and/or remediation efforts.

72	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

AUDIT MATTERS—ITEM 3. RATIFICATION OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independence

∎

PwC is an independent public accounting firm and is subject to oversight and inspection by the United States Public Company Accounting Oversight Board (PCAOB) (the results of which are communicated to our Audit Committee), Big 4 peer reviews and SEC regulations.

∎

Both the firm and PwC have controls to ensure the continued independence of PwC, including firm policies limiting the hiring of audit team members and PwC policies and procedures to maintain independence.

∎	Mandatory lead audit partner rotation ensures a regular influx of fresh perspective balanced by the benefits of having a tenured auditor with institutional knowledge.

Audit Committee’s Controls

∎	Frequent closed sessions with PwC as well as a comprehensive annual evaluation.

∎	Direct involvement by our Audit Committee and our Audit Committee Chair in the periodic selection of PwC’s new lead audit partner.

∎	Responsibility for the audit fee negotiations associated with the retention of PwC, including considering the appropriateness of fees relative to both efficiency and audit quality.

∎

Advance approval (by Audit Committee or Audit Committee Chair) of all services rendered by PwC to us and our consolidated subsidiaries. These services include audit, audit-related services (including, as may be applicable, attestation reports, employee benefit plan audits, accounting and technical assistance, risk and control services and due diligence-related services) and tax services, subject to quarterly fee limits applicable to each project and to each category of services.

∎

Review of information regarding PwC’s periodic internal quality reviews of its audit work, external data on audit quality and performance such as feedback provided by the PCAOB and PwC’s conformance with its independence policies and procedures.

We are asking shareholders to ratify the appointment of PwC as our independent registered public accounting firm as a matter of good corporate practice, although we are not legally required to do so. If our shareholders do not ratify the appointment, our Audit Committee will reconsider whether to retain PwC, but still may retain them. Even if the appointment is ratified, our Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our firm and our shareholders.

A representative of PwC is expected to be present at our Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table provides information about fees paid by us to PwC.

	2021 ($ IN MILLIONS)	PERCENT OF 2021 SERVICES APPROVED BY AUDIT COMMITTEE	2020 ($ IN MILLIONS)	PERCENT OF 2020 SERVICES APPROVED BY AUDIT COMMITTEE

Audit Fees	73.8	100%	69.5	100%

Audit-Related Fees(a)	13.4	100%	13.0	100%

Tax Fees(b)	1.0	100%	1.5	100%

All Other Fees	—	—	—	—

(a)	Audit-related fees include attest services not required by statute or regulation and employee benefit plan audits.

(b)

The nature of the tax services is as follows: tax return preparation and compliance, tax advice relating to transactions, consultation on tax matters and other tax planning and advice. Of the $1.0 million for 2021, approximately $0.4 million was for tax return preparation and compliance services.

PwC also provides audit and tax services to certain asset management funds managed by our subsidiaries. Fees paid to PwC by these funds for these services were $51.6 million in 2021 and $49.0 million in 2020.

For detailed information on the vote required for this matter and the choices available for casting your vote, please see Frequently Asked Questions.

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AUDIT MATTERS—REPORT OF OUR AUDIT COMMITTEE

Report of our Audit Committee

Management is responsible for the preparation, presentation and integrity of Goldman Sachs’ financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with generally accepted accounting principles and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Goldman Sachs’ financial statements and of its internal control over financial reporting in accordance with the standards of the PCAOB and expressing an opinion as to the conformity of Goldman Sachs’ financial statements with generally accepted accounting principles, including critical audit matters, if any, addressed during the audit, and the effectiveness of its internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Committee has considered and discussed the audited financial statements with each of management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by applicable requirements of the PCAOB and the SEC. The Committee has received the written disclosures and the letter from the independent registered public accounting firm in accordance with the applicable requirements of the PCAOB regarding the auditor’s communications with the Committee concerning independence and has discussed with the registered public accounting firm its independence. The Committee, or the Committee Chair if designated by the Committee, approves in advance all audit and any non-audit services rendered by the independent registered public accounting firm to us and our consolidated subsidiaries. See —Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022.

Based on the reports and discussions described in this Report, the Committee recommended to the Board that the audited financial statements of Goldman Sachs for 2021 be included in the 2021 Annual Report on Form 10-K.

Audit Committee

Peter Oppenheimer, Chair

Mark Flaherty

Adebayo Ogunlesi (ex-officio)

Jan Tighe

Jessica Uhl

Mark Winkelman

74	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 4-7. SHAREHOLDER PROPOSALS

Items 4-7. Shareholder Proposals

We are committed to active engagement with our shareholders. If you would like to speak with us, please contact our Investor Relations team at gs-investor-relations@gs.com.

Proposal Snapshot—Items 4-7. Shareholder Proposals

What is being voted on: In accordance with SEC rules, we have set forth below certain shareholder proposals, along with the supporting statements of the respective shareholder proponents, for which we and our Board accept no responsibility. These shareholder proposals are required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting.

Board recommendation: As explained below, our Board unanimously recommends that you vote AGAINST each shareholder proposal.

For detailed information on the vote required with respect to these shareholder proposals and the choices available for casting your vote, please see Frequently Asked Questions.

Item 4. Shareholder Proposal Regarding Charitable Giving Reporting

The National Center for Public Policy Research, 20 F Street, NW, Suite 700, Washington, DC 20001, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Charitable Giving Reporting

Whereas: Charitable contributions should enhance the image of our company in the eyes of the public. Increased disclosure of these contributions would serve to create greater goodwill for our Company. It would also allow the public to better voice its opinions on our corporate giving strategy. Inevitably, some organizations might be viewed more favorably than others. This could be useful in guiding our Company’s philanthropic decision making in the future. Corporate giving should ultimately enhance shareholder value.

Resolved: That the shareholders request the Company to list the recipients of corporate charitable contributions of $5,000 or more on the company website, along with the material limitations, if any, placed on the restrictions, and/or the monitoring of the contributions and its uses, if any, that the Company undertakes.

Supporting Statement: Current disclosure is insufficient to allow the Company’s Board and shareholders to evaluate the proper use of corporate assets by outside organizations and how those assets should be used, especially for controversial causes.

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

We are strongly committed to helping communities where we work and live. Our Office of Corporate Engagement, utilizing the same rigor and innovation as we commit to serving our clients every day, and under the oversight of our Public Responsibilities Committee, has driven inclusive economic growth and opportunity with charitable grants over the last decade including through:

∎	Community TeamWorks,

∎	GS Gives,

∎	10,000 Women,

∎	10,000 Small Businesses and

∎	One Million Black Women.

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ITEMS 4-7. SHAREHOLDER PROPOSALS

We already provide significant public information on our core community engagement and philanthropic and educational initiatives on our website (www.gs.com, “Our Commitments”), a summary of which is set forth below, as well as through our annual Sustainability Report. These initiatives, together with our employee matching gift program, represent the vast majority of our charitable giving. We also make public filings with the Internal Revenue Service (IRS) for GS Gives and the Goldman Sachs Foundation, which entities fund the significant majority of our philanthropic activities; these filings are publicly available on the IRS website (www.irs.gov/charities-and-nonprofits).

To this end, additional reporting, particularly at such a low threshold as requested by the proposal, would neither provide material information to our shareholders, nor a clear picture of our broader initiatives and the strategic direction of our giving plans. As such, we believe that adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎

In conducting our community engagement and carrying out our philanthropic and educational initiatives, we are guided by five key principles. We do not impose additional restrictions on our charitable giving efforts beyond the application of these principles, and we provide significant public information about our charitable giving, including on gs.com, as well as regular reporting to our Public Responsibilities Committee.

Our Principles (available at www.gs.com, “Our Commitments”):

»	We take the long view, and are motivated by nothing less than transformational impact.

»	We measure everything we do, and improve continuously based on what we learn.

»	We bring others along and engage world-class partners to multiply our impact.

»	We mobilize the firm’s greatest resource, our people.

»	We align with our core business, focusing on economic growth.

∎

Our website provides meaningful information about our core community engagement and philanthropic and educational initiatives, including with respect to background, purpose, key programs and partners, and impacts, which allows our shareholders, and the broader public, to understand the key goals and strategic direction of these initiatives. For example:

»

Community TeamWorks: established in 1997, is a program that allows our people to contribute their ideas, time and expertise to drive tangible progress in our communities through volunteering opportunities in partnership with not-for-profit organizations around the world.

»

GS Gives: established in 2007, is a donor advised fund entity for our current and former PMDs to make contributions and recommend grants to qualifying nonprofit organizations. GS Gives has made approximately $2 billion in grants and partnered with over 8,500 nonprofits in 100+ countries around the world since inception.

»

10,000 Women: established in 2008, is an initiative that provides women entrepreneurs around the world with business and management education, mentoring and networking, and access to capital, including through the Women Entrepreneurs Opportunity Facility, a first-of-its-kind partnership with the International Finance Corporation. Since its launch, 10,000 Women has reached more than 100,000 women entrepreneurs across 200+ countries.

»

10,000 Small Businesses: established in 2009, is an initiative that has served nearly 17,000 businesses to help entrepreneurs grow their businesses and create jobs in their communities by providing access to education, capital and support services, working with and through partnerships with local governments and educational institutions, prominent business leaders and community development financial institutions and other mission-driven lenders. We recently redoubled our commitment to small businesses through an additional $250 million to fund the next generation of our 10,000 Small Businesses program.

»

One Million Black Women: established in 2021, is a new investment initiative that, in partnership with Black women-led organizations and other partners, seeks to advance racial equity and economic opportunity for Black women. To this end, One Million Black Women will commit $10 billion in direct investment capital and $100 million in philanthropic support to help address the dual disproportionate gender and racial biases that Black women have faced for generations.

76	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 4-7. SHAREHOLDER PROPOSALS

∎

In addition, as required, we file with the IRS each year IRS Form 990 for GS Gives and IRS Form 990-PF for Goldman Sachs Foundation. These forms are publicly available on the IRS website and include detailed information regarding the charitable activity of these entities, including a comprehensive listing of the specific amount, grant recipient and grant purpose with respect to grants awarded for the specified fiscal year. We also make required filings in the U.K. (available at: https://register-of-charities.charitycommission.gov.uk/charity-search) as well as comply with any other applicable reporting requirements globally.

Item 5. Shareholder Proposal Regarding a Policy for an Independent Chair

National Legal and Policy Center, 107 Park Washington Court, Falls Church, Virginia 22046, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Request for Board of Directors to Adopt Policy for an Independent Chair

RESOLVED:

Shareholders request the Board of Directors adopt as policy, and amend the bylaws as necessary, to require hereafter that the Chair of the Board of Directors be an independent member of the Board, consistent with applicable law and existing contracts. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time.

SUPPORTING STATEMENT:

The Chief Executive Officer of The Goldman Sachs Group, Inc., is also Board Chairman. We believe these roles—each with separate, different responsibilities that are critical to the health of a successful corporation—are greatly diminished when held by a singular company official, thus weakening its governance structure.

Expert perspectives substantiate our position:

∎

According to the Council of Institutional Investors (https://bit.ly/3pKrtJK), “A CEO who also serves as chair can exert excessive influence on the board and its agenda, weakening the board’s oversight of management. Separating the chair and CEO positions reduces this conflict, and an independent chair provides the clearest separation of power between the CEO and the rest of the board.”

∎

A 2014 report from Deloitte (https://bit.ly/3vQGqe1) concluded, “The chairman should lead the board and there should be a clear division of responsibilities between the chairman and the chief executive officer (CEO).”

∎

Proxy adviser Glass Lewis advised (https://bit.ly/2ZD4l59) in 2016, “an independent chairman…is better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that exist when a CEO or other executive also serves as chairman.”

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our directors take very seriously their fiduciary obligation to act in the best interests of our firm and our shareholders. In exercising their fiduciary duties, our independent directors believe it is important to retain the flexibility to determine the leadership structure that will best serve our Board’s and our shareholders’ interests at any given time.

We are committed to independent leadership on our Board. In fact, our policies require that if at any time our Chair is not independent we must have an independent Lead Director.

Furthermore, as we have continually disclosed, our Board will not hesitate to appoint an independent Chair if at any time our Governance Committee concludes it would be appropriate to do so. As such, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

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ITEMS 4-7. SHAREHOLDER PROPOSALS

∎

Pursuant to our Corporate Governance Guidelines, our independent Governance Committee assesses and deliberates on an annual basis the merits of our leadership structure to help ensure that the most efficient and appropriate structure is in place; it has done so since 2011.

»

This annual review process provides our Board with the necessary flexibility to make the appropriate determination about how our Board’s leadership should be structured most effectively for our firm’s needs, which may evolve over time. This annual review process also exists within the broader context of our Board’s ongoing, year-round review of its composition and effectiveness.

»

As a result of its most recent review, in December 2021, our Governance Committee determined that continuing to combine the roles of Chair and CEO, together with maintaining a strong independent Lead Director, is the most effective leadership structure for our firm at this time.

∎	This robust process includes a review of:

»	Chair-CEO and Lead Director responsibilities (described below);

»

Our policies and practices, which ensure strong, independent Board oversight, as well as feedback received in connection with our Board, Committee and individual director evaluation process (described below);

»	Shareholder feedback and voting results regarding board leadership;

–

For example, in connection with our year-round shareholder engagement, we have generally received positive feedback regarding our Board leadership structure, with certain shareholders viewing Goldman Sachs as a leader among companies with a combined Chair-CEO given the strength of our Lead Director role and our Board’s annual leadership structure review; and

»	Our firm’s performance and global trends regarding board leadership structure.

–

For example, there is no clear, empirical evidence that a combined Chair-CEO has a negative effect on company performance or that it impairs the efficacy of independent directors. Independent chairs also remain a minority practice amongst S&P 500 companies.

∎

Our Board leadership structure is enhanced by the independent leadership provided by our active Lead Director, whose robust role (which has been enhanced over time as a result of shareholder engagement) helps ensure that the perspectives of our independent directors are strongly represented on our Board. Key elements of our Lead Director role include:

»	Setting and approving the agenda for Board meetings and leading executive sessions;

»	Focusing on Board effectiveness, composition and evaluations (including of our CEO and our Board, committees and individual directors);

»	Serving as liaison between independent directors, on the one hand, and our Chair-CEO and management on the other; and

»	Serving as primary Board contact for corporate governance engagement with shareholders and other stakeholders as well as for engagement with regulators.

–

For example, during 2021, our Lead Director had over 55 additional meetings, calls and engagements with the firm and its people, our shareholders, regulators and other stakeholders, including meetings with shareholders representing over 25% of Common Stock outstanding.

∎	A combined Chair-CEO structure provides our firm with a senior leader who serves as a primary liaison between our Board and management, and as a primary public face of our firm.

∎

Furthermore, combining the roles of CEO and Chair at our firm has been effective in promulgating strong and effective leadership of the firm, particularly in times of economic challenge and regulatory change affecting our industry (including the ongoing effects of the COVID-19 pandemic). It is also important during this time of continued strategic development and for the execution of our strategic plans and investments for long-term growth, including in connection with the integration of recent acquisitions.

∎	Independent Board oversight is further enhanced by our independent committee chairs, the independence of our Board as a whole and the governance policies and practices in place at our firm.

»	Each of our independent directors is committed to actively and effectively overseeing the management of our firm and protecting shareholder interests.

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ITEMS 4-7. SHAREHOLDER PROPOSALS

»	Our independent directors meet often in executive session, during which they discuss topics such as CEO performance and compensation, succession planning, Board evaluation and the firm’s strategy.

 » Our governance structure establishes strong protections of shareholder rights.

–

For example, we have majority voting for uncontested director elections, annual election of all directors, no poison pill, a shareholder right to call special meetings, a shareholder right of proxy access and no supermajority vote requirements in our by-laws or charter.

For more information, see Corporate Governance, including the section Structure of our Board and Governance Practices—Board Leadership Structure.

Item 6. Shareholder Proposal Regarding a Policy to Ensure Lending and Underwriting do not Contribute to New Fossil Fuel Development

The Sierra Club Foundation, 2101 Webster Street, Suite 2150, Oakland, California 94612, beneficial owner of at least $2,000 in market value of the company’s Common Stock since January 2020, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Resolved: Shareholders request that the Board of Directors adopt a policy by the end of 2022 committing to proactive measures to ensure that the company’s lending and underwriting do not contribute to new fossil fuel development, consistent with fulfilling the United Nations Environmental Program Finance Initiative recommendations to the G20 Sustainable Finance Working Group, and the International Energy Agency’s Net Zero Emissions by 2050 Scenario, for credible net zero commitments.

Supporting Statement

Goldman Sachs recognizes that climate change poses a material risk to its business. As the 2020 10-K states: “Climate change concerns could disrupt our businesses, adversely affect client activity levels, adversely affect the creditworthiness of our counterparties and damage our reputation.”1

Goldman is a member of the Net Zero Banking Alliance (NZBA), for which our CEO committed to align with pathways consistent with a maximum temperature rise of 1.5 degrees Celsius above pre-industrial levels, utilizing decarbonization scenarios from “credible and well-recognized sources.”2

However, membership in the Alliance does not necessarily equate with alignment with global climate goals. The United Nations Environmental Program Finance Initiative (UNEP FI), which convenes the NZBA, published an Input Paper to the G20 Sustainable Finance Working Group which defines credible net zero commitments of financial institutions, including: “A financial institution establishing a net-zero commitment should begin aligning with the required assumptions and implications of IPCC 1.5°C no/low overshoot pathways as soon as possible….All no/low overshoot scenarios indicate an immediate reduction in fossil fuels, signaling that investment in new fossil fuel development is not aligned with 1.5°C.”3 Another of the world’s most credible sources, the International Energy Agency (IEA), in its Net Zero Emissions by 2050 Scenario (NZE), states that “no fossil fuel exploration is required and no new oil and natural gas fields are required beyond those that have already been approved for development.”4 Goldman has restricted financing for new coal operations and Arctic drilling, but has no policy to halt financing any new oil and gas exploration and development. Goldman is the six-highest U.S. financier or facilitator of companies expanding fossil fuels, according to the Banking on Climate Chaos report.5

Goldman faces two associated problems: first, its prominence in asserting climate leadership flies in the face of its actions, creating reputational risk from accusations of greenwashing; second, in underwriting projects which are unneeded under the UNEP FI recommendations or IEA NZE scenario, it is knowingly loading potentially stranded assets onto its clients’ balance sheets, creating litigation risk.6 In this regard, investors need to know that Goldman’s lending and underwriting policies are consistent with its own net zero commitment.

1	Goldman Sachs 2020 Form 10-K, at 43.
2	https://www.unepfi.org/wordpress/wp-content/uploads/2021/04/UNEP-FI-NZBA-Commitment-Statement.pdf
3	https://g20sfwg.org/wp-content/uploads/2021/10/2021-UNEP-FI.-Recommendations-for-Credible-Net-Zero-Commitments.pdf , at 15.
4	https://iea.blob.core.windows.net/assets/88dec0c7-3a11-4d3b-99dc-8323ebfb388b/WorldEnergyOutlook2021.pdf , at 100.
5	https://www.ran.org/wp-content/uploads/2021/03/Banking-on-Climate-Chaos-2021.pdf , at 38.
6	https://www.justice.gov/opa/pr/goldman-sachs-agrees-pay-more-5-billion-connection-its-sale-residential-mortgage-backed

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ITEMS 4-7. SHAREHOLDER PROPOSALS

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Goldman Sachs has long been committed to driving innovative, commercial solutions to mitigate climate risk and accelerate the climate transition. Our approach to addressing climate change is grounded in our commitment to drive decarbonization in the real economy in partnership with our clients. We have embraced climate transition as a key driver of both risk and opportunity, and we have been innovating and expanding our commercial capabilities to help our clients accelerate their transition.

We strongly share the proponent’s belief in the criticality of climate transition and achieving the ambitious goals of the Paris Agreement. However, we do not believe that adopting policies that limit our ability to provide financing to hard-to-abate sectors, which critically need both our engagement and our capital, is in the best interests of our shareholders, clients or communities. We do not believe that placing limits on financing to producers will result in either reduction in emissions or demand for fossil fuels.

Based on a Global Financial Markets Association report, it is estimated that $100 to $150 trillion in investment is needed globally in the highest emitting sectors over the next three decades to transition to a low-carbon economy, demonstrating the critical role that capital markets can play to support and accelerate transition in the years ahead. Further, climate transition will require thoughtful public policy that strikes a balance between current energy capabilities and support for new technology, as well as concrete measures, like a price on carbon, that will accelerate a just and orderly transition.

Given our significant investment in decarbonization and transition finance capabilities, we believe our shareholders, clients and communities are better served by our engagement, not our divestment.

Transition takes time, but a more sustainable future is within reach; we are determined to do our part by continuing to refine and adapt solutions in which the public and private sector work together.

We believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders, and it would undermine our role in the low carbon transition.

∎

Goldman Sachs has a long-standing commitment to address the impacts of climate change and accelerate the transition to a low-carbon economy—we were one of the first major banks to acknowledge the scale and urgency of climate change in 2005 through our Environmental Policy Framework. Since then, we have accelerated our efforts to integrate sustainability across our business, prioritizing climate transition and inclusive growth in our commercial efforts with clients. This includes long held guidelines that limit, or in various cases, prohibit, transactions and financing in high carbon sectors. We continue to enhance these guidelines given the urgency of climate change and our goal to work with clients on climate transition.

∎	In just the last year, we made a number of key steps and commitments along our sustainability journey, including:

»	Joined OS-Climate initiative as the U.S. founding bank member as well as joined the UN Principles for Responsible Banking and Net Zero Banking Alliance,

»	Issued $800 million inaugural Goldman Sachs sustainability bond and established a sustainable issuance framework,

»	Announced a net zero by 2050 pathway commitment and expanded our operational carbon commitment to become net zero by 2030 in our operations and supply chain,

»	Announced Goldman Sachs Bloomberg Climate Finance Partnership, including a Climate Innovation Fund alongside the Asian Development Bank, and

»

Published our second Taskforce on Climate-related Financial Disclosures (TCFD) report, Accelerating Transition (available at gs.com/corpgov), which includes an interim roadmap for our net zero by 2050 commitment (as described below).

∎	In our 2021 TCFD report, we shared an initial set of business-related, ranged targets for 2030 across three sectors: Oil & Gas, Power and Auto Manufacturing.

»

Our initial interim targets focus on sectors where we see an opportunity to proactively engage our clients, deploy capital required for transition and invest in new commercial solutions to drive decarbonization in the real economy.

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ITEMS 4-7. SHAREHOLDER PROPOSALS

»	These are also areas where we believe our firm can have the most material impact, and where we have sufficient data available and ability to engage clients on decarbonization.

»	These targets cover our corporate lending commitments, debt and equity capital markets financing and on-balance sheet debt and equity investments.

∎

Addressing climate change is a core area of focus for our business, spanning our work with clients and counterparties, and how we manage risk. As such, we integrate oversight of climate-related risks into our firm’s centralized governance structures, from our Board to senior management and from our Sustainable Finance Group and Firmwide Climate Steering Group, which provides oversight and guidance on the firm’s approach to managing climate-related risks and opportunities, to day-to-day focus across our businesses and control and operating functions.

»

We recognize that different geographies, industries and even clients within each industry are at various stages of their decarbonization journey and require solutions relevant for each industry and client depending on where they are in their path to net zero emissions. In some cases, this may involve activities that would constitute new fossil fuel development projects.

»

If we were to implement the proposal, it would prevent us from engaging in transactions similar to ones we have executed over the past several years (examples of which are set forth in our sustainability reporting) to drive legacy energy companies towards decarbonization and a renewable energy focus.

∎

We provide extensive public disclosure regarding our sustainable finance and stewardship efforts, including through a dedicated portion of our website (www.gs.com/sustainability) as well as through www.gs.com/corpgov.

For more information on our sustainability efforts, see Spotlight on Sustainability.

Item 7. Shareholder Proposal Regarding Special Shareholder Meeting Thresholds

John Chevedden, 2215 Nelson Avenue, Redondo Beach, California 90278, beneficial owner of at least $2,000 in market value of the company’s Common Stock for at least three years, is the proponent of the following shareholder proposal. The proponent has advised us that a representative will present the proposal and related supporting statement at our Annual Meeting.

PROPONENT’S STATEMENT

Proposal 7—Special Shareholder Meeting Improvement

For shareholder Rights

Shareholders ask our board to take the steps necessary to amend the appropriate company governing documents to give the-owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting.

Although it now takes a theoretical 25% of all shares to call for a special shareholder meeting, this translates into 33% of the Goldman Sachs shares that typically vote at the annual meeting. It would be hopeless to think that the shares that do not have time to vote at the annual meeting would have the time to take the special procedural steps to call for a special shareholder meeting.

Plus the 33% of shares that vote at the annual meeting could translate into upwards of 40% support from the shares that vote when the shares are included that are in support of calling an annual meeting but made a paperwork error which is easy to do.

The likelihood of the need to obtain upwards of 40% shareholder support just to call a special meeting is nothing for management to brag about especially when Goldman Sachs shareholders have absolutely no right to act by written consent.

Plus GS shareholders gave 42% support to the 2021 shareholder proposal calling for a shareholder right to act by written consent. This 42% support may have represented over 51% support from the shares that have access to independent proxy voting advice and are not forced to rely too much on the biased management voting recommendations.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	81

ITEMS 4-7. SHAREHOLDER PROPOSALS

Many companies provide for both a shareholder right to call a special shareholder meeting and a shareholder right to act by written consent. Southwest Airlines and Target are companies that do not provide for shareholder written consent and yet provide for 10% of shares to call for a special shareholder meeting.

Shareholders also need a more reasonable stock ownership to call a special shareholder meeting to help make up for the use of online shareholder meetings that give management more control. At an online meeting management can dictate that only one shareholder can speak. And the vast majority of 2021 online shareholder meetings dictated that absolutely no shareholders could speak.

A reasonable shareholder right to call for a special shareholder meeting in our bylaws will help ensure that management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting. Our bylaws give no assurance that shareholder engagement will continue.

A special shareholder meeting can be called to elect a new director. A reasonable right for shareholders to call for a special meeting could inspire better performance by existing directors. For instance, Mr. Lakshmi Mittal received by far the most negative votes of any GS director at the 2021 GS annual meeting.

Please vote yes:

Special Shareholder Meeting Improvement—Proposal 7

DIRECTORS’ RECOMMENDATION

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL.

Our Board regularly seeks input from shareholders to help ensure our policies reflect best practices and are appropriately aligned with shareholder interests. Our Board recognizes that many shareholders view the ability to call special meetings as a good corporate governance practice that enhances shareholder rights. We agree, and our Restated Certificate of Incorporation and our Amended and Restated By-Laws permit holders of 25% of our outstanding shares of Common Stock the right to call a special meeting. Despite assertions raised in the proposal, special meetings may be called at the 25% ownership threshold; higher ownership thresholds are not required.

Importantly, our shareholders’ right to call a special meeting is only one of many strong corporate governance practices to which we are committed, including an active, year-round shareholder and stakeholder engagement program that includes Board-level engagement. In addition, feedback on our special meeting threshold has generally only been raised by our shareholders in the context of relevant shareholder proposals.

For the reasons set forth herein, we believe that the adoption of this proposal is unnecessary and not in the best interests of our firm or our shareholders.

∎	We are committed to active engagement with our shareholders and other stakeholders and we provide a number of avenues for such engagement.

»

Active, year-round engagement. Our firm and our Board maintain open lines of communication with our shareholders (see Stakeholder Engagement). For example, during 2021, we engaged with shareholders representing more than 35% of our Common Stock outstanding. Further, our Lead Director and/or the Chair of our Compensation Committee met with shareholders representing more than 25% of our Common Stock outstanding in 2021.

»

Annual Meetings. Annual shareholder meetings provide an appropriate mechanism for all shareholders, including small holders, such as the proponent, to raise matters for shareholder deliberation in an organized, predictable, efficient and informed manner. We are committed to annual meeting best practices. Contrary to assertions raised in the proposal, and taking into account feedback from our extensive shareholder engagement program, we are not aware of any shareholder—including the proponent—who had concerns or complaints regarding the way in which we conducted our 2021 Annual Meeting.

»

Special Meetings. We provide shareholders with a meaningful right to call a special meeting that takes into account the composition of our shareholder base. We believe that our 25% threshold strikes an appropriate balance between allowing our shareholders to exercise an important corporate governance right and managing the costs and burdens associated with special meetings. In addition, our threshold helps ensure that the topic of any special meeting is of interest to a substantial portion of our shareholders.

82	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

ITEMS 4-7. SHAREHOLDER PROPOSALS

∎

Lowering the threshold to permit holders of 10% of Common Stock outstanding to call a special meeting may increase our costs, likely without providing a demonstrable benefit to the vast majority of our shareholders.

»

The right to call special shareholder meetings is an important shareholder right in that it provides an additional forum for discussion and interaction among shareholders should additional matters require a shareholder vote.

»

However, arranging and conducting special meetings is also an expensive and time-consuming undertaking that should not be taken lightly. For example, in connection with any special meeting, we would be required to prepare, print and distribute a notice of meeting and any proxy materials, incurring significant costs and diverting management and Board focus from other matters.

»

Our Board considers special meetings to be extraordinary events that a significant percentage of shareholders should support; special meetings should not be a mechanism for a small group of shareholders to advance, outside of other available forums, their agendas and interests.

∎

In addition to our shareholders’ existing right to call a special meeting and our demonstrated commitment to shareholder and stakeholder engagement, we maintain strong governance practices that protect the rights of all shareholders. For example:

»	Independent Lead Director with expansive duties;

»	Experienced and diverse Board, which held 78 Board and Committee meetings during 2021;

»	Proxy access provisions, proactively adopted in 2015. Any shareholder may also suggest a director candidate to our Governance Committee at any time for consideration;

»	Single class shareholder structure;

»	No supermajority vote requirements;

»	Annual elections of directors; majority voting with resignation policy for directors in uncontested elections; and

»	No “poison pill.”

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—RELATED PERSON TRANSACTIONS POLICY

Certain Relationships and Related Transactions

On the recommendation of our independent directors, our Board has in place various policies that provide guidelines for the review of certain relationships and transactions involving our directors and executive officers.

Related Person Transactions Policy

Our Board has a written Related Person Transactions Policy regarding the review and approval of transactions between us and “related persons” (directors, executive officers, immediate family members of a director or executive officer, or known 5% shareholders).

Under this policy, transactions that exceed $120,000 in which a related person has, may have or may be deemed to have a direct or indirect material interest are submitted to the Designated Reviewers (the Chairs of the Governance, Audit and Risk Committees) or our full Governance Committee for review and approval, as applicable. Certain transactions, including employment relationships, ordinary course banking, brokerage, investment, lending and other services, payment of certain regulatory filing fees and certain other ordinary course non-preferential transactions, have been determined by the Governance Committee to be preapproved transactions, and thus do not require specific review and approval under the policy (although these transactions must be reported to our Governance Committee and may still be submitted for review and approval if deemed appropriate).

In reviewing and determining whether to approve a related person transaction, the following factors, among others, are considered:

∎	Whether the transaction is in the interests of us and our shareholders;

∎	Whether the transaction would impair the independence of an independent director;

∎

Whether the transaction presents a conflict of interest, taking into account the size of the transaction, the financial position of the director or executive officer, the nature of the director’s or executive officer’s interest in the transaction, the ongoing nature of the transaction and any other relevant factors;

∎	Whether the transaction is fair and reasonable to us and on substantially the same terms as would apply to comparable third parties;

∎	The business reasons for the transaction;

∎	Any reputational issues; and

∎	Whether the transaction is material, taking into account the significance of the transaction to our investors.

All of the transactions and relationships reported under —Certain Relationships and Transactions were determined, under the mechanisms of the Related Person Transactions Policy, to be in the best interests of the firm and its shareholders.

In addition to our policies on director independence and related person transactions, we also maintain a policy with respect to outside director involvement with financial firms, such as private equity firms or hedge funds. Under this policy, in determining whether to approve any current or proposed affiliation of a non-employee director with a financial firm, our Board will consider, among other things, the legal, reputational, operational and business issues presented, and the nature, feasibility and scope of any restrictions, procedures or other steps that would be necessary or appropriate to ameliorate any perceived or potential future conflicts or other issues.

84	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain Relationships and Transactions

BROKERAGE AND BANKING SERVICES

Some of our directors and executive officers (and persons or entities affiliated with them) have brokerage and/ or discretionary accounts at our broker-dealer affiliates and may utilize other ordinary course banking or lending products (such as credit cards) offered by Goldman Sachs Bank USA. Extensions of credit by Goldman Sachs Bank USA that do not involve more than the normal risk of collectability and do not present other unfavorable features, have been and may be made to certain of our directors and executive officers (and persons or entities affiliated with them) in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unrelated to our firm, and in each case in compliance with relevant laws and regulations.

FIRM-MANAGED FUNDS AND OTHER INVESTMENTS

We have established private investment funds (Employee Funds) to permit our employees (and in certain cases, retired employees) to participate in our private equity, hedge fund and other similar activities by investing in or alongside funds and investments that we manage or sponsor for independent investors and/or for our firm. We believe the opportunity to make such investments helps to promote teamwork and collaboration across the firm and provides alignment with the firm’s strategy to grow the alternatives business. Investment decisions for the Employee Funds are made by the investment teams or committees that are fiduciaries for such funds, and no executive officers are members of such investment teams or committees.

The Employee Funds generally maintain diversified investment portfolios, and these investment opportunities do not affect the incentives of our executive officers under our compensation program. Many of our employees, their spouses, related charitable foundations or entities they own or control have invested in these Employee Funds. In some cases, we have limited participation to our PMDs, including our executive officers, or limited the amount of participation, and in some cases participation may be limited to individuals eligible to invest pursuant to applicable law.

Certain of the Employee Funds provide applicable investors with an interest in the overrides we receive for managing the funds for independent investors (Overrides); the level of Override for which applicable investors may be eligible may vary based on certain criteria. Employee Funds generally do not require our current or retired PMDs and other current or retired employees to pay management fees and do not deduct Overrides from fund distributions. Similarly, certain other investments may be made available to our PMDs, retired PMDs and other current employees on a fee-free or reduced fee basis.

Distributions and redemptions exceeding $120,000 from Employee Funds made to our 2021 executive officers (or persons or certain entities affiliated with them) during 2021, consisting of profits and other income and return of amounts initially invested (excluding Overrides generally available only to PMDs, which are discussed below) (Distributions), were approximately, in the aggregate, as follows: Mr. Solomon – $20.9 million; Mr. Waldron – $6.6 million; Mr. Scherr – $7.3 million; Mr. Berlinski – $2.4 million; John F.W. Rogers (Executive Vice President) – $7.0 million; Elizabeth Hammack (Global Treasurer through September 2021) – $978,000; Laurence Stein (Chief Administrative Officer) – $2.9 million; Brian Lee (Chief Risk Officer) – $2.5 million; and Sheara Fredman (Chief Accounting Officer) – $576,000.

Overrides generally available only to PMDs (and retired PMDs) distributed to our 2021 executive officers (or persons or entities affiliated with them) during 2021 were approximately, in the aggregate, as follows: Mr. Solomon – $1.1 million; Mr. Waldron – $367,000; Mr. Scherr – $183,000; Mr. Berlinski – $37,000; Mr. Rogers – $286,000; Ms. Hammack – $53,000; Mr. Stein – $124,000; Mr. Lee – $50,000; and Ms. Fredman – $26,000.

During 2021, Mr. Viniar received approximately $4.8 million in Distributions and $986,000 in Overrides in connection with certain legacy investments in Employee Funds he made prior to the end of his employment in January 2013. Mr. Viniar has agreed to forfeit any remaining interest in Overrides in connection with these legacy investments in exchange for the fair market value of these interests. In addition, the firm will repurchase certain of Mr. Viniar’s legacy investments in Employee Funds at a price based on the net asset value of these investments as of December 31, 2021, in accordance with firm policy. Based on the most recent available data, the value of these interests to be repurchased, and the value of the Overrides to be forfeited, is estimated to be approximately $2.3 million in the aggregate. Mr. Viniar will receive payment for these interests after the December 31, 2021 valuation is finalized in the ordinary course of business, at which time all of Mr. Viniar’s investments with the firm will be on substantially the same terms and conditions as other similarly situated investors who are neither directors nor employees.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CERTAIN RELATIONSHIPS AND TRANSACTIONS

Subject to applicable laws, in addition, certain of our directors and executive officers may from time to time invest their personal funds in other funds or investments that we have established and that we manage or sponsor. Except as described above, these other investments are made on substantially the same terms and conditions as other similarly-situated investors in these funds or investments who are neither directors nor employees. In certain of these funds, including certain Employee Funds, our directors and executive officers may own in the aggregate more than 10% of the interests in these funds.

Affiliates of Goldman Sachs generally bear overhead and administrative expenses for, and may provide certain other services free of charge to, Employee Funds.

TRANSACTIONS WITH DIRECTOR- AND EXECUTIVE OFFICER-AFFILIATED ENTITIES

We take very seriously any actual or perceived conflicts of interest, and critically evaluate all potential transactions and relationships that may involve directors or executive officers or entities affiliated with them.

Mr. Mittal is the Executive Chairman and former CEO of ArcelorMittal S.A. and beneficially owns (directly and indirectly) approximately 37% of the outstanding common shares of ArcelorMittal. Goldman Sachs provides ordinary course financial advisory, lending, investment banking, trading (such as acting as a commodities derivative counter-party from time to time) and other financial services to ArcelorMittal and its affiliates, including as described below.

Goldman Sachs participates in a $5.5 billion five-year revolving credit facility for ArcelorMittal. Under this $5.5 billion facility, Goldman Sachs has agreed to lend to ArcelorMittal up to $170 million at an interest rate of Libor + 55 basis points (which rate may vary depending on ArcelorMittal’s credit ratings). This facility is currently partially drawn, resulting in an approximately $36 million loan from Goldman Sachs outstanding under this facility.

Goldman Sachs also participates in a $212.5 million credit facility for an entity in which ArcelorMittal is an approximately 25% shareholder, which facility was extended in 2022. Under the facility, Goldman Sachs has agreed to lend up to approximately $22.5 million at an interest rate of Libor + 450 basis points. Goldman Sachs currently has no loan outstanding under this facility.

In June 2021, Goldman Sachs acted as a dealer manager in connection with a cash tender offer by ArcelorMittal to buyback approximately $1.4 billion, in the aggregate, of certain of its U.S. dollar- and Euro-denominated debt.

Each of these transactions was conducted on, and all of these services were provided on, an arm’s-length basis.

Mr. Ogunlesi is the Chairman and Managing Partner of Global Infrastructure Partners LLC (together with its affiliates, GIP). In connection with his role at GIP, Mr. Ogunlesi is entitled to less than 5% of the total profit of the fund that participated in the following transactions, and he also has a direct or indirect interest in such fund amounting to less than 0.02% of such fund. During 2021, Goldman Sachs acted as financial advisor to a third-party client that acquired a GIP fund’s stake in a portfolio company in an approximately $2.5 billion transaction resulting from a competitive bidding process.

In August 2021, Goldman Sachs acted as an underwriter in an approximately $750 million private debt offering for a company in which a fund managed by GIP is an investor. Proceeds were primarily used to fund a repurchase of units in the company owned by such fund managed by GIP. In October 2021, Goldman Sachs also acted as an underwriter in an approximately $224 million public common stock offering for a company in which a fund managed by GIP was a selling stockholder. Such fund received approximately $109 million of the proceeds of the offering. In each of these transactions, Goldman Sachs’ relationship with this company pre-dates GIP’s investment therein.

Each of these transactions was conducted on, and all of these services were provided on, an arm’s-length basis.

During 2021, Goldman Sachs continued its consulting relationship with the company for which the spouse of Mr. Rogers serves as CEO and managing partner; the service agreement provides for annual fees of approximately $1 million for the provision of advice and insights in support of the firm’s business strategy in China. This consulting relationship was entered into on an arm’s-length basis.

5% SHAREHOLDERS

For information on transactions involving Goldman Sachs, on the one hand, and BlackRock, Inc., State Street Corporation or The Vanguard Group, on the other, see footnotes (a), (b) and (c) under Beneficial Ownership—Beneficial Owners of More Than Five Percent.

86	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Beneficial Ownership

Beneficial Ownership of Directors and Executive Officers

The following table contains certain information, as of February 28, 2022, regarding beneficial ownership of Common Stock by each director, nominee and NEO, as well as by all directors, nominees, NEOs and other executive officers as a group as of such date. The table below contains information regarding ownership not only of our Common Stock, but also of vested RSUs where applicable. It does not include PSUs, unvested RSUs or SVC Awards.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(a)(b)

David Solomon(c)	123,205

John Waldron(c)	70,631

Stephen Scherr(c)	133,001

Philip Berlinski(c)	68,312

Kathryn Ruemmler(c)	2,167

Michele Burns	24,468

Drew Faust	5,471

Mark Flaherty	15,432

Kimberley Harris	671

Ellen Kullman	10,746

Lakshmi Mittal	50,393

Adebayo Ogunlesi	27,204

Peter Oppenheimer	22,151

Jan Tighe	4,802

Jessica Uhl	503

David Viniar(c)	972,180

Mark Winkelman	107,172

All directors, nominees, NEOs and other executive officers as a group (22 persons)(d)	1,939,578

(a)

For purposes of this table and the Beneficial Owners of More than Five Percent table below, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of Common Stock that such person has the right to acquire within 60 days of the date of determination. In light of the nature of vested RSUs, we have also included in this table shares of Common Stock underlying vested RSUs. For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days (as well as the shares of Common Stock underlying vested RSUs) are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	87

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The shares of Common Stock underlying vested RSUs included in the table above are as follows:

NAME	RSUS

David Solomon(c)	0

John Waldron(c)	0

Stephen Scherr(c)	45,215

Philip Berlinski(c)	39,572

Kathryn Ruemmler(c)	0

Michele Burns	24,468

Drew Faust	5,471

Mark Flaherty	14,417

Kimberley Harris	671

Ellen Kullman	10,746

Lakshmi Mittal	35,393

Adebayo Ogunlesi	25,204

Peter Oppenheimer	20,151

Jan Tighe	4,802

Jessica Uhl	503

David Viniar(d)	19,776

Mark Winkelman	17,172

All directors, nominees, NEOs and other executive officers as a group (22 persons)(e)	345,142

(b)

Except as discussed in footnotes (c) and (d) below, all of our directors, nominees, NEOs and other executive officers have sole voting power and sole dispositive power over all shares of Common Stock beneficially owned by them. No individual director, nominee, NEO or other executive officer beneficially owned in excess of 1% of the outstanding Common Stock as of February 28, 2022. The group consisting of all directors, nominees NEOs and other executive officers as of February 28, 2022 beneficially owned approximately 0.57% of the outstanding shares of Common Stock (0.47% not including vested RSUs as of such date).

(c)

Excludes any shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement. As of February 28, 2022, each of Messrs. Solomon and Waldron was a party to our Shareholders’ Agreement and a member of our Shareholders’ Committee; however, each disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement, other than those specified above for each NEO individually. See Frequently Asked Questions—How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans? for a discussion of our Shareholders’ Agreement.

Includes shares of Common Stock beneficially owned by our NEOs indirectly through certain estate planning vehicles of our NEOs for which voting power and dispositive power is shared, through family trusts, the sole beneficiaries of which are immediate family members of our NEOs, and through private charitable foundations of which our NEOs are trustees, as follows: Mr. Solomon – 16,970 shares; similarly, with respect to Mr. Viniar – 314,979 shares. Each NEO or Mr. Viniar, as applicable, shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

(d)	All RSUs held by Mr. Viniar were received as compensation for his service as a non-employee director.

(e)

Includes an aggregate of 123,186 shares of Common Stock beneficially owned by these individuals indirectly through certain estate planning vehicles for which voting power and dispositive power is shared, an aggregate of 115,847 shares of Common Stock beneficially owned by family trusts, the sole beneficiaries of which are immediate family members of these individuals and an aggregate of 129,979 shares of Common Stock beneficially owned by the private charitable foundations of which certain of these individuals are trustees. Each of these individuals shares voting power and dispositive power over these shares and disclaims beneficial ownership of the shares held in family trusts and private charitable foundations.

Each current executive officer is a party to our Shareholders’ Agreement and disclaims beneficial ownership of the shares of Common Stock subject to our Shareholders’ Agreement that are owned by other parties to our Shareholders’ Agreement.

See Compensation Matters—Compensation Discussion and Analysis—Other Compensation Policies and Practices for a discussion of our executive stock ownership guidelines and retention requirements.

88	GOLDMAN SACHS	|	PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

BENEFICIAL OWNERSHIP—BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

Beneficial Owners of More Than Five Percent

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of February 28, 2022, the only persons known by us to be beneficial owners of more than 5% of Common Stock were as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED	PERCENT OF CLASS (%)

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	23,795,471(a)	7.0

State Street Corporation State Street Financial Center One Lincoln Street Boston, Massachusetts 02111	21,531,387(b)	6.4

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	26,131,505(c)	7.7

(a)

This information has been derived from the Schedule 13G filed with the SEC on February 5, 2013, Amendment No. 1 to such filing filed with the SEC on February 4, 2014, Amendment No. 2 to such filing filed with the SEC on February 9, 2015, Amendment No. 3 to such filing filed with the SEC on February 10, 2016, Amendment No. 4 to such filing filed with the SEC on January 24, 2017, Amendment No. 5 to such filing filed with the SEC on January 25, 2018, Amendment No. 6 to such filing filed with the SEC on February 4, 2019, Amendment No. 7 to such filing filed with the SEC on February 5, 2020, Amendment No. 8 to such filing filed with the SEC on January 29, 2021 and Amendment No. 9 to such filing filed with the SEC on February 1, 2022 by BlackRock, Inc. and certain subsidiaries. We and our affiliates engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, and provide ordinary course investment banking, lending or other financial services to, BlackRock, Inc. and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. Affiliates of BlackRock, Inc. are investment managers for certain investment options under our 401(k) Plan and certain GS Pension Plan assets. BlackRock’s affiliates’ engagement is unrelated to BlackRock’s Common Stock ownership. In addition, their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(b)

This information has been derived from the Schedule 13G filed with the SEC on February 12, 2021 and Amendment No. 1 to such filing filed with the SEC on February 14, 2022 by State Street Corporation and certain subsidiaries. We and our affiliates provide ordinary course financial advisory, lending, investment banking and other financial services to, and engage in ordinary course trading, brokerage, asset management or other transactions or arrangements with, State Street Corporation and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. State Street Global Advisors is an investment manager for certain investment options under our 401(k) Plan. State Street Global Advisors’ engagements are unrelated to State Street’s Common Stock ownership. Their fees resulted from arm’s-length negotiations, and we believe they are reasonable in amount and reflect market terms and conditions.

(c)

This information has been derived from the Schedule 13G filed with the SEC on February 10, 2016, Amendment No. 1 to such filing filed with the SEC on February 13, 2017, Amendment No. 2 to such filing filed with the SEC on February 9, 2018, Amendment No. 3 to such filing filed with the SEC on February 11, 2019, Amendment No. 4 to such filing filed with the SEC on February 12, 2020, Amendment No. 5 to such filing filed with the SEC on February 10, 2021 and Amendment No. 6 to such filing filed with the SEC on February 9, 2022 by The Vanguard Group and certain subsidiaries. We and our affiliates engage in ordinary course trading, arrangements relating to the placement of the firm’s investment funds, or other transactions or arrangements with, and may from time to time provide other ordinary course lending or other financial services to, The Vanguard Group and its affiliates, related entities and clients. These transactions are negotiated on arm’s-length bases and contain customary terms and conditions. The Vanguard Group is an investment manager to mutual funds that are investment options in our 401(k) Plan and certain tax qualified plans for employees of certain of our affiliates, including The 401(k) Savings Plan. The selection of the Vanguard mutual funds as investment options for each plan is unrelated to Vanguard’s Common Stock ownership. In the case of The 401(k) Savings Plan, a third-party investment manager who is not affiliated with GS is responsible for fund selection and selected the Vanguard mutual funds. We believe that the fees paid to The Vanguard Group through the Vanguard mutual funds are the same as the fees that are paid by the other holders of the same share classes of those funds.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	89

ADDITIONAL INFORMATION

Additional Information

How to Contact Us

Across our shareholder base there is a wide variety of viewpoints about matters affecting our firm. We meet and speak with our shareholders and other stakeholders throughout the year. Board-level engagement is led by our Lead Director, and may include other directors as appropriate.

OUR DIRECTORS	INVESTOR RELATIONS	BUSINESS INTEGRITY PROGRAM

Communicate with our directors, including our Lead Director, Committee Chairs or Independent Directors as a group

Mail correspondence to:

John F.W. Rogers

Secretary to the Board of Directors

The Goldman Sachs Group, Inc.

200 West Street

New York, NY 10282

Reach out to our Investor Relations team at any time Email: gs-investor-relations@gs.com Phone: (+1) 212-902-0300

You may contact us, or any member of our Board upon request, in each case in a confidential or anonymous manner, through the firm’s reporting hotline under our Policy on Reporting of Concerns Regarding Accounting and Other Matters

Phone:

(+1) 866-520-4056

Policy is available on our website
at www.gs.com/business-integrity-program

Corporate Governance and Other Materials Available on our Website

On our website (www.gs.com/shareholders) under the heading “Corporate Governance,” you can find, among other things, our:

∎	Restated Certificate of Incorporation

∎	Amended and Restated By-Laws

∎	Corporate Governance Guidelines

∎	Code of Business Conduct and Ethics

∎	Policy Regarding Director Independence Determinations

∎	Charters of our Audit, Compensation, Governance, Public Responsibilities and Risk Committees

∎	Compensation Principles

∎	Statement on Policy Engagement and Political Participation

∎	Information about our Business Integrity Program, including our Policy on Reporting of Concerns Regarding Accounting and Other Matters

∎	Sustainability Reporting (including Sustainability, People Strategy, SASB and TCFD reporting) and Environmental Policy Framework

∎	Report on Review of Arbitration Program

∎	Report on Vesting of Equity-Based Awards Due to Voluntary Resignation to Enter Government Service

∎	Statement on Human Rights and Statement on Modern Slavery and Human Trafficking

∎	Business Principles

∎	Business Standards Committee Report and Business Standards Committee: Impact Report

References to our website or other links to our publications or other information are provided for the convenience of our shareholders. None of the information or data included on our websites or accessible at these links is incorporated into, and will not be deemed to be a part of, this Proxy Statement or any of our other filings with the SEC.

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ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been an officer or employee of Goldman Sachs. No member of our Compensation Committee or our Board is, or was in 2021, an executive officer of another entity at which one of our executive officers serves, or served in 2021, on either the board of directors or the compensation committee. For information about related person transactions involving members of our Compensation Committee, see Certain Relationships and Related Transactions.

Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Our directors and executive officers are also required to furnish us with copies of all such Section 16(a) reports if not filed by the firm on their behalf. The reports are published on our website at www.gs.com/shareholders.

Based on a review of the copies of these reports, and on written representations from our reporting persons, we believe that all such Section 16(a) filing requirements applicable to our directors and executive officers were complied with during 2021.

Incorporation by Reference

Only the following sections of this Proxy Statement shall be deemed incorporated by reference into our 2021 Annual Report on Form 10-K in response to Part III, Items 10, 11, 12, 13 and 14 thereof: Corporate Governance—Item 1. Election of Directors—Our Directors; Corporate Governance—Item 1. Election of Directors—Independence of Directors; Corporate Governance—Structure of our Board and Governance Practices—Our Board Committees—Audit; Compensation Matters—Compensation Discussion and Analysis; Compensation Matters—Executive Compensation; Compensation Matters—Compensation Committee Report; Compensation Matters—Pay Ratio Disclosure; Compensation Matters—Non-Employee Director Compensation Program; Audit Matters—Item 3. Ratification of PwC as our Independent Registered Public Accounting Firm for 2022; Certain Relationships and Related Transactions; Beneficial Ownership; Additional Information—Compensation Committee Interlocks and Insider Participation; Additional Information—Section 16(a) Reports; Frequently Asked Questions—How do I obtain more information about Goldman Sachs? and Frequently Asked Questions—How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

To the extent that this Proxy Statement is incorporated by reference into any other filing by Goldman Sachs under either the U.S. Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report“ and “Report of our Audit Committee” (to the extent permitted by the rules of the SEC) will not be deemed incorporated into any such filing, unless specifically provided otherwise in such filing.

Other Business

As of the date hereof, there are no other matters that our Board intends to present, or has reason to believe others will present, at our Annual Meeting. If other matters come before our Annual Meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

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FREQUENTLY ASKED QUESTIONS

Frequently Asked Questions

What are some common terms and acronyms used in this Proxy Statement?

ANNUAL MEETING	Goldman Sachs Annual Meeting of Shareholders to be held on April 28, 2022

BVPS	Book Value Per Common Share

BY-LAWS	Amended and Restated By-Laws

CD&A	Compensation Discussion and Analysis

CET1	Common equity tier one capital

COMMON STOCK	Common shares of The Goldman Sachs Group, Inc.

CRO	Chief Risk Officer

EPS	Diluted Earnings Per Common Share

ESG	Environmental, social and governance

CLO	Chief Legal Officer

EXCHANGE ACT	U.S. Securities Exchange Act of 1934, as amended

EXECUTIVE LEADERSHIP TEAM, ELT	Our Chief Executive Officer (CEO), our Chief Operating Officer (COO) and our Chief Financial Officer (CFO)

FW COOK	Frederic W. Cook & Co., Inc.

GOLDMAN SACHS, OUR FIRM, WE, US, GS AND OUR	The Goldman Sachs Group, Inc., a Delaware corporation, and its consolidated subsidiaries

GOVERNANCE COMMITTEE	Corporate Governance and Nominating Committee

GS GIVES	Goldman Sachs Gives

HCM	Human Capital Management

IR	Investor Relations

MERIDIAN	Meridian Compensation Partners, LLC

NEO	Named Executive Officer. For 2021, our NEOs are: David Solomon, John Waldron, Stephen Scherr, Philip Berlinski and Kathryn Ruemmler

NYSE	New York Stock Exchange

PEERS	Our Peers consist of our U.S. Peers (Bank of America Corporation (BAC), Citigroup Inc. (C), JPMorgan Chase & Co. (JPM), Morgan Stanley (MS), The Bank of New York Mellon Corporation (BK), and Wells Fargo & Company (WFC)) and our European Peers (Barclays PLC (BARC), Credit Suisse Group AG (CS), Deutsche Bank AG (DB) and UBS Group AG (UBS))

PMD	Participating Managing Director

PROXY STATEMENT	Goldman Sachs Proxy Statement filed with the SEC in connection with the 2022 Annual Meeting

PSU	Performance-based RSU

PWC	PricewaterhouseCoopers LLP

ROE	Return on Average Common Shareholders’ Equity

ROTE	Return on Average Tangible Common Shareholders’ Equity

RSU	Restricted stock unit

SAY ON PAY VOTE	Our annual advisory vote to approve NEO compensation

SEC	U.S. Securities and Exchange Commission

SHARES AT RISK	Shares (generally after applicable tax withholding) that are subject to transfer restrictions, which generally prohibit the sale, transfer, hedging or pledging of underlying Shares at Risk, even if the NEO leaves our firm (subject to limited exceptions)

SVC AWARDS	Shareholder Value Creation Awards

TSR	Total Shareholder Return, including dividends reinvested without payment of any commission

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FREQUENTLY ASKED QUESTIONS

When and where is our Annual Meeting?

We will be holding our Annual Meeting on Thursday, April 28, 2022, at 8:30 a.m., New York time, at our offices at 200 West Street, New York, New York 10282.

How can I attend our Annual Meeting?

Shareholders as of the record date and/or their authorized representatives are permitted to attend our Annual Meeting in person by following the procedures in our Proxy Statement. Our Annual Meeting is handicap accessible, and hearing devices are available upon request. To help protect the health and safety of everyone involved, COVID-19 safety protocols will be in place at our Annual Meeting, and anyone wishing to gain admission to our Annual Meeting must comply with the safety protocols as described below.

Will our Annual Meeting be webcast?

Our Annual Meeting will be available through an audio-only webcast, which will be accessible to the public at www.gs.com/proxymaterials. Anyone can listen to the Annual Meeting through the webcast, but you will not be able to participate in the meeting.

What is included in our proxy materials?

Our proxy materials, which are available on our website at www.gs.com/proxymaterials, include:

∎	Our Notice of 2022 Annual Meeting of Shareholders;

∎	Our Proxy Statement; and

∎	Our 2021 Annual Report to Shareholders.

If you received printed versions of these materials by mail (rather than through electronic delivery), these materials also included a proxy card or voting instruction form.

How are we distributing our proxy materials?

To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with an SEC rule that permits us to provide proxy materials to our shareholders over the Internet. By March 18, 2022, we sent a Notice of Internet Availability of Proxy Materials to certain of our shareholders containing instructions on how to access our proxy materials online. If you received a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of our proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Shareholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2021 Annual Report to Shareholders, which will be sent on or about March 22, 2022.

How do I ask a question at our Annual Meeting?

Shareholders as of our record date who attend the Annual Meeting in person will be able to ask questions during the designated portion of our Annual Meeting, in accordance with our Rules of Conduct. Shareholders may be limited to three questions each to allow us the opportunity to answer other questions received.

How will proposals be presented at the Annual Meeting?

Our Chairman and CEO will chair our Annual Meeting and will present the Election of Directors and other management proposals as described herein. Each of the proponents of the shareholder proposals described herein (or their designated representative) will be provided with the opportunity to present their proposal at the meeting.

What do I need to bring to attend the Annual Meeting?

Photo Identification. Anyone wishing to gain admission to our Annual Meeting must provide a form of government-issued photo identification, such as a driver’s license or passport.

Proof of Ownership

∎	Shareholders of Record: No additional document regarding proof of ownership is required.

∎	Beneficial Owner of Shares Held in Street Name: You or your representative must bring an account statement, voting instruction form or legal proxy as proof of your ownership of shares as of the close of business on February 28, 2022.

Proof of COVID-19 Vaccination. Consistent with our current policy for our employees and visitors to our offices, you must provide proof that you are fully vaccinated (such as a vaccination card or digital or photo copy) to gain admission to the meeting. Please see “What are the safety protocols to attend the Annual Meeting?“ below for more detail.

Additional Documentation for an Authorized Representative. Any shareholder representative (for example, of an entity that is a shareholder) must also present satisfactory documentation evidencing his or her authority with respect to the shares.

We reserve the right to limit the number of representatives for any shareholder who may attend the meeting.

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FREQUENTLY ASKED QUESTIONS

Failure to follow any of these procedures may delay your entry into or prevent you from being admitted to our Annual Meeting. Please contact Beverly O’Toole at 1-212-357-1584 or Beverly.OToole@gs.com at least five business days in advance of our Annual Meeting if you would like to confirm you have proper documentation or if you have other questions about attending our Annual Meeting.

What are the safety protocols to attend the Annual Meeting?

In addition to bringing your government-issued photo identification, your proof of ownership and proof of vaccination, to help protect the health and safety of everyone involved, if you wish to attend our Annual Meeting you must comply with the safety protocols summarized below. Please note, these protocols may be updated in advance of our Annual Meeting based on updated information and any changes to federal, state or local guidance. Please refer to www.gs.com/proxymaterials for the most up to date information regarding our COVID-19 safety protocols.

Health Reminder: Anyone who is experiencing symptoms of COVID-19 (e.g., fever, sore throat, nasal congestion or cough) no matter how mild, should not attend the Annual Meeting regardless of vaccination status or test results. In this case, you may listen to our Annual Meeting webcast available at www.gs.com/proxymaterials.

Entry into Building & Proof of COVID-19 Vaccination Requirement. Annual Meeting attendees must enter through the designated Vesey Street entrance. Consistent with our current policy for our employees and visitors to our offices, you must provide proof that you are fully vaccinated. In addition to the physical vaccination record, digital or photo copies are acceptable.

If you are unable or unwilling to follow these safety protocols, we encourage you to listen to our Annual Meeting webcast. Information about the webcast can be found on our website at www.gs.com/proxymaterials.

Please contact Beverly O’Toole at 1-212-357-1584 or Beverly.OToole@gs.com at least five business days in advance of our Annual Meeting if you have questions about attending our Annual Meeting.

Who can vote at our Annual Meeting?

You can vote your shares of Common Stock at our Annual Meeting if you were a shareholder at the close of business on February 28, 2022, the record date for our Annual Meeting.

As of February 28, 2022, there were 337,924,987 shares of Common Stock outstanding, each of which entitles the holder to one vote for each matter to be voted on at our Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record. If your shares of Common Stock are registered directly in your name with our transfer agent, Computershare, you are considered a “shareholder of record” of those shares. You may contact our transfer agent (by regular mail or phone) at:

Computershare

P.O. Box 505000

Louisville, KY 40233-5000

U.S. and Canada: 1-800-419-2595

International: 1-201-680-6541

www.computershare.com

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, then you are a beneficial owner of shares held in street name. In that case, you will have received these proxy materials from the bank, brokerage firm, broker-dealer or other similar organization holding your account and, as a beneficial owner, you have the right to direct your bank, brokerage firm or similar organization as to how to vote the shares held in your account.

How do I vote?

To be valid, your vote by Internet, telephone or mail must be received by the deadline specified on the proxy card or voting information form, as applicable. Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting.

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FREQUENTLY ASKED QUESTIONS

	IF YOU ARE A SHAREHOLDER OF RECORD	IF YOU ARE A BENEFICIAL OWNER OF SHARES HELD IN STREET NAME

By Internet(a) (24 hours a day)	www.proxyvote.com	www.proxyvote.com

By Telephone(a) (24 hours a day)	1-800- 690- 6903	1-800-454-8683

By Mail	Return a properly executed and dated proxy card in the pre-paid envelope we have provided	Return a properly executed and dated voting instruction form by mail, depending upon the method(s) your bank, brokerage firm, broker-dealer or other similar organization makes available

At our Annual Meeting	Instructions on attending our Annual Meeting in person can be found above	To do so, you will need to bring a valid “legal proxy.” You can obtain a legal proxy by contacting your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares. Additional instructions on attending our Annual Meeting in person can be found above

(a)

Internet and telephone voting procedures are designed to authenticate shareholders’ identities, allow shareholders to give their voting instructions and confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with applicable legal requirements. Shareholders voting by Internet or telephone should understand that, while we and Broadridge Financial Solutions, Inc. (Broadridge) do not charge any fees for voting by Internet or telephone, there may still be costs, such as usage charges from Internet access providers and telephone companies, for which you are responsible.

Can I change my vote after I have voted?

You can revoke your proxy at any time before it is voted at our Annual Meeting, subject to the voting deadlines that are described on the proxy card or voting instruction form, as applicable.

You can revoke your vote:

∎	By voting again by Internet or by telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted);

∎	By signing and returning a new proxy card with a later date;

∎	By obtaining a “legal proxy” from your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold shares; or

∎	By attending and voting at our Annual Meeting.

You may also revoke your proxy by giving written notice of revocation to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, which must be received no later than 5:00 p.m., Eastern Time, on April 27, 2022. If you intend to revoke your proxy by providing such written notice, we advise that you also send a copy via email to Beverly.OToole@gs.com.

If your shares are held in street name, we also recommend that you contact your broker, bank or other nominee for instructions on how to change or revoke your vote.

Can I confirm that my vote was cast in accordance with my instructions?

Shareholder of Record. Our shareholders have the opportunity to confirm that their vote was cast in accordance with their instructions. Vote confirmation is consistent with our commitment to sound corporate governance practices and a key means to increase transparency. Vote confirmation is available 24 hours after your vote is received beginning on April 13, 2022, with the final vote tabulation available through June 28, 2022. You may confirm your vote whether it was cast by proxy card, electronically or telephonically. To obtain vote confirmation, log onto www.proxyvote.com using the control number we have provided to you and receive confirmation on how your vote was cast.

Beneficial Owner of Shares Held in Street Name.

If your shares are held in an account at a bank, brokerage firm, broker-dealer or other similar organization, the ability to confirm your vote may be affected by the rules and procedures of your bank, brokerage firm, broker-dealer or other similar organization and the confirmation will not confirm whether your bank or broker allocated the correct number of shares to you.

How can I obtain an additional proxy card?

Shareholders of record can contact our Investor Relations team at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com.

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FREQUENTLY ASKED QUESTIONS

If you hold your shares of Common Stock in street name, contact your account representative at the bank, brokerage firm, broker-dealer or other similar organization through which you hold your shares.

How will my shares be voted if I do not vote in person at the Annual Meeting?

The proxy holders (that is, the persons named as proxies on the proxy card) will vote your shares of Common Stock in accordance with your instructions at the Annual Meeting (including any adjournments or postponements thereof).

How will my shares be voted if I do not give specific voting instructions?

Shareholders of Record. If you indicate that you wish to vote as recommended by our Board or if you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at our Annual Meeting. Although our Board does not anticipate that any of the director nominees will be unable to stand for election as a director nominee at our Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be recommended by our Governance Committee and designated by our Board.

Beneficial Owners of Shares Held in Street Name.

If your bank, brokerage firm, broker-dealer or other similar organization does not receive specific voting instructions from you, how your shares may be voted will depend on the type of proposal.

∎	Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, NYSE rules provide that brokers (other than brokers that are affiliated with Goldman Sachs) that have not received voting instructions from their customers 10 days before the meeting date may vote their customers’ shares in the brokers’ discretion on the ratification of our independent registered public accounting firm. This is known as broker-discretionary voting.

»	If your broker is Goldman Sachs & Co. LLC or another affiliate of ours, NYSE policy specifies that, in the absence of your specific voting instructions, your shares of Common Stock may only be voted in the same proportion as other shares are voted with respect to the proposal.
»	For shares of Common Stock held in retail accounts at Goldman Sachs & Co. LLC for which specific voting instructions are not received, we will vote such shares in proportion to the voted shares of Common Stock in retail accounts at Goldman Sachs & Co. LLC.

∎	All other matters. All other proposals are “non-discretionary matters” under NYSE rules, which means your bank, brokerage firm, broker-dealer or other similar organization may not vote your shares without voting instructions from you. Therefore, you must give your broker instructions in order for your vote to be counted.

Participants in our 401(k) Plan. If you sign and return the voting instruction form but otherwise leave it blank or if you do not otherwise provide voting instructions to the 401(k) Plan trustee by mail, Internet or telephone, your shares will be voted in the same proportion as the shares held under the 401(k) Plan for which instructions are received, unless otherwise required by law.

What is a Broker Non-Vote?

A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to the ratification of the appointment of our independent registered public accounting firm but does not vote on non-discretionary matters because you did not provide voting instructions on these matters.

What is the quorum requirement for our Annual Meeting?

A quorum is required to transact business at our Annual Meeting. The holders of a majority of the outstanding shares of Common Stock as of February 28, 2022, present in person or represented by proxy and entitled to vote, will constitute a quorum. Abstentions and broker non-votes are treated as present for quorum purposes.

If I abstain, what happens to my vote?

If you choose to abstain from voting on the Election of Directors, your abstention will have no effect, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST.

If you choose to abstain from voting on any other matter at our Annual Meeting, your abstention will be counted as a vote AGAINST the proposal, as the required vote is calculated through the following calculation: votes FOR divided by the sum of votes FOR plus votes AGAINST plus votes ABSTAINING.

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FREQUENTLY ASKED QUESTIONS

Who counts the votes cast at our Annual Meeting?

Representatives of Broadridge will tabulate the votes cast at our Annual Meeting, and American Election Services, LLC will act as the independent inspector of election.

How is voting affected by shareholders who participate in certain Goldman Sachs Partner Compensation plans?

Employees of Goldman Sachs who participate in the PCP are “covered persons” under our Shareholders’ Agreement. Our Shareholders’ Agreement governs, among other things, the voting of shares of Common Stock owned by each covered person directly or jointly with a spouse (but excluding shares acquired under our 401(k) Plan). Shares of Common Stock subject to our Shareholders’ Agreement are called “voting shares.”

Our Shareholders’ Agreement requires that before any of our shareholders vote, a separate, preliminary vote is held by the persons covered by our Shareholders’ Agreement. In the election of directors, all voting shares will be voted in favor of the election of the director nominees receiving the highest numbers of votes cast by the covered persons in the preliminary vote. For all other matters, all voting shares will be voted in accordance with the majority of the votes cast by the covered persons in the preliminary vote.

If you are a party to our Shareholders’ Agreement, you previously gave an irrevocable proxy to our Shareholders’ Committee to vote your voting shares at our Annual Meeting in accordance with the preliminary vote, and to vote on any other matters that may come before our Annual Meeting as the proxy holder sees fit in a manner that is not inconsistent with the preliminary vote and that does not frustrate the intent of the preliminary vote.

As of February 28, 2022, 9,362,045 shares of Common Stock were beneficially owned by the parties to the Shareholders’ Agreement. Each person who is a party to our Shareholders’ Agreement disclaims beneficial ownership of the shares subject to the agreement that are owned by any other party. As of February 28, 2022, 8,669,230 of the outstanding shares of Common Stock that were held by parties to our Shareholders’ Agreement were subject to the voting provisions of our Shareholders’ Agreement (representing approximately 2.57% of the outstanding shares entitled to vote at our Annual Meeting). The preliminary vote with respect to the voting shares will be concluded on or about April 15, 2022.

Other than this Shareholders’ Agreement (which covers our Chairman and CEO, who is also a director), there are no voting agreements by or among any of our directors.

Where can I find the voting results of our Annual Meeting?

We expect to announce the preliminary voting results at our Annual Meeting. The final voting results will be reported in a Current Report on Form 8-K that will be posted on our website.

What vote is required for adoption or approval of each matter to be voted on?

PROPOSAL	VOTE REQUIRED	DIRECTORS’ RECOMMENDATION

Election of Directors	Majority of the votes cast FOR or AGAINST (for each director nominee)	FOR all nominees Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the election of our director nominees

Advisory Vote to Approve Executive Compensation (Say on Pay)	Majority of the shares present in person or represented by proxy	FOR the resolution approving the Executive Compensation of our NEOs Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the resolution

Ratification of PwC as our Independent Registered Public Accounting Firm for 2022	Majority of the shares present in person or represented by proxy	FOR the ratification of the appointment of PwC Unless a contrary choice is specified, proxies solicited by our Board will be voted FOR the ratification of the appointment

Shareholder Proposals	Majority of the shares present in person or represented by proxy (for each shareholder proposal)	AGAINST each shareholder proposal Unless a contrary choice is specified, proxies solicited by our Board will be voted AGAINST each shareholder proposal

When will Goldman Sachs next hold an advisory vote on the frequency of Say on Pay votes?

The next advisory vote on the frequency of Say on Pay votes will be held at our 2023 Annual Meeting of Shareholders.

How do I obtain more information about Goldman Sachs?

A copy of our 2021 Annual Report to Shareholders accompanies this Proxy Statement. You also may obtain, free of charge, a copy of that document, our

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FREQUENTLY ASKED QUESTIONS

2021 Annual Report on Form 10-K, our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Director Independence Policy and the charters for our Audit, Compensation, Governance, Public Responsibilities and Risk Committees by writing to: The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations; email: gs-investor-relations@gs.com.

These documents, as well as other information about Goldman Sachs, are also available on our website at www.gs.com/shareholders.

How do I inspect the list of shareholders of record?

A list of the shareholders of record as of February 28, 2022 will be available for inspection during ordinary business hours at our headquarters at 200 West Street, New York, New York 10282, from April 18, 2022 to April 27, 2022, as well as at our Annual Meeting.

What are my choices for casting my vote on each matter to be voted on?

PROPOSAL	VOTING OPTIONS	EFFECT OF ABSTENTIONS	BROKER DISCRETIONARY VOTING ALLOWED?	EFFECT OF BROKER NON-VOTES

Election of Directors	FOR, AGAINST or ABSTAIN (for each director nominee)	No effect - not counted as a “vote cast”	No	No effect

Advisory Vote to Approve Executive Compensation (Say on Pay)	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	No	No effect

Ratification of PwC as our Independent Registered Public Accounting Firm for 2022	FOR, AGAINST or ABSTAIN	Treated as a vote AGAINST the proposal	Yes	Not applicable

Shareholder Proposals	FOR, AGAINST or ABSTAIN (for each shareholder proposal)	Treated as a vote AGAINST the proposal	No	No effect

How do I sign up for electronic delivery of proxy materials?

This Proxy Statement and our 2021 Annual Report to Shareholders are available on our website at: www.gs.com/proxymaterials. If you would like to help reduce our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. You may do so when you vote through www.proxyvote.com or at www.investordelivery.com and by following the instructions.

Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

Who pays the expenses of this proxy solicitation?

Our proxy materials are being used by our Board in connection with the solicitation of proxies for our Annual Meeting. We pay the expenses of the preparation of proxy materials and the solicitation of proxies for our Annual Meeting. In addition to the solicitation of proxies by mail, certain of our directors, officers or employees may solicit telephonically, electronically or by other means of communication.

Our directors, officers and employees will receive no additional compensation for any such solicitation. We have also hired Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, Connecticut 06902, to assist in the solicitation and distribution of proxies, for which they will receive a fee of $25,000, as well as reimbursement for certain out-of-pocket costs and expenses. We will reimburse brokers, including Goldman Sachs & Co. LLC, and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners.

What is “householding”?

In accordance with a notice sent to certain street name shareholders of Common Stock who share a single address, shareholders at a single address will receive only one copy of this Proxy Statement and our 2021 Annual Report to Shareholders unless we have previously received contrary instructions. This practice, known as “householding,” is designed to reduce our printing and postage costs. We currently do not “household” for shareholders of record.

If your household received a single set of proxy materials, but you would prefer to receive a separate copy of this Proxy Statement or our 2021 Annual

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FREQUENTLY ASKED QUESTIONS

Report to Shareholders, you may contact us at The Goldman Sachs Group, Inc., 200 West Street, 29th Floor, New York, New York 10282, Attn: Investor Relations, telephone: 1-212-902-0300, email: gs-investor-relations@gs.com, and we will deliver those documents to you promptly upon receiving the request.

You may request or discontinue householding in the future by contacting the broker, bank or similar institution through which you hold your shares. You may also change your householding preferences through the Broadridge Householding Election system at 1-866-540-7095 using the control number we have provided to you.

How can I recommend a director candidate to our Governance Committee?

Our Governance Committee welcomes candidates recommended by shareholders and will consider these candidates in the same manner as other candidates.

Shareholders who wish to recommend director candidates for consideration by our Governance Committee may do so by submitting in writing such candidates’ names to John F.W. Rogers, Secretary to the Board of Directors, at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282.

How can I submit a Rule 14a-8 shareholder proposal at the 2023 Annual Meeting of Shareholders?

Shareholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2023 Annual Meeting of Shareholders must submit their proposals to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282. Proposals must be received on or before Friday, November 18, 2022. As the rules of the SEC make clear, however, simply submitting a proposal does not guarantee its inclusion.

How can I submit nominees (such as through proxy access) or shareholder proposals in accordance with our By-Laws?

Shareholders who wish to submit a “proxy access” nomination for inclusion in our proxy statement in connection with our 2023 Annual Meeting of Shareholders may do so by submitting in writing a Nomination Notice, in compliance with the procedures and along with the other information required by our By-Laws, to John F.W. Rogers, Secretary to the Board of Directors, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282 no earlier than October 19, 2022 and no later than November 18, 2022.

In accordance with our By-Laws, for other matters (including director nominees not proposed pursuant to proxy access) not included in our proxy materials to be properly brought before the 2023 Annual Meeting of Shareholders, a shareholder’s notice of the matter that the shareholder wishes to present must be delivered to John F.W. Rogers, Secretary to the Board of Directors, in compliance with the procedures and along with the other information required by our By-Laws, via email at shareholderproposals@gs.com or by mail at The Goldman Sachs Group, Inc., 200 West Street, New York, New York 10282, not less than 90 nor more than 120 days prior to the first anniversary of the 2022 Annual Meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our By-Laws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than December 29, 2022 and no later than January 28, 2023.

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	99

ANNEX A: CALCULATION OF NON-GAAP MEASURES

Annex A: Calculation of Non-GAAP Measures

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity

ROE is calculated by dividing net earnings applicable to common shareholders by average monthly common shareholders’ equity. ROTE is calculated by dividing net earnings applicable to common shareholders by average monthly tangible common shareholders’ equity (tangible common shareholders’ equity is calculated as total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets). Management believes that ROTE is meaningful because it measures the performance of businesses consistently, whether they were acquired or developed internally, and that tangible common shareholders’ equity is meaningful because it is a measure that the firm and investors use to assess capital adequacy. ROTE and tangible common shareholders’ equity are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies.

The table below presents a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

UNAUDITED ($ IN MILLIONS)	AVERAGE FOR THE YEAR ENDED DECEMBER 31, 2021

Total shareholders’ equity	101,705

Preferred stock	(9,876)

Common shareholders’ equity	91,829

Goodwill	(4,327)

Identifiable intangible assets	(536)

Tangible common shareholders’ equity	86,966

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS A-1

ANNEX B: ADDITIONAL DETAILS ON DIRECTOR INDEPENDENCE

Annex B: Additional Details on Director Independence

Set forth below is detailed information regarding certain categories of transactions reviewed and considered by our Governance Committee and our Board in making independence determinations, which our Board has determined are immaterial under our Director Independence Policy.

CATEGORY (Revenues, payments or donations by our firm must not exceed the greater of $1 million or 2% of the entity’s consolidated gross revenues)	POSITION DURING 2021	DIRECTOR	PERCENT OF 2021 CGR

Ordinary Course Business Transactions (last 3 years) Between Goldman Sachs and an entity with which a director or his or her immediate family member is or was affiliated as specified	Executive Officer (for-profit entity)	∎ Harris ∎ Mittal and his family member(s) ∎ Ogunlesi ∎ Uhl	Aggregate 2021 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.2% of such other entity’s 2021 consolidated gross revenues

	Employee (for profit entity)	None	N/A

	Officer/Employee (not-for-profit entity)	Faust	Aggregate 2021 revenues to us from, or payments by us to, any such entity, if any, in each case did not exceed 0.2% of such other entity’s 2021 consolidated gross revenues

Charitable Donations (during 2021) Made in the ordinary course by Goldman Sachs (including our matching gift program), The Goldman Sachs Foundation or the donor advised funds under GS Gives program	Officer/ Employee/ Trustee/Board Member (not-for- profit entity)	Generally all independent directors and certain of their family members	Aggregate 2021 donations by us to such organization, if any, in each case did not exceed $285,000 or did not exceed 0.5% of such other organization’s 2021 consolidated gross revenues

Client Relationships (last 3 years)

Director or his or her immediate family member is a client on substantially the same terms as other similarly situated clients (for example, brokerage accounts and investment in funds managed or sponsored by us in those accounts)

N/A

∎   Burns and her family member(s)

∎    Kullman and her family member(s)

∎   Mittal and his family member(s)

∎    Ogunlesi and his family member(s)

∎   Oppenheimer and his family member(s)

∎    Tighe and her family member(s)

∎   Winkelman and his family member(s)

Aggregate 2021 revenues to us from each of these accounts did not exceed 0.01% of our 2021 consolidated gross revenues

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS	|	GOLDMAN SACHS	B-1

DIRECTIONS TO OUR 2022 ANNUAL MEETING OF SHAREHOLDERS

Directions to our 2022 Annual Meeting of Shareholders

The Goldman Sachs Group, Inc.

200 West Street, Auditorium (Vesey Street Entrance)

New York, New York, 10282

PUBLIC TRANSPORTATION

200 West Street is in walking distance from multiple MTA subway lines, the PATH train and the NY Waterway ferry.

Subway Options:

∎	Take the 4, 5, J or Z train to Fulton Street (Broadway or Nassau)

∎	Take the 1, 2, or 3 train to Chambers Street (West Broadway)

∎	Take the E train to World Trade Center

∎	Take the A or C train to Chambers Street (Church Street)

∎	Take the R train to City Hall (Broadway)

By PATH

∎	Take the PATH to World Trade Center

By Ferry

∎	Take the NY Waterway ferry to Brookfield Place/Battery Park City/World Financial Center

DRIVING DIRECTIONS

From Points North, South and West:

∎	I-95 (New Jersey Turnpike) to Exit 14 A-C toward I-78 E/Holland Tunnel

∎	Merge onto I-78 E/Holland Tunnel to New York

∎	Take Exit 1 for NY 9A/West Street and merge onto Laight Street, 3 blocks to West Street

∎	Turn left onto West Street, 6 blocks to 200 West

From Points East:

∎	Take the Brooklyn Bridge to Manhattan (via I-278 W, Exit 29 to Tillary Street)

∎	Exit Park Row S and continue onto Park Row, 2 blocks

∎	Turn right onto Barclay Street, 4 blocks to West Street

∎	Turn right on West Street, 1 block to Murray Street

∎	Turn left on Murray Street (crossing over West Street) to 200 West

Parking is available at Icon Parking at 2 River Terrace

PROXY STATEMENT FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS | GOLDMAN SACHS C-1

This proxy is printed using vegetable-based inks on chlorine free paper that contains recycled content, is FSC® certified and made with 10% post-consumer waste.

FSC www.fsc.org MIX Paper from responsible sources FSC® C132107

THE GOLDMAN SACHS GROUP, INC.

200 WEST STREET

NEW YORK, NEW YORK 10282

THE GOLDMAN SACHS GROUP, INC.

ANNUAL MEETING FOR HOLDERS

AS OF 2/28/22 TO BE HELD ON 4/28/22

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 25, 2022 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to complete an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions (i) for shares held through our 401(k) plan, up until 5:00 p.m. Eastern Time on April 25, 2022 and (ii) for all other shares, up until 11:59 p.m. Eastern Time on April 27, 2022. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy at your earliest convenience and in any event by April 20, 2022 to ensure timely receipt.

If you vote by Internet or by telephone, please do NOT mail back the proxy card below.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D66097-Z81147-Z81148-P62747                     KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE GOLDMAN SACHS GROUP, INC.

Matters to be voted on:

The Board of Directors recommends you vote FOR proposal 1:			For	Against	Abstain

1.	Election of Directors		¯

	1a.	Michele Burns	☐	☐	☐

	1b.	Drew Faust	☐	☐	☐

	1c.	Mark Flaherty	☐	☐	☐

	1d.	Kimberley Harris	☐	☐	☐

	1e.	Ellen Kullman	☐	☐	☐

	1f.	Lakshmi Mittal	☐	☐	☐

	1g.	Adebayo Ogunlesi	☐	☐	☐

	1h.	Peter Oppenheimer	☐	☐	☐

	1i.	David Solomon	☐	☐	☐

	1j.	Jan Tighe	☐	☐	☐

	1k.	Jessica Uhl	☐	☐	☐

	1l.	David Viniar	☐	☐	☐

	1m.	Mark Winkelman	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2-3:		For	Against	Abstain
¯

2.	Advisory Vote to Approve Executive Compensation (Say on Pay)	☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2022	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposals 4-7:		For	Against	Abstain
¯
4.	Shareholder Proposal Regarding Charitable Giving Reporting	☐	☐	☐

5.	Shareholder Proposal Regarding a Policy for an Independent Chair	☐	☐	☐

6.	Shareholder Proposal Regarding a Policy to Ensure Lending and Underwriting do not Contribute to New Fossil Fuel Development	☐	☐	☐

7.	Shareholder Proposal Regarding Special Shareholder Meeting Thresholds	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Notice and Proxy Statement and the 2021 Annual Report to Shareholders are available at: www.proxyvote.com

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D66098-Z81147-Z81148-P62747

THE GOLDMAN SACHS GROUP, INC. ANNUAL MEETING: APRIL 28, 2022 This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints David Solomon and Adebayo Ogunlesi, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote for, and on behalf of, the undersigned as designated on the reverse side at the 2022 Annual Meeting of Shareholders to be held on April 28, 2022 and at any adjournment or postponement thereof. Other than with respect to shares held through The Goldman Sachs 401(k) Plan, the undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual Meeting and at any adjournment or postponement thereof. Receipt of the Notice of the 2022 Annual Meeting of Shareholders, the Proxy Statement in connection with such meeting and the 2021 Annual Report to Shareholders is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed by you. If you sign and return (or submit electronically) this proxy but do not give any direction, this proxy will be voted “FOR” Proposals (1), (2) and (3), “AGAINST” Proposals (4), (5), (6) and (7) and in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Unless otherwise specified, in order for your vote to be submitted by proxy, you must (i) properly complete the Internet or telephone voting instructions or (ii) properly complete and return this proxy in order that, in either case, your vote is received no later than 11:59 p.m. Eastern Time on April 27, 2022.

Parties to the Goldman Sachs Shareholders’ Agreement should refer to the e-mail notice that accompanied the proxy card for information regarding the authorization granted by the proxy card.

Special instructions with respect to shares held through The Goldman Sachs 401(k) Plan. This proxy also provides voting instructions for shares held by The Bank of New York Mellon Corporation, Trustee of the Goldman Sachs Stock Fund under The Goldman Sachs 401(k) Plan, and authorizes and directs the Trustee to vote in person or by proxy all shares credited to the undersigned’s account as of the February 28, 2022 record date. You must indicate how the shares allocated to your account are to be voted by the Trustee by Internet or telephone or by completing and returning this form no later than 5:00 p.m. Eastern Time on April 25, 2022. If you (i) sign and return (or submit electronically) this form but do not give any direction or (ii) fail to sign and return (or submit electronically) this form or vote by Internet or telephone, the shares allocated to your account will be voted in the same proportion as the shares held under the Plan for which instructions are received, unless otherwise required by law.

Submitting your proxy via the Internet or by telephone or mail will not affect your right to vote should you decide to attend and vote at the Annual Meeting.